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Filed pursuant to Rule 424(b)(3)
Registration No. 333-129179

PROSPECTUS

NATIONAL MENTOR, INC.
a direct subsidiary of
NATIONAL MENTOR HOLDINGS, INC.

EXCHANGE OFFER FOR
$150,000,000
9 5/8% SENIOR SUBORDINATED NOTES DUE 2012

We are offering to exchange:
up to $150,000,000 of our new 9 5/8% Senior Subordinated Notes due 2012, Series B
for a like amount of our outstanding 9 5/8% Senior Subordinated Notes due 2012.
Material Terms of Exchange Offer

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

  •
  The exchange notes will be unconditionally guaranteed on an unsecured senior subordinated basis by each of our domestic subsidiaries, other than certain excluded subsidiaries.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

  •
  You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on December 12, 2005, unless extended.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

  •
  We will not receive any proceeds from the exchange offer.

        For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 14 of this prospectus.

        Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 10, 2005

        We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

        Until May 9, 2006, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

TABLE OF CONTENTS

Market, Ranking and Other Data	i
Summary	1
Risk Factors	14
Forward-Looking Statements	26
Exchange Offer	27
Use of Proceeds	34
Capitalization	35
Selected Historical Consolidated Financial Data	36
Management's Discussion and Analysis of Financial Condition and Results of Operations	37
Business	51
Management	67
Security Ownership of Principal Shareholders and Management	75
Certain Relationships and Related Transactions	76
Description of Senior Credit Facilities	80
Description of Notes	83
Certain U.S. Federal Income Tax Considerations	131
Plan of Distribution	137
Legal Matters	138
Experts	138
Where You Can Find Additional Information	138
Index to Financial Statements	F-1

MARKET, RANKING AND OTHER DATA

        The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on published and unpublished industry sources or on our estimates based on our management's knowledge and experience in the markets in which we operate. References to "Braddock" are to research reports prepared by Dr. David Braddock, Executive Director of the Coleman Institute for Cognitive Disabilities and Associate Vice President of the University of Colorado (CU) System. These reports include the 2005 "The State of the States in Developmental Disabilities" (Preliminary Report) and "The State of the States in Developmental Disabilities: 2004," a presentation to us dated May 24, 2004. We also have included data from other industry reports. Our estimates have been based on these reports as well as information obtained from our clients, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. As used herein, references to "MENTOR," "we," "us" and "our" are to National MENTOR Holdings, Inc. and its subsidiaries, references to the "issuer" are to National MENTOR, Inc., exclusive of its subsidiaries, and references to "Holdings" are to National MENTOR Holdings, Inc., exclusive of its subsidiaries. Unless the context otherwise requires, the financial information of MENTOR presented herein is the financial information of Holdings on a consolidated basis together with its subsidiaries.

        Our fiscal year ends on September 30. We refer to the fiscal year ended September 30, 2005 as "fiscal 2005," the fiscal year ended September 30, 2004 as "fiscal 2004," the fiscal year ended September 30, 2003 as "fiscal 2003," the fiscal year ended September 30, 2002 as "fiscal 2002" and the seven months ended September 30, 2001 together with the five months ended February 28, 2001 as "fiscal 2001."

Company Overview

        We are a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. We provide our services in small group home, host home, in-home or non-residential settings that are designed to promote our clients' independence and participation in the community. Our customized services offer our clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.

        Currently, we provide our services to approximately 19,800 clients in 29 states through approximately 15,000 full time equivalent employees, as well as a pool of approximately 5,100 independently contracted "Mentors." We derived approximately 94% of our revenues from state and county government payors during fiscal 2004, with total net revenues of $648.5 million and net income of $10.2 million during this period. We derived approximately 94% of our revenues from state and county government payors during the nine months ended June 30, 2005, with total net revenues of $515.3 million and net income of $10.1 million during this period. We have complemented our organic growth by the strategic acquisitions of philosophically compatible providers. In May 2003, we acquired REM, Inc., one of the largest providers of MR/DD services in the United States, which has since been integrated into our operations. We have grown our net revenues from $88.3 million in fiscal 1997 to $648.5 million in fiscal 2004.

        We provide services to three population groups:

        Mental Retardation/Developmental Disability (MR/DD).    The largest part of our business is the delivery of quality living services to individuals with mental retardation or a developmental disability. We provide services to these clients in both residential and non-residential settings. Our residential settings include small group homes and intermediate care facilities for individuals with mental retardation or developmental disabilities (ICFs-MR), most of which house six people or less, "host homes," in which a client lives in the home of one of our trained Mentors, and in-home settings, in which we support our clients' independence with 24 hour support in their own homes. Our non-residential services consist primarily of day programs and periodic services in various settings. The MR/DD services we provide include residential support, vocational services, day habilitation and case management. As of June 30, 2005, we had MR/DD programs in 26 states. For fiscal 2004, our MR/DD services generated revenues of $481.7 million, representing approximately 74% of our net revenues, and for the nine months ended June 30, 2005, our MR/DD services generated revenues of $371.7 million, representing approximately 72% of our net revenues. We received substantially all of our revenues for MR/DD services from state and county government payors during the same periods.

        Children and Families at Risk.    We provide a variety of services to children with severe emotional, developmental and behavioral disorders, medical complexities and youth under the auspices of the juvenile justice system, all of whom we refer to as at-risk youth (ARY). At September 30, 2004 and at June 30, 2005, approximately 84% and 83%, respectively, of our ARY services were provided in a host home setting, in which a child is placed in the home of one of our Mentors. We also work with state and county youth services agencies to provide family-based services designed to support family preservation and family reunification. These services either preempt the need for out-of-home care or provide at-risk families with the support they need to reunify upon discharge from our programs. Our other ARY services include case management, adoption assistance and education services. As of June 30, 2005, we had ARY programs in 20 states. For fiscal 2004, our ARY services generated revenues of $100.6 million, representing approximately 16% of our net revenues, and for the nine months ended June 30, 2005, our ARY services generated revenues of $88.6 million, representing approximately 17% of our net revenues. We received substantially all of our revenues for ARY services from state and county government payors during the same periods.

        Acquired Brain Injury (ABI).    We define acquired brain injury (ABI) as injury to the brain sustained after birth that is not related to a congenital disorder, a developmental disability or a process which progressively damages the brain. We provide post-acute ABI services in small group homes, as well as through in-home support and in non-residential settings. These services include neurorehabilitation, neurobehavioral rehabilitation and assisted living services. As of June 30, 2005, we had ABI programs in nine states serving clients referred to us from 26 states. For fiscal 2004, our ABI services generated revenues of $35.1 million, representing approximately 5% of our net revenues, and for the nine months ended June 30, 2005, our ABI services generated revenues of $28.0 million, representing approximately 5% of our revenues. During the same periods, we received approximately 61% of our ABI revenues from state and county government payors and approximately 39% from private payors.

Competitive Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of home and community-based services to our three population groups: individuals with MR/DD, at-risk youth and their families and persons with acquired brain injury.

        National Platform with Diverse Payor Mix.    We serve clients in 29 states, which comprise approximately 75% of the United States population, although we do not operate in all regions of those states. In addition, our diverse base of state and county purchasing entities stabilizes our revenue base and mitigates the impact of changes in rates or reimbursement policies in any particular state or county.

        Client-Oriented Care Model.    We specialize in adapting our service offerings to a wide range of intensities of care. We believe that our expertise in customized home and community-based services has allowed us to capitalize on the industry's continued shift away from institutional care models.

        Strong and Stable Cash Flow.    According to Braddock, advances in medical technology have increased the life expectancy of the MR/DD population from 19 years in the 1930s to 59 years in the 1970s and 66 years in 1993, further increasing our clients' expected length of care. In many cases, our clients remain in our homes for the remainder of their lives.

        Flexible Cost Structure.    In many cases we use contract workers rather than full-time employees, many of whom are paid a per diem amount. Additionally, we operate most of our group homes under lease arrangements, more than half of which have terms of two years or less. Our national scope and scale have also enabled us to implement best practices across our organization and leverage economies of scale in various direct and indirect costs, resulting in lower overall costs.

        Experienced Management Team and Equity Sponsor.    Our management team has extensive public and private sector experience in human services. Our senior management team has been with us for an average of 11 years and averages approximately 20 years in the human services industry. Many of our senior managers have previously held leadership positions as policy makers, fiscal managers and service providers in our industry. In addition, our equity sponsor, Madison Dearborn, has considerable experience making investments in a wide variety of industries.

Our Strategy

        The primary aspects of our strategy include the following:

        Capitalize on Favorable and Demographic Industry Trends.    According to Braddock, total public spending for MR/DD services in the United States has grown from $34.5 billion in 2002 to $38.6 billion in 2004, the most recent year for which data is available, while spending for public and private institutions serving more than 16 persons has declined during the same period. In addition, the aging of the "baby boom" generation is expected to reduce the number of family caregivers for people with MR/DD.

        Expand Our Services in New and Existing Markets.    We intend to continue to expand into new territories and develop complementary services in existing locations. We often seek new program starts through the signing of an anchor contract in a new state or region with the intention of leveraging the initial contract to expand geographically, by service line or by model. We also cross-sell programs, starting new service lines in states where we have established ourselves in other services lines. Since the inception of the new start program in fiscal 2002, we have 73 new starts operating, including 33 which launched in fiscal 2005. We intend to pursue new program starts and cross-selling opportunities aggressively.

        Leverage Our National Resources.    We intend to develop and implement best practices across our national network and to offer a broad continuum of care, including serving clients with the most severe disabilities. We also intend to continue to invest in company-wide training programs and systems for quality control and incident reporting.

        Continue to Strengthen Our Third-Party Payor Relationships.    Our relationships with state and local government agencies and not-for-profit organizations such as Alliance Health and Human Services, Inc. have enabled us to gain contract referrals and to cross-sell new services into existing markets, as well as to leverage "local knowledge" to increase quality on a cost-effective basis. We intend to continue to strengthen these relationships by developing innovative programs and integrating payment systems.

        Selectively Pursue Acquisitions.    Our management team has successfully integrated 32 acquisitions since 1997. Of these acquisitions, 31 were small, strategic acquisitions that we folded into our existing operations. In addition, in May 2003, we acquired REM, Inc., one of the largest providers of services to the MR/DD population in the United States. We intend to continue to pursue strategic acquisitions that can be readily integrated into our existing operations.

The Refinancing

        Concurrently with the offering of the outstanding notes, we amended and restated our then-existing senior credit facilities. We refer to the amended and restated senior credit facilities as the "senior credit facilities." The senior credit facilities consist of a six-year $80.0 million revolving credit facility and a seven-year $175.0 million term loan B facility.

        We used the proceeds of the offering of the outstanding notes, cash on hand and borrowings under the senior credit facilities to:

  •
  repay all amounts owing under our then-existing senior credit facilities;

  •
  repay the subordinated notes issued by Holdings to the former stockholders of REM, Inc. in connection with our acquisition of REM in May 2003, which we refer to as the "REM seller notes," and the subordinated notes issued by Holdings to Madison Dearborn in 2001, which we refer to as the "MDP subordinated notes;"

  •
  redeem the outstanding preferred stock of Holdings;

  •
  fund an escrow account in order to provide a source of payment for net amounts that may be owing (after deducting amounts to which we are entitled under our right of offset) under a promissory note issued by Holdings to Magellan Public Network, Inc. in connection with the acquisition of our company from Magellan in 2001, which we refer to as the "Magellan note;"

  •
  pay certain deferred compensation obligations; and

  •
  pay transaction fees and expenses.

        We refer to these transactions, collectively, as the "Refinancing."

Corporate Structure

        The following chart summarizes our organizational structure, common equity ownership (based on shares currently outstanding) and our principal indebtedness on June 30, 2005:

(1)
The guarantors of the notes offered hereby also guarantee our senior credit facilities on a senior basis.

(2)
Pursuant to an intercreditor agreement entered into in connection with our acquisition from Magellan in 2001, our repayment of certain indebtedness in connection with the Refinancing is prohibited unless the Magellan note is repaid in full. We elected not to repay the Magellan note as part of the Refinancing because, pursuant to a bankruptcy court order, Holdings is entitled to offset potential claims it may have against Magellan against amounts owed to Magellan under the note, and would lose that right of offset if it were to repay the note as part of the Refinancing. We are currently in negotiations with Magellan in order to resolve these claims and the net amounts that may be due under the note, after deducting amounts to which we are entitled under our right of offset. We have deposited $4.0 million, which amount exceeds the $3.0 million currently outstanding under the Magellan note, into an escrow account pending completion of these negotiations.

(3)
The senior credit facilities consist of a six-year revolving credit facility in aggregate principal amount of $80.0 million and a seven-year term loan B facility in aggregate principal amount of $171.9 million.

(4)
Includes a mortgage facility dated as of May 20, 2005 between Holdings, National MENTOR, Inc., certain subsidiaries of National MENTOR, Inc. and Bank of America, as Lender. As of June 30, 2005, $6.2 million was outstanding under this facility.

Our Equity Sponsor

        Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois. Madison Dearborn, through limited partnerships of which it is the general partner, has approximately $8 billion of capital under management. Madison Dearborn focuses on investments in several specific industry sectors, including healthcare, basic industries (which includes companies in the utilities, chemicals, paper and packaging, natural resources, and general manufacturing and service industries), communications, consumer and financial services.

        We were incorporated under the laws of the State of Delaware. Our principal executive offices are located at 313 Congress Street, 6th Floor, Boston, MA 02210. Our website address is thementornetwork.com. The information on our website is not deemed to be part of this prospectus.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on November 4, 2004 to Banc of America Securities LLC, J.P. Morgan Securities Inc., UBS Securities LLC and CIBC World Markets Corp. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.
Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 360 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on November 4, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an affiliate of ours.
If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on November 10, 2005.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, December 12, 2005, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
• an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or
• If the notes you own are held of record by The Depository Trust Company, or "DTC," in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.
In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on December 12, 2005.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricted their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	National MENTOR, Inc.
Securities	$150.0 million in principal amount of senior subordinated notes due 2012, Series B.
Maturity	December 1, 2012.
Interest	Annual rate: 9 5/8%.
Payment frequency: every six months on June 1 and December 1.
First Payment: June 1, 2006.
Ranking	The exchange notes will be the issuer's unsecured senior subordinated debt. Accordingly, the notes will rank:
• junior to all of the issuer's existing and future senior debt, including borrowings under the senior credit facilities;
• equally with any of the issuer's future senior subordinated debt;
• ahead of any of the issuer's future debt that expressly provides that it is subordinated to the notes; and
• effectively subordinated to any existing or future debt or other liabilities of any of the issuer's subsidiaries that do not guarantee the notes.
On June 30, 2005, the issuer had $178.1 million of debt outstanding, other than the notes, all of which were borrowings under the senior credit facilities and the term loan mortgage.
Guarantees	The exchange notes will be unconditionally guaranteed on an unsecured senior subordinated basis by Holdings, the issuer's parent company, and each of the issuer's existing and future domestic subsidiaries, other than certain excluded subsidiaries. We refer to Holdings and these subsidiaries, collectively, as the guarantors. As of June 30, 2005, all of the issuer's subsidiaries, other than one not-for-profit corporation, were guarantors of the notes. The guarantees of the exchange notes will rank:
• junior to all existing and future senior debt of the guarantors, including any guarantees of borrowings under the senior credit facilities;
• equally with any future senior subordinated debt of the guarantors; and
• ahead of all future debt of the guarantors that expressly provides that it is subordinated to the guarantees.

On June 30, 2005, the guarantors had $181.1 million of debt outstanding, excluding their guarantee of the notes, all of which was senior debt and of which $178.1 million consisted of guarantees of our borrowings under the senior credit facilities and the term loan mortgage.
Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after December 1, 2008, at the redemption prices described in the section "Description of Notes—Optional Redemption," plus accrued and unpaid interest.
In addition, before December 1, 2007, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in "Description of Notes—Optional Redemption." However, we may only make such redemptions if at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.
Change of Control	Upon the occurrence of a change in control, we must offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants	The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	borrow money;
	•	pay dividends on or redeem or repurchase stock;
	•	make certain types of investments and other restricted payments;
	•	create liens;
	•	sell certain assets or merge with or into other companies;
	•	enter into certain transactions with affiliates;
	•	sell stock in our restricted subsidiaries; and
	•	restrict dividends or other payments from our subsidiaries.
These covenants contain important exceptions, limitations and qualifications. For more details, see "Description of Notes."
Absence of a Public Market	There is currently no established market for the exchange notes.

        You should refer to "Risk Factors—Risks Associated with the Exchange Offer" elsewhere in this prospectus for an explanation of certain risks relating to the notes and the exchange offer.

Summary Consolidated Financial Data

        The following table sets forth historical and pro forma consolidated financial data for Holdings and its subsidiaries or our predecessor and its subsidiaries for the periods ended and at the dates indicated below. We have derived the historical consolidated financial data for fiscal 2002, fiscal 2003 and fiscal 2004 from Holding's audited consolidated financial statements, which are included elsewhere in this prospectus. We have derived the historical consolidated financial data for the nine months ended June 30, 2004 and as of and for the nine months ended June 30, 2005 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus.

        The following summary consolidated financial information should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended September 30,			Nine Months Ended June 30,
	2002	2003(1)	2004	2004	2005
				(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net revenues	$241,441	$412,839	$648,493	$479,594	$515,335
Cost of revenues	167,560	305,311	491,884	363,558	390,054

Gross profit	73,881	107,528	156,609	116,036	125,281
Operating Expenses:
General and administrative	48,829	67,594	86,856	64,780	68,823
Depreciation and amortization	15,603	13,071	21,484	16,237	15,688
Income from operations	9,449	26,863	48,269	35,019	40,770
Other income (expense), net	(58)	(650)	(2,838)	(2,198)	(190)
Interest expense, net	(7,575)	(15,809)	(26,825)	(16,882)	(22,592)

Income before provision for income taxes	1,816	10,404	18,606	15,939	17,988

Provision for income taxes	726	4,462	8,423	6,934	7,879

Net income	$1,090	$5,942	$10,183	$9,005	$10,109

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$13,525	$33,613	$37,671	$22,612	$24,545
Investing activities	(3,672)	(262,237)	(19,975)	(15,256)	(8,765)
Financing activities	(16,333)	243,884	(9,084)	(7,033)	(11,664)
Capital expenditures	4,050	8,543	15,601	10,309	8,993
Program rent expense(2)	4,705	8,470	11,899	8,770	9,644
EBITDA(3)	24,994	39,284	66,915	49,058	56,268
As of June 30, 2005
(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28,532
Cash held in escrow	4,000
Working capital(4)	54,292
Total assets	446,496
Total debt	331,133
Deferred compensation	880
Shareholders' equity	32,349

(1)
Results for fiscal 2003 include the results of operations related to REM, Inc. from the date of its acquisition on May 1, 2003.

(2)
Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)
"EBITDA" represents income before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included because it is the basis upon which our management assesses financial performance. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

        The following table provides a reconciliation from net income to EBITDA:

	Year Ended September 30,			Nine Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(dollars in thousands)
Net income	$1,090	$5,942	$10,183	$9,005	$10,109
Provision for income taxes	726	4,462	8,423	6,934	7,879
Interest expense	7,575	15,809	26,825	16,882	22,592
Depreciation and amortization	15,603	13,071	21,484	16,237	15,688

EBITDA	$24,994	$39,284	$66,915	$49,058	$56,268

(4)
Working capital is calculated as current assets minus current liabilities.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, when deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones we or you may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

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  the liquidity of any trading market that may develop;

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  the ability of holders to sell their exchange notes; or

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  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

        In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see "Exchange Offer."

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. As of June 30, 2005, the issuer and the guarantors had total indebtedness of $331.1 million. Our level of indebtedness could have important consequences to you. For example, it could:

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  limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

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  substantially increase our vulnerability to changes in interest rates, because a substantial portion of our indebtedness will bear interest at floating rates;

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  require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

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  make us more vulnerable to a downturn in our business or in the economy; and

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  place us at a disadvantage to some of our competitors, who may be less highly leveraged than us.

        Subject to restrictions in the indenture governing the notes and our senior credit facilities, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants will restrict our ability to operate our business and to pursue our business strategies.

        The credit agreement governing our senior credit facilities and the indenture governing the notes contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and the indenture restrict, among other things, our ability and the ability of our subsidiaries to:

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  incur additional indebtedness;

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  pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

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  purchase or redeem stock;

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  make investments and extend credit;

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  engage in transactions with affiliates;

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  consummate certain asset sales;

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  effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets;

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  create liens on our assets; and

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  enter into new lines of businesses.

        In addition, our senior credit facilities require us to meet certain financial ratios and other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control and some of the tests require us to improve our financial position and operating results. We cannot assure you that we will satisfy these ratios and other tests.

        Our ability to finance acquisitions, operations, expansions and capital needs may be limited by covenants in the credit agreement governing our senior credit facilities and the indenture governing the notes. These covenants may significantly restrict our ability to respond to changing business and economic conditions and to obtain additional financing, and may prevent us from engaging in transactions that may be important to our growth strategy or otherwise beneficial to us. In addition, any breach of these covenants could cause a default under other debt and the notes. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facilities, the lenders under our senior credit facilities could institute foreclosure proceedings against the assets securing borrowings under the senior credit facilities.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and refinance our indebtedness, including the notes, will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control.

        Our business may not generate sufficient cash flows from operations, and future borrowings under our senior credit facilities or from other sources may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity financing or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take such actions, if necessary, on commercially reasonable terms, or at all. In addition, we may need to refinance or restructure all or a portion of our indebtedness, including our senior credit facilities and the notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors' senior debt, including our senior credit facilities.

        The notes and the related guarantees are contractually junior in right of payment to all of our and the guarantors' existing and future senior debt. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. Accordingly, we and the guarantors may not have enough assets remaining after paying the holders of senior debt in full to pay you. As of June 30, 2005, the notes were subordinated to $178.1 million of senior debt of the issuer and the guarantees were subordinated to $181.1 million of senior debt of the guarantors. We and the guarantors will also be able to incur substantial indebtedness in the future, including additional senior debt. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 days for certain other defaults.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

        In addition to being contractually subordinated to all existing and future senior debt, our obligations under the notes and the guarantors' obligations under the guarantees are unsecured, while our obligations, and the obligations of the guarantors, under our senior credit facilities are secured by substantially all of their assets and capital stock. If we become insolvent or are liquidated, or if payment under our senior credit facilities is accelerated, the lenders under our senior credit facilities will be entitled to exercise the remedies available to a secured lender under applicable law. These lenders will have a claim on all assets securing our senior credit facilities before the holders of unsecured debt, including the notes. See "Description of Senior Credit Facilities."

Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the issuer or the guarantors.

        Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, the notes or the guarantees could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of the issuer or that guarantor if, among other things, the issuer or that guarantor, at the time it issued the notes or incurred the indebtedness evidenced by its guarantee:

  •
  issued the notes or provided the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

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  received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the issuer's or such guarantor's remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the issuer or a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standard that a court would use to determine whether or not the issuer or a guarantor was solvent upon issuance of the notes or a guarantee or, regardless of the actual standard applied by the court, that the issuance of the notes or a guarantee would not be voided or subordinated to our or any guarantor's other debt.

        If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate it to the guarantor's other debt or take other action detrimental to the holders of the notes.

        If a court voided the notes or a guarantee, you would no longer have a claim against the issuer or the relevant guarantor or the assets of the issuer or such guarantor. In addition, the court might direct you to repay any amounts already received from the issuer or such guarantor.

We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.

        Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes. We may not have sufficient funds available at the time of the change of control to make the required repurchase of the notes, and restrictions in our senior credit facilities may not allow that repurchase. Events that would constitute a change of control under the indenture would also constitute a default under our senior credit facilities. Moreover, even if a change of control itself does not cause a default under our senior credit facilities, the exercise by the holders of the notes of their right to require us to repurchase the notes in connection with a change of control transaction could cause such a default. A default under the indenture governing the notes or our senior credit facilities may have a material adverse effect on our business, financial condition and operating results.

Risks Related to Our Business

Reductions in Medicaid funding or changes in budgetary priorities by the state and county governments that pay for our services could have a material adverse effect on our revenues and profitability.

        During fiscal 2004 and the nine months ended June 2005, we derived a majority of our revenues from contracts with state and local governments. These government payors fund a significant portion of their payments to us through Medicaid waiver programs, under which $1 of state funding is matched by federal funding of between $1 and $4. Our revenues therefore are determined by the size of federal, state and local governmental appropriations for the services we provide. Budgetary pressures, as well as economic, industry, political or other factors, could cause governments to limit appropriations for these services, which could significantly reduce our revenues, margins and profitability and adversely affect our growth strategy. For instance, earlier this year the United States Congress adopted a fiscal 2006 budget resolution that requires congressional authorizing committees to produce a budget plan this fall to reduce federal spending on entitlement programs by $34.7 billion over the next five years, including a reduction of $10 billion in Medicaid spending.

        Federal, state and local government agencies generally condition their contracts with us upon a sufficient budgetary appropriation. If a government agency does not receive an appropriation sufficient to cover its contractual obligations with us, it may terminate a contract or defer or reduce our reimbursement. In addition, there is risk that previously appropriated funds could be reduced through subsequent legislation. Many states in which we operate have experienced budgetary pressures from time to time and, during these times, some of these states have initiated service reductions, rate freezes and/or rate reductions. The loss or reduction of reimbursement under our contracts could have a material adverse effect on our business, financial condition and operating results.

The nature of our operations could subject us to substantial litigation.

        We are in the human services business and therefore we have been and continue to be subject to claims alleging we, our Mentors or our employees failed to provide proper care for a client, as well as claims for negligence or intentional misconduct, including personal injury, assault, battery, abuse, wrongful death and other charges. Regulatory agencies may initiate administrative proceedings alleging that our programs, employees or agents violate statutes and regulations and seek to impose monetary penalties on us. We could be required to pay substantial amounts of money to respond to regulatory investigations or defend against civil lawsuits and, if we do not prevail, in damages, settlement amounts or penalties arising from these legal proceedings. We have incurred professional liability claims and insurance expense of $1.9 million, $2.8 million, $2.6 million and $1.3 million for the nine months ended June 30, 2005, fiscal 2004, fiscal 2003 and fiscal 2002, respectively. We currently self-insure for amounts of up to $1.0 million per claim and $2.0 million in the aggregate. Above these limits, we have $9.0 million of coverage, subject to a $250,000 deductible per occurrence, once the aggregate limit is reached. An award in excess of our third-party insurance limits and self-insurance reserves could have a material adverse impact on our operations and cash flow and could adversely impact our ability to continue to purchase appropriate liability insurance. Even if we are successful in our defense, civil lawsuits or regulatory proceedings could also irreparably damage our reputation. We also are subject to potential lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary awards and bounties to private plaintiffs who successfully bring these suits. Finally, we are also subject to employee related claims such as wrongful discharge or discrimination or a violation of equal employment law.

Many of our contracts with state and county government agencies are subject to audit and modification by the payors.

        We derive virtually all of our revenues from state and local government agencies, and a substantial portion of these revenues are state-funded with federal Medicaid matching dollars. As a result of our participation in these government funded programs, we are often subject to governmental reviews, audits and investigations to verify our compliance with applicable laws and regulations. As a result of these reviews, audits and investigations, these government payors may be entitled to, in their discretion:

  •
  terminate or modify our existing contracts;

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  suspend or prevent us from receiving new contracts or extending existing contracts because of violations or suspected violations of procurement laws or regulations;

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  impose fines, penalties or other sanctions on us;

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  reduce the amount we are paid under our existing contracts; and/or

  •
  require us to refund amounts we have previously been paid.

        As a result of past reviews and audits of our operations, we have been subject to some of these actions from time to time, and we currently have ongoing audit proceedings in Pennsylvania, Connecticut, New Jersey, Florida, Wisconsin, Oklahoma, Illinois, California and Maryland. While we do not currently believe that these proceedings will have a material adverse effect on our results of operations or significantly harm our reputation, we cannot assure you that similar actions in the future will not do so.

        In some states, we operate on a cost reimbursement model in which revenues are recognized at the time costs are incurred. In these states, payors audit our historical costs on a regular basis, and if it is determined that we do not have enough costs to justify our rates, our rates may be reduced, or we may be required to retroactively return fees paid to us. In some cases we have experienced negative audit adjustments which are based on subjective judgments of "reasonableness or necessity" of costs in our service provided to clients. These adjustments are generally required to be negotiated as part of the overall audit resolution and may result in paybacks to payors. We cannot assure you that our rates will be maintained, or that we will be able to keep all payments made to us until an audit of the relevant period is complete.

Negative publicity or changes in public perception of our services may adversely affect our ability to obtain new contracts and renew existing ones.

        Our success in obtaining new contracts and renewals of our existing contracts depends upon maintaining our reputation as a quality service provider among governmental authorities, advocacy groups for persons with developmental disabilities and their families and the public. Negative publicity, changes in public perception and government investigations with respect to our operations could damage our reputation and hinder our ability to retain contracts, obtain new contracts, reduce referrals, increase government scrutiny and compliance costs, or generally discourage clients from using our services. Any of these events could have a material adverse effect on our business, financial condition and operating results.

A loss of our status as a licensed service provider in any jurisdiction could result in the termination of existing services and our inability to market our services in that jurisdiction.

        We operate in numerous jurisdictions and are required to maintain licenses and certifications in order to conduct our operations in each of them. Each state and county has its own regulations, which can be complicated, and each of our service lines can be regulated differently within a particular jurisdiction. As a result, maintaining the necessary licenses and certifications to conduct our operations can be cumbersome. Our licenses and certifications could be suspended, revoked or terminated for a number of reasons, including: the failure by some of our facilities, employees or Mentors to properly care for clients; the failure to submit proper documentation to the government agency, including documentation supporting reimbursements for costs; the failure by our programs to abide by the applicable regulations relating to the provisions of human services; or the failure of our facilities to abide by the applicable building, health and safety codes and ordinances. We have had some of our licenses or certifications temporarily suspended in the past. If we lost our status as a licensed provider of human services in any jurisdiction or any other required certification, we would be unable to market our services in that jurisdiction, and the contracts under which we provide services in that jurisdiction would be subject to termination. Moreover, such an event could constitute a violation of provisions of contracts in other jurisdictions, resulting in other contract terminations. Any of these events could have a material adverse effect on our operations.

We are subject to extensive governmental regulations, which require significant compliance expenditures, and a failure to comply with these regulations could adversely affect our business.

        We must comply with comprehensive government regulation of our business, including statutes, regulations and policies governing the licensing of our facilities, the quality of our service, the revenues we receive for our services, and reimbursement for the cost of our services. Compliance with these laws, regulations and policies is expensive, and if we fail to comply with these laws, regulations and policies, we could lose contracts and the related revenues, thereby harming our financial results. State and federal regulatory agencies have broad discretionary powers over the administration and enforcement of laws and regulations that govern our operations. A material violation of a law or regulation could subject us to fines and penalties and in some circumstances could disqualify some or all of the facilities and programs under our control from future participation in Medicaid or other government programs. The Health Insurance Portability and Accountability Act of 1996 (HIPAA), which requires the establishment of privacy standards for health care information storage, retrieval and dissemination as well as electronic transmission and security standards, could increase potential penalties in certain of our businesses if we fail to comply with these privacy and security standards. Furthermore, future regulation or legislation affecting our programs may require us to change our operations significantly or incur increased costs.

        Expenses incurred under federal, state and local government agency contracts for any of our services, as well as management contracts with providers of record for such agencies, are subject to review by agencies administering the contracts and services. Representatives of those agencies visit our group homes to verify compliance with state and local regulations governing our home operations. A negative outcome from any of these examinations could increase government scrutiny, increase compliance costs or hinder our ability to obtain or retain contracts. Any of these events could have a material adverse effect on our business, financial condition and operating results.

Our variable cost structure is directly related to our labor costs, which may be adversely affected by labor shortages.

        Our variable cost structure and operating profitability are directly related to our labor costs. Labor costs may be adversely affected by a variety of factors, including limited availability of qualified personnel in any geographic area, local competitive forces, the ineffective utilization of our labor force, increases in minimum wages, health care costs and other personnel costs, and changes in client service models, such as the trends toward supported living and managed care. Some of our operating units have incurred higher labor costs in certain markets from time to time because of difficulty in hiring direct service staff. These higher labor costs have resulted from increased wages and overtime and the costs associated with recruitment and retention, training programs and use of temporary staffing personnel and outside clinical consultants. In part to help with the challenge of recruiting and retaining direct care employees, we offer these employees a full benefits package that includes paid time off, health insurance, dental insurance, vision coverage, life insurance and a 401(k) plan, and these costs are significant. Only 13% of our revenue is derived from contracts based on a cost reimbursement model where we are reimbursed for our services based on our costs plus an agreed-upon margin. For those contracts where we do not operate under a cost-reimbursement model, we may not be able to pass along these costs, including increased labor costs, to third parties through an increase in our rates, which could have a material adverse affect on our margins and profitability.

We face substantial competition in attracting and retaining experienced personnel, and we may be unable to grow our business if we cannot attract and retain qualified employees.

        Our success depends to a significant degree on our ability to attract and retain highly qualified and experienced social service professionals who possess the skills and experience necessary to deliver high quality services to our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. Contractual requirements and client needs determine the number, education and experience levels of social service professionals we hire. Our ability to attract and retain employees with the requisite experience and skills depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. The inability to attract and retain experienced personnel could have a material adverse effect on our business.

If we fail to establish and maintain relationships with officials of government agencies, we may not be able to successfully procure or retain government-sponsored contracts, which could negatively impact our revenues.

        To facilitate our ability to procure or retain government-sponsored contracts, we rely in part on establishing and maintaining relationships with officials of various government agencies. These relationships enable us to maintain and renew existing contracts and obtain new contracts and referrals. These relationships also enable us to provide informal input and advice to the government agencies prior to the development of a "request for proposal" or program for privatization of social services and enhance our chances of procuring contracts with these payors. The effectiveness of our relationships may be reduced or eliminated with changes in the personnel holding various government offices or staff positions. We also may lose key personnel who have these relationships. Any failure to establish, maintain or manage relationships with government and agency personnel may hinder our ability to procure or retain government-sponsored contracts.

We depend upon the continued services of certain members of our senior management team, without whom our business operations could be significantly disrupted.

        Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. If we lose or suffer an extended interruption in the service of one or more of our senior officers, our financial condition and operating results could be adversely affected. Moreover, the market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

The high level of competition in our industry could adversely affect our contract and revenue base.

        We compete with a wide variety of competitors, ranging from small, local agencies to large, national organizations, including publicly traded companies. Competitive factors may favor other providers and reduce our ability to obtain contracts, which would hinder our growth. Not-for-profit organizations are active in all states and range from small agencies serving a limited area with specific programs to multi-state organizations. Smaller local organizations may have a better understanding of the local conditions and may be better able to gain political and public acceptance. Not-for-profit providers may be affiliated with advocacy groups, health organizations or religious organizations that have substantial influence with legislators and government agencies. Increased competition may result in pricing pressures, loss of or failure to gain market share or loss of clients or payors, any of which could harm our business.

Government reimbursement procedures are time-consuming and complex, and failure to comply with these procedures could adversely affect our liquidity, cash flows and operating results.

        The government reimbursement process is time consuming and complex, and there can be delays before we receive payment. Government reimbursement, group home credentialing and MR/DD client Medicaid eligibility and service authorization procedures are often complicated and burdensome, and delays can result from, among other reasons, securing documentation and coordinating necessary eligibility paperwork between agencies. These reimbursement and procedural issues occasionally cause us to have to resubmit claims several times before payment is remitted. If there is a billing error, the process to resolve the error may be time consuming and costly. To the extent that complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as increase potential for bad debts. We can provide no assurance that we will be able to maintain our current levels of collectibility in future periods. The risks associated with third-party payors and the inability to monitor and manage accounts receivable successfully could have a material adverse effect on our liquidity, cash flows and operating results.

Home and community-based human services may become less popular among our targeted client populations and/or state and local governments, which would adversely affect our results of operations.

        Our growth depends on the continuation of trends in our industry toward providing services to individuals with MR/DD in smaller, community-based settings and increasing the percentage of individuals with MR/DD served by non-governmental providers. The continuation of these trends and our future success is subject to a variety of political, economic, social and legal pressures, virtually all of which are beyond our control. A reversal in the downsizing and privatization trends could reduce the demand for our services, which could adversely affect our revenues and profitability.

Regulations that require ARY services to be provided through not-for-profit organizations could harm our revenues or gross margin.

        Approximately 5% of our revenues for fiscal 2004 and for the nine months ended June 30, 2005 were derived from contracts with subsidiaries of Alliance Health and Human Services, Inc. or "Alliance," an independent not-for-profit organization that has a license or contract from several state or local agencies to provide ARY services.

        Some state governments interpret federal law to preclude them from receiving federal reimbursement for services provided by organizations other than non-for-profit organizations to at-risk youth under Title IV-E of the Social Security Act. In some of these jurisdictions, however, we provide ARY services as a subcontractor of Alliance. We do not control Alliance, and none of our employees or agents has a role in the management of Alliance. Although Edward Murphy, our President and Chief Executive Officer, was an officer and director of Alliance immediately prior to becoming our President in September 2004, Mr. Murphy has no further role in the management of Alliance. Our ARY business could be harmed if Alliance chooses to discontinue all or a portion of its service agreements with us. Our ARY business could also be harmed if the state or local governments which prefer not-for-profit organizations to provide the service determine that they do not want the service performed indirectly by for-profit companies like us on behalf of the not-for-profit organization. We cannot assure you that our contracts with Alliance will continue, and if these contracts are terminated, it could have a material adverse effect on our business, financial condition and operating results. In addition, our relationship with Alliance could change if state or local governments change their policy regarding the awarding of contracts to non-profit or proprietary providers.

        Alliance and its subsidiaries are organized as non-profit corporations and are recognized as tax-exempt under section 501(c)(3) of the Internal Revenue Code. As such, Alliance is subject to the public charity regulations of the states in which it operates and to the regulations of the Internal Revenue Service governing tax-exempt entities. If Alliance fails to comply with the laws and regulations of the states in which it operates or with the rules of the Internal Revenue Service, it could be subject to penalties and sanctions, including the loss of tax-exempt status, which could preclude it from continuing to contract with certain state and local governments. Our business would be harmed if Alliance lost its contracts and was therefore unable to continue to contract with us.

Changes in federal, state and local reimbursement policies could adversely affect our revenues, cash flows and profitability.

        Our revenues and operating profitability depend on our ability to maintain our existing reimbursement levels and to obtain periodic increases in reimbursement rates to meet higher costs and demand for more services. If we do not receive or cannot negotiate increases in reimbursement rates at approximately the same time as our costs of providing services increase, our margins and profitability could be adversely affected. Changes in how federal and state government agencies operate reimbursement programs can also affect our operating results and financial condition. Some states have, from time to time, revised their rate-setting methodologies in a manner that has resulted in rate decreases. In some instances, changes in rate-setting methodologies have resulted in third-party payors disallowing, in whole or in part, our requests for reimbursement. Any reduction or the failure to maintain or increase our reimbursement rates could have a material adverse effect on our business, financial condition and results of operations. Changes in the manner in which state agencies interpret program policies and procedures and review and audit billings and costs could also adversely affect our business, financial condition and operating results and our ability to meet obligations under our indebtedness.

We rely on third parties to refer clients to our facilities and programs.

        We receive substantially all of our clients from third-party referrals. Our reputation and prior experience with agency staff, care workers and others in positions to make referrals to us are important for building and maintaining our operations. Any event that harms our reputation or creates negative experiences with such third parties could impact our ability to receive referrals and grow our client base.

We conduct a significant percent of our operations in Minnesota and, as a result, we are particularly susceptible to any reduction in budget appropriations for our services or any other adverse developments in this state.

        For fiscal 2004 and the nine months ended June 30, 2005, approximately 22% and 21% of our revenue was generated from contracts with government agencies in the state of Minnesota. Accordingly, any reduction in Minnesota's budgetary appropriations for our services, whether as a result of fiscal constraints due to recession, changes in policy or otherwise, could result in a reduction in our fees and possibly the loss of contracts. The concentration of our operations in Minnesota also makes us particularly susceptible to many of the other risks described above occurring in this state, including:

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  the failure to maintain and renew our licenses;

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  the failure to maintain important relationships with officials of government agencies; and

  •
  any negative publicity regarding our operations.

Any of these adverse developments occurring in Minnesota could result in a reduction in revenue or a loss of contracts which could have a material adverse effect on our results of operations, financial position and cash flows.

Our success depends on our ability to manage growing and changing operations.

        Since 1998, our business has grown significantly in size and complexity. This growth has placed, and is expected to continue to place, significant demands on our management, systems, internal controls and financial and physical resources. In addition, we expect that we will need to further develop our financial and managerial controls and reporting systems to accommodate future growth. This could require us to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding our information technology infrastructure. The nature of our business is such that qualified management personnel can be difficult to find. Our inability to manage growth effectively could have a material adverse effect on our results of operations, financial position and cash flows.

We may not realize the anticipated benefits of any future acquisitions and we may experience difficulties in integrating these acquisitions.

        As part of our growth strategy, we intend to make selective acquisitions. Growing our business through acquisitions involves risks because with any acquisition there is the possibility that:

  •
  we may be unable to maintain and renew the contracts of the acquired business;

  •
  unforeseen difficulties may arise integrating the acquired operations, including information systems and accounting controls;

  •
  operating efficiencies, synergies, economies of scale and cost reductions may not be achieved as expected;

  •
  the business we acquire may not continue to generate income at the same historical levels on which we based our acquisition decision;

  •
  management may be distracted from overseeing existing operations by the need to integrate the acquired business;

  •
  we may acquire or assume unexpected liabilities or there may be other unanticipated costs;

  •
  we may experience problems entering new markets in which we have limited or no experience;

  •
  we may fail to retain and assimilate key employees of the acquired business;

  •
  we may finance the acquisition by incurring additional debt and may become highly leveraged; and

  •
  the culture of the acquired business may not match well with our culture.

As a result of these risks, there can be no assurance that any future acquisition will be successful or that it will not have a material adverse effect on our financial condition and results of operations.

We are controlled by our principal equityholder, which has the power to take unilateral action.

        Madison Dearborn controls our business affairs and policies. Circumstances may occur in which the interests of Madison Dearborn could be in conflict with the interests of the holders of the notes. In addition, Madison Dearborn may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the notes. See "Certain Relationships and Related Transactions" and "Security Ownership of Principal Shareholders and Management."

FORWARD-LOOKING STATEMENTS

        Some of the matters discussed in this prospectus may constitute forward-looking statements.

        These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "risk factors" and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

        The information in this prospectus is not a complete description of our business or the risks associated with an investment in the notes. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors" in this prospectus.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on November 4, 2004. Under the registration rights agreement, we and the guarantors have agreed to:

  •
  file a registration statement within 360 days after the issue date of the outstanding enabling holders of outstanding notes to exchange the privately placed outstanding notes for publicly registered exchange notes with identical terms;

  •
  use our reasonable best efforts to cause the registration statement to be declared effective by the Commission within 180 days after the filing of the registration statement;

  •
  unless the exchange offer would not be permitted by applicable law or Commission policy, commence the exchange offer and issue exchange notes in exchange for all notes tendered in the exchange offer; and

  •
  file a shelf registration statement for the resale of the notes under certain circumstances.

        We and the subsidiary guarantors will pay additional interest on the notes for the periods described below if:

  •
  we and the subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  •
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "effectiveness target date");

  •
  we and the subsidiary guarantors fail to consummate the exchange offer within 45 business days of the effectiveness target date with respect to the exchange offer registration statement; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the notes during the periods specified in the registration rights agreement.

        You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

  •
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

  •
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

        As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on November 10, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

        Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time, on December 12, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

        The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on June 1, 2006. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each June 1 and December 1, commencing on June 1, 2006.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offer."

        The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

        U.S. Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance Department	Facsimile Transmission: (651) 495-8158 For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

        The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

        With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

        Finally, all resales of the exchange notes must be made in accordance with applicable state securities laws.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        The net proceeds from the offering of the outstanding notes were $140.9 million after deducting the initial purchasers' discount and our fees and expenses related to the offering. We used the net proceeds from the offering of the outstanding notes, together with cash on hand and borrowings under the senior credit facilities, to repay all outstanding amounts owing under our then-existing credit facilities and certain existing indebtedness of Holdings, to redeem the preferred stock of Holdings, to fund an escrow account in order to provide a source of payment for net amounts that may be owing under the Magellan note (after deducting amounts to which we are entitled under our right of offset), to pay certain deferred compensation obligations and to pay fees and expenses incurred in connection with the Refinancing.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of Holdings and its consolidated subsidiaries as of June 30, 2005. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

(dollars in millions)	As of June 30, 2005
(unaudited)
Cash, cash equivalents and cash held in escrow	$28.5

Debt:
Senior credit facilities:(1)
Revolving credit facility	—
Term loan B	171.9
Outstanding notes	150.0
Magellan note(2)	3.0
Other debt (3)	6.2

Total debt	331.1
Total shareholders' equity	32.3

Total capitalization	$363.4

(1)
In connection with the Refinancing, we entered into new $255.0 million senior credit facilities, which consist of a six-year $80.0 million revolving credit facility and a seven-year $175.0 million term loan facility. See "Description of Senior Credit Facilities."

(2)
The Magellan note in the amount of $10.0 million was issued by Holdings to Magellan Public Network, Inc. Pursuant to a court order issued in connection with Magellan's chapter 11 proceeding, we have the right to offset amounts owing under the Magellan note against the liquidated amount of our claims against Magellan, including, among other things, indemnification, contribution, reimbursement or other payments arising with respect to our acquisition in 2001 by Holdings. This note bears interest at an annual rate of 12.0% and matures in March 2007. Pursuant to the terms of an intercreditor agreement Holdings entered into with Magellan in connection with its acquisition of MENTOR from Magellan in 2001, our repayment of certain indebtedness in connection with the Refinancing is prohibited unless the Magellan note is paid in full. We are currently in negotiations with Magellan in order to resolve the claims that we have or may have against Magellan and the net amounts that may be owing under the note, after deducting amounts to which we are entitled under our right of offset. We have deposited $4.0 million, which amount exceeds the $3.0 million currently outstanding under the Magellan note, into an escrow account pending completion of these negotiations.

(3)
Includes a mortgage facility dated as of May 20, 2005 between Holdings, National MENTOR, Inc., certain subsidiaries of National MENTOR, Inc. and Bank of America, as Lender. As of June 30, 2005, $6.2 million was outstanding under this facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We have derived the selected historical consolidated financial data as of and for the year ended September 30, 2000 from our predecessor's historical consolidated financial statements and related notes audited by Arthur Andersen, LLP, independent accountants and for the five months ended February 28, 2001 from our predecessor's historical consolidated financial statements and related notes audited by Ernst & Young LLP, independent accountants. We have derived the selected historical consolidated financial data as of and for the seven months ended September 30, 2001 and as of and for the years ended September 30, 2002, 2003 and 2004 from the historical consolidated financial statements of Holdings and the related notes audited by Ernst & Young LLP and included elsewhere in this prospectus. We have derived the selected historical consolidated financial data as of and for the nine months ended June 30, 2004 and June 30, 2005 from the unaudited consolidated financial statements of Holdings and the related notes included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of our financial position, the results of our operations and cash flows. The results of operations for an interim period are not necessarily indicative of the results of operations for the full fiscal year or any future period.

        The selected information below should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

				Holdings
	Predecessor
					Year Ended September 30,						Nine Months Ended June 30,
			Five Months Ended February 28, 2001	Seven Months Ended September 30, 2001
(dollars in thousands)	Year Ended September 30, 2000
					2002		2003(1)		2004		2004		2005
											(unaudited)
Statement of Operations Data:
Net revenues	$219,106		$88,040	$132,535	$241,441		$412,839		$648,493		$479,594		$515,335
Cost of revenues	150,347		60,655	91,090	167,560		305,311		491,884		363,558		390,054

Gross profit	68,759		27,385	41,445	73,881		107,528		156,609		116,036		125,281
General and administrative expenses	45,741		19,414	26,582	48,829		67,594		86,856		64,780		68,823
Depreciation and amortization	7,149		5,071	8,844	15,603		13,071		21,484		16,237		15,688
Impairment charge	—		2,090	—	—		—		—		—		—
Income from operations	15,869		810	6,019	9,449		26,863		48,269		35,019		40,770
Management fees	(6,000)		(2,500)	(162)	(254)		(258)		(257)		(191)		(205)
Other income (expense), net	511		—	(1,161)	196		(392)		(2,581)		(2,007)		15
Interest expense, net	(8,515)		(3,496)	(4,911)	(7,575)		(15,809)		(26,825)		(16,882)		(22,592)

Income (loss) before provision for income taxes	1,865		(5,186)	(215)	1,816		10,404		18,606		15,939		17,988
Provision for income taxes	1,374		—	13	726		4,462		8,423		6,934		7,879

Net income (loss)	$491		$(5,186)	$(228)	$1,090		$5,942		$10,183		$9,005		$10,109

Balance Sheet Data: (at end of period)
Cash and cash equivalents	$8,436		$14,003	$7,024	$544		$15,804		$24,416		$16,127		$28,532
Working capital(2)	24,404		26,061	14,368	10,971		38,717		39,828		39,166		54,292
Total assets	135,698		134,953	138,523	126,659		430,094		450,038		441,956		446,496
Long-term debt	—		—	67,500	50,750		213,034		200,083		204,833		325,991
Note payable to parent	102,599		105,274	—	—		—		—		—		—
Redeemable Class A preferred stock	—		—	36,357	42,217		101,283		116,381		112,396		—
Stockholders' equity (deficit)	12,212		7,026	1,982	(2,788)		30,632		25,769		28,386		32,349
Other Financial Data:
Ratio of earnings to fixed charges(3)	1.2	x	—	—	1.2	x	1.7	x	1.7	x	1.9	x	1.8	x

(1)
Results for fiscal 2003 include the results of operations related to REM, Inc. from the date of its acquisition on May 1, 2003.

(2)
Working capital is calculated as current assets minus current liabilities. At February 28, 2001, working capital excludes the current portion of note payable to parent.

(3)
For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income (loss) before provision for income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating lease expense deemed by management to represent the interest component of rent expense. For the five months ended February 28, 2001 and for the seven months ended September 30, 2001, earnings were insufficient to cover fixed charges by $5.2 million and $215,000, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the "Selected Historical Consolidated Financial Data," and the historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in the "Risk Factors" and "Forward-Looking Statements" sections of this prospectus.

Overview

        Founded in 1980, we are a leading provider of home and community-based services to individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. Currently, we provide our services to approximately 19,800 clients in 29 states through approximately 15,000 full-time equivalent employees, and a pool of approximately 5,100 independently contracted Mentors. Most of our services involve residential support, typically in single-family or small group home settings, designed to promote client independence and participation in community life. Our non-residential services consist primarily of day programs and periodic services in various settings. We derive most of our revenues from state and county government agencies, as well as smaller amounts from private-sector insurers mostly in our acquired brain injury business. For fiscal 2004 and the nine months ended June 30, 2005, we generated $648.5 million and $515.3 million of net revenues, respectively.

        The largest part of our business is the delivery of services to individuals with mental retardation or a developmental disability (MR/DD). The MR/DD services we provide include residential support, vocational services, day habilitation and case management.

        We also provide a variety of services to children with severe emotional, developmental and behavioral disorders, medical complexities and youth under the auspices of the juvenile justice system, all of whom we refer to as at-risk youth (ARY). Our ARY services include family-based services designed to support family preservation and family reunification, as well as case management, adoption assistance and education services. The remaining services we provide are post-acute services to individuals with acquired brain injury (ABI). These services include neurorehabilitation, neurobehavioral rehabilitation and assisted living services.

        Our service lines do not represent operating segments per SFAS 131 as management does not internally evaluate the operating performance or review the results of the service lines to assess performance or make decisions about allocating resources. Also, discrete financial information is not available by service line at the level necessary for management to assess the performance or make resource allocation decisions.

        We operate our business as one human services reporting segment organized into three divisions: an Eastern Division, a Central Division and a Western Division.

Factors Affecting our Operating Results

  Demand for Home and Community-Based Human Services

        Our growth in revenues has been directly related to increases in the number of individuals served. This growth has depended largely upon acquisitions, particularly the acquisition of REM, Inc. in May 2003, and development-driven activities, including the maintenance and expansion of existing contracts and the award of new contracts. We also attribute the continued growth in our client base to certain trends that are increasing demand in our industry, including demographic as well as political developments.

        Demographic trends have a particular impact on our MR/DD business. Increases in the life expectancy of MR/DD individuals, we believe, have resulted in steady increases in the demand for MR/DD services. In addition, caregivers currently caring for their relatives at home are aging and may soon be unable to continue with these responsibilities. Each of these factors affects the size of the MR/DD population in need of services and, therefore, the amount of residential and non-residential MR/DD programs offered by governments in our markets. In addition, the "baby boom echo" in the early 1990s suggests a similar positive impact on the size of the ARY populations in our markets.

        Political trends can also affect our operations. In particular, budgetary restraints and lobbying from client advocacy groups can dictate the overall level of funding and the preferred settings for many of the services we provide. For example, pressure from advocacy groups for the populations we serve has generally helped our business, as these groups generally seek to pressure governments to fund residential services that use our small group home or host home models, rather than large, institutional models. Furthermore, while in certain states budgetary pressures have reduced the levels of funds available for MR/DD and ARY services, we believe that successful lobbying by these groups has preserved MR/DD and ARY services, and therefore our revenue base, from significant cutbacks as compared with certain other human services. Many state and county governments also have historically been direct providers of many of our services, generally in institutions. As a result, our operations often depend not only on the success of our care model, but on governments' general willingness to outsource these services to for-profit entities such as us, sometimes for the first time.

  New Program Starts

        While our May 2003 acquisition of REM, Inc. significantly increased our revenues, we believe that our future growth will depend more heavily on our ability to expand existing service contracts and to win new contracts. Our organic expansion activities can consist of both new program starts in existing markets or geographic expansion in new markets. Much of our growth in existing markets comes in the form of "cross-selling" new services into existing geographic markets. Depending on the nature of the program and the state or county government involved, we will seek new programs through either unsolicited proposals to government agencies or by responding to a request, generally known as a request for proposal, from a public-sector agency.

  Acquisitions

        On May 1, 2003, we acquired REM, Inc., including 317 single family homes and 63 intermediate care facilities, as well as an additional 433 leased facilities. This acquisition, which has been fully integrated into our operations, significantly increased our MR/DD market presence. In addition to the REM acquisition, we have completed 31 acquisitions since 1997, including several acquisitions of rights to government contracts or fixed assets from small providers, which we refer to as "tuck-in" acquisitions. We have pursued strategic acquisitions in markets with significant opportunities, but in which we lack either the necessary government contacts and/or local market knowledge to establish a market presence quickly. We have also acquired businesses or contracts only insofar as the regulatory environment and our level of expertise would allow us to establish a strong market presence quickly. We currently do not intend to pursue any acquisitions as large as the REM acquisition.

  Rates and Reimbursement

        We derive a majority of our revenues from states, counties or regional government agencies. The payment terms of these contracts vary by jurisdiction and service type, and may be based on flat rates, cost-based reimbursement, per person per diems, hourly rates and/or units of service. We bill most of our residential services on a per diem basis, and we bill most of our non-residential services on an hourly basis. We derive approximately 13% of our revenues pursuant to cost-based reimbursement contracts, under which the billed rate is tied to the underlying costs plus a margin. Insufficient cost levels may require us to return previously received payments after cost reports are filed, although these amounts have historically been insignificant. Revenues in the future may be affected by changes in rate-setting structures, methodologies or interpretations that may be proposed in states where we operate or by the federal government which provides matching funds. We cannot determine the impact of rate-setting changes or the effect of any possible governmental actions.

        Our government payors fund most of their payments to us through Medicaid waiver programs, under which $1 of state funding is matched by federal funding of between $1 and $4. These federal-matching-funds programs enhance the long-term stability of our revenues, as they provide a strong incentive for state and counties to preserve existing programs, even in periods of budgetary restraint.

        Occasionally, timing of payment streams may be affected by delays by the state related to bill processing systems, staffing or other factors. While these delays have historically impacted our cash position in particular periods, they have not resulted in long-term collections problems. As of June 30, 2005, our consolidated days sales outstanding was 45.1 days as compared with 51.2 on September 30, 2004.

  Labor and Other Costs

        Wages and benefits to our employees and per diem payments to our Mentors constitute the most significant operating cost in each of our operations. Our host home caregivers, or Mentors, are paid on a per diem basis, but only if the Mentor is currently caring for a client. Most of our other caregivers are paid on an hourly basis, with hours of work generally tied to client need. Our labor costs are generally influenced by general levels of service and these costs can vary in material respects across regions.

        We incur no facilities costs for services provided in the home of a Mentor. Additionally, since nearly all of our group homes are operated under short term leases, our ability to reduce these fixed occupancy costs is more flexible than larger institutions. As of June 30, 2005, we owned 415 facilities and leased 797 others.

        Expenses incurred in connection with regulatory compliance, liability insurance and third-party claims totaled less than 0.9%, 0.9%, 1.5% and 1.4% of our cost of revenues in the nine months ended June 30, 2005, fiscal 2004, fiscal 2003, and fiscal 2002, respectively. We have incurred professional liability claims and insurance expense of $1.9 million, $2.8 million, $2.6 million, and $1.3 million for the nine months ended June 30, 2005, fiscal 2004, fiscal 2003, and fiscal 2002, respectively. We currently self-insure for amounts of up to $1.0 million per claim and $2.0 million in the aggregate. Above these limits, we have $9.0 million of coverage, subject to a $250,000 deductible per occurrence, once the aggregate limit is reached.

Results of Operations

        The following table sets forth the percentages of net revenues that certain items of operating data constitute for the periods indicated:

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2002	2003	2004	2004	2005
Statement of operations data:
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	69.4	74.0	75.9	75.8	75.7
General and administrative expenses	20.2	16.3	13.4	13.5	13.4
Depreciation and amortization	6.5	3.2	3.3	3.4	3.0
Income from operations	3.9	6.5	7.4	7.3	7.9
Other income (expense)	0.0	0.2	0.4	0.5	0.0
Interest expense	3.1	3.8	4.1	3.5	4.4
Income before provision for income taxes	0.8	2.5	2.9	3.3	3.5
Provision for income taxes	0.3	1.1	1.3	1.4	1.5
Net income	0.5	1.4	1.6	1.9	2.0

Nine months ended June 30, 2005 compared to nine months ended June 30, 2004

  Net revenues

        Net revenues increased by $35.7 million, or 7.4%, from $479.6 million for the nine months ended June 30, 2004 to $515.3 million for the nine months ended June 30, 2005. The increase was due to census growth in our existing service lines, expansion into new markets, the development of new services for our existing customer base, and tuck-in acquisitions.

  Cost of revenues

        Cost of revenues increased by $26.5 million, or 7.3%, from $363.6 million for the nine months ended June 30, 2004 to $390.1 million for the nine months ended June 30, 2005. The majority of the $26.5 million increase was due to increases in labor costs. The increase in labor costs consisted of a $16.3 million increase in direct care wages, taxes and fringe benefits, and a $6.5 million increase in payments to Mentors. The increase in wages was primarily attributable to increases in our workforce to provide services for additional clients served. In addition, there was an increase of $2.1 million in rent and other occupancy expenses and a $1.6 million increase in transportation expense.

  General and administrative expenses

        General and administrative expenses increased by $4.0 million, or 6.2%, from $64.8 million for the nine months ended June 30, 2004 to $68.8 million for the nine months ended June 30, 2005. The majority of the $4.0 million increase was due to increases in labor costs. The increase in labor costs consisted of a $2.8 million increase in administrative wages and other compensation. In addition, there was an increase of $1.0 million in facility related expenses and an increase of $0.5 million in business and office expenses, such as temporary assistance and office supplies. These increases are offset by a decrease of $0.5 million in consulting services, incurred in the nine months ended June 30, 2004 relating to integration activities occurring during that period.

  Interest expense

        Interest expense increased $5.7 million from $16.9 million for the nine months ended June 30, 2004 to $22.6 million for the nine months ended June 30, 2005. The increase was principally due to interest expense of $9.5 million related to the senior subordinated notes issued in connection with the Refinancing. In addition, we incurred $1.3 million of interest expense in the nine months ended June 30, 2005 related to the accelerated amortization of deferred financing costs related to the previously outstanding senior credit facility. We also incurred $1.5 million in the nine months ended June 30, 2005 related to a pre-payment fee on our previously outstanding senior credit facility. This increase was offset by a decrease of $4.6 million related to interest on subordinated debt that was outstanding as of June 30, 2004, but repaid in connection with the Refinancing in November 2004. In addition, interest on the term B loan decreased between the nine months ended June 30, 2005 and June 30, 2004 due to lower interest rates obtained with the Refinancing and the repricing of the term B loan on March 30, 2005.

  Other income (expense), net

        Other expense for the nine months ended June 30, 2004 include losses of $1.9 million from the sale of operations in New Mexico and a portion of our operations in North Dakota.

  Provision for income taxes

        Provision for income taxes increased $1.0 million from $6.9 million for the nine months ended June 30, 2004 to $7.9 million for the six months ended June 30, 2005. The increase was due to a higher income before provision for income taxes while the effective tax rate remained relatively constant from 43.5% for the nine months ended June 30, 2004 to 43.8% for the nine months ended June 30, 2005.

Fiscal year ended September 30, 2004 compared to fiscal year ended September 30, 2003

  General

        On December 16, 2002, we acquired the assets of Family Advocacy Services (FAS). On February 28, 2003, we acquired certain assets of American Habilitation Services, Inc. (AHS). On May 1, 2003, we acquired the stock of REM, Inc. and certain of its affiliated companies. We also acquired the assets of Foster America on April 30, 2004. Our financial data include operating results for each of the acquired businesses from the date of acquisition. The financial data for fiscal 2004 include full-period operating results for the businesses acquired during 2003, and results for Foster America from April 30, 2004 through September 30, 2004. The financial data for fiscal 2003 do not include operating results for Foster America, and only include partial operating results for the other acquired businesses. Therefore, a majority of the period over period variances are directly attributable to the timing effect for these acquisitions. In addition, we have divested operations in certain states that were either not strategic to our continuing operations or for other reasons. We have exited operations in Washington in July 2003, Montana (acquired in the REM acquisition) in September 2003, a portion of our ABI operations in Illinois in August 2003, New Mexico in March 2004, and most recently, Michigan in September 2004.

  Net revenues

        Net revenues increased by $235.7 million, or 57%, from $412.8 million for fiscal 2003 to $648.5 million for fiscal 2004. Approximately $219.9 million of this increase was due to the inclusion of operations related to the acquisitions. The increase was also due to census growth in our existing service lines, expansion into new markets and the development of new services for our existing customer base. This increase was offset by the loss of revenues related to the divested units of $9.5 million.

  Cost of revenues

        Cost of revenues increased by $186.6 million, or 61%, from $305.3 million for fiscal 2003, to $491.9 million for fiscal 2004. Of this increase, $180.0 million was due to the inclusion of operations related to the acquisitions. This increase was offset by a decrease in cost of revenues related to the divested units of $7.9 million. The majority of the remaining $14.5 million increase in cost of revenues was due to increases in labor costs of $13.1 million. This $13.1 million increase in labor costs consisted of a $7.9 million increase in direct care wages and a $5.2 million increase in payroll taxes and fringe benefits for direct care workers. The increase in wages is mostly attributable to increases in our workforce to provide services for additional clients served. The increase in taxes and fringe benefits is mostly attributable to increases in healthcare costs of $3.0 million due to increased enrollment in our health insurance program and rising health care costs.

  General and administrative expenses

        General and administrative expenses increased by $19.3 million, or 29%, from $67.6 million for fiscal 2003, to $86.9 million for fiscal 2004. Of this increase, $17.7 million was due to the inclusion of operations related to the acquisitions. This increase was offset by a decrease in general and administrative expenses related to divested units of $1.3 million. The majority of the remaining $2.9 million increase in general and administrative expenses was attributable to a health insurance increase for general and administrative staff of $0.9 million and an increase in administrative occupancy of $1.0 million.

  Depreciation and amortization

        Depreciation and amortization expense increased $8.4 million from $13.1 million for fiscal 2003, to $21.5 million for fiscal 2004. Depreciation expense increased $4.8 million, which was primarily due to the depreciation of fixed assets of the acquired operations. Amortization expense increased $3.6 million due to the amortization of identifiable intangible assets resulting from the acquisitions.

  Other expense (income)

        Other expense (income) increased by a net expense of $2.2 million from $0.4 million of expense for fiscal 2003 to $2.6 million of expense for fiscal 2004. Other expenses for fiscal 2004 primarily included losses of $2.8 million, of which $2.4 million consisted of losses from the sale of business units and $0.4 million consisted of losses from the disposal of property and equipment. Other expense for fiscal 2003 included losses of $1.3 million, of which $1.1 million consisted of losses from the sale of business units and $0.2 million from the disposal of property and equipment, offset by gains related to the mark to market of our interest rate swap agreements of $0.8 million.

  Interest expense

        Interest expense increased $11.0 million, from $15.8 million for fiscal 2003 to $26.8 million for fiscal 2004. The increase in interest expense was principally due to additional debt incurred to finance the REM acquisition. In connection with the REM acquisition, we entered into a new credit agreement that increased our bank debt balance by $127.6 million. As part of the REM purchase consideration, we also issued junior subordinated notes to the sellers of REM for $28.0 million. These notes were redeemed in connection with the Refinancing. In addition, we charged an additional $4.2 million of interest expense in fiscal 2004 related to the change in the estimated life of the deferred financing cost in connection with the Refinancing.

  Provision for income taxes

        Provision for income taxes increased $3.9 million from $4.5 million for fiscal 2003 to $8.4 million for fiscal 2004. The increase in the provision was due to the increased level of earnings before income taxes.

Fiscal year ended September 30, 2003 compared to fiscal year ended September 30, 2002

  General

        During fiscal 2003, we completed three acquisitions, which added significant results to our reported operations. On December 16, 2002, we acquired the assets of FAS. On February 28, 2003, we acquired certain assets of AHS. On May 1, 2003, we acquired the stock of REM, Inc. and certain of its affiliated companies. In addition, we exited operations in 2003 in certain states that were not strategic to our continuing operations, including operations in Washington in July 2003, Montana (acquired in the REM acquisition) in September 2003, and a portion of our Chicago-based ABI operations in August 2003.

  Net revenues

        Net revenues increased by $171.4 million, or 71%, to $412.8 million for fiscal 2003 from $241.4 million for fiscal 2002. The increase in net revenues was primarily due to the inclusion of operations related to the acquisitions, which contributed net revenues of $166.9 million for fiscal 2003. The remaining increase was due to volume growth which was driven by increased census count and additional revenues from new program starts.

  Cost of revenues

        Cost of revenues increased by $137.7 million, or 82%, to $305.3 million for fiscal 2003 from $167.6 million for fiscal 2002. Of this increase, $131.6 million was due to the inclusion of operations related to the acquisitions. This increase was offset by a decrease in cost of revenues for divested units of $0.7 million. The majority of the remaining $6.8 million increase in cost of revenues was due to increases in labor costs. The majority of labor cost increases were wage expenses which increased by $3.8 million, or 5%. The increase in wages was largely attributable to the increase in our small group home business, which is more labor intensive than the host home model. The remaining portions of the increase in cost of revenues are related to health insurance which increased by $0.8 million, or 18%, and increases in reserves for prior years' workers' compensation claims of $1.2 million, or 39%. In addition to increases in labor costs, other direct care costs such as occupancy and transportation costs increased by $0.3 million, or 26%, due to the increase in our small group home business, which generally requires higher occupancy costs and other direct care costs than the host home model.

  General and administrative expenses

        General and administrative expenses increased by $18.8 million, or 39%, to $67.6 million for fiscal 2003 from $48.8 million for fiscal 2002. Of this increase, $13.9 million was due to the inclusion of operations related to the acquisitions. This increase was offset by a decrease in general and administrative expenses for divested units of $0.5 million. The majority of the remaining $5.4 million increase in general and administrative expenses was due to expenses related to the acquisition and integration of the REM acquisition of $3.6 million including a special bonus of $1.6 million paid to management based on the successful completion of the REM acquisition and other integration costs of $2.1 million related to systems integration of our financial and payroll systems. In addition to integration spending, expenses related to our workers' compensation insurance and claims expenses increased by $0.4 million and professional liability insurance expense increased by $0.5 million. Legal expenses also increased by $0.9 million, of which approximately $0.6 million of this increase was incurred responding to an administrative inquiry in New Mexico related to our predecessor. For fiscal 2003, deferred compensation expense was $0.4 million.

  Depreciation and amortization

        Depreciation and amortization decreased $2.5 million, or 16%, to $13.1 million for fiscal 2003 from $15.6 million for fiscal 2002. Depreciation increased $3.7 million, which was primarily due to the depreciation of fixed assets of the acquisitions. Amortization expense decreased $6.2 million principally due to a change in accounting for goodwill per SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires companies to break out identifiable intangible assets from goodwill and amortize those intangible assets over their estimated useful lives. Prior to the adoption of SFAS 142, we had been amortizing intangible assets, including goodwill, over periods between 3 and 15 years. This decrease was offset partially by additional amortization of identifiable intangibles resulting from the acquisitions.

  Other expense (income)

        Other expense (income) increased by a net expense of $0.6 million to expenses of $0.4 million for fiscal 2003 from income of $0.2 million for fiscal 2002. Other expense for fiscal 2003 consisted of income related to the mark to market on our interest rate swap agreements, offset by losses of $1.3 million, of which $1.1 million consisted of losses from the sale of businesses and $0.2 million consisted of losses from the disposal of property and equipment. Other expense for fiscal 2002 consisted of $0.3 million from the disposal of property and equipment. Other income for fiscal 2002 consisted of income related to the mark to market of our interest rate swap agreements, offset by losses on sales and disposals of fixed assets.

  Interest expense

        Interest expense increased $8.2 million to $15.8 million for fiscal 2003 from $7.6 million for fiscal 2002. The increase in interest expense was principally due to additional debt incurred to finance the REM acquisition. In connection with the REM acquisition, we entered into a new credit agreement that increased our bank debt balance by $127.6 million. In addition, as part of the REM purchase consideration, we issued junior subordinated notes to the sellers of REM for $28.0 million. These notes were redeemed in connection with the Refinancing.

  Provision for income taxes

        Provision for income taxes increased $3.8 million to $4.5 million for fiscal 2003 from $0.7 million for fiscal 2002. The increase in income tax expense was due to the increased level of earnings before income taxes. Our effective tax rate increased from 40% for fiscal 2002 to 43% for fiscal 2003. The increase in the effective tax rate was due to our legal corporate structure where a substantial amount of taxable losses in some states were not able to be netted with taxable income from others.

Liquidity and Capital Resources

        Our principal uses of cash are to meet working capital requirements, to fund debt obligations and to finance capital expenditures and acquisitions. Cash flows from operations and utilization of our credit facilities during the past two years have been sufficient to meet the aforementioned cash requirements.

        On November 4, 2004, we completed the Refinancing, which included the offering of the outstanding notes and the amendment and restatement of our then-existing senior credit facilities. As amended and restated, the senior credit facilities consist of a six-year $80.0 million revolving credit facility and a seven-year $175.0 million term loan B facility. We used the proceeds of the offering of the outstanding notes, cash on hand and borrowings under the senior credit facilities to:

  •
  repay all amounts owing under our then-existing senior credit facilities and pay a $1.5 million pre-payment fee on our then-existing senior credit facilities;

  •
  repay $28.0 million of the subordinated notes issued by Holdings to the former stockholders of REM, Inc. in connection with our acquisition of REM in May 2003 and $15.5 million of subordinated notes issued by Holdings to Madison Dearborn in 2001;

  •
  redeem all of the outstanding 14% Redeemable Class A Preferred Stock of Holdings, in the amount of $121.8 million, including accrued dividends, approximately $3.4 million of which was held in a rabbi trust for a deferred compensation plan;

  •
  fund an escrow account in order to provide a source of payment for net amounts that may be owing (after deducting amounts to which we are entitled under our right of offset) under the Magellan note;

  •
  pay certain deferred compensation obligations; and

  •
  pay transaction fees and expenses.

        Net cash provided by operating activities was $24.5 million and $22.6 million for the nine months ended June 30, 2005 and 2004, respectively. Cash provided by operating activities for the nine months ended June 30, 2005 included payments associated with the Refinancing. Certain deferred compensation plans were terminated and funds were distributed in the amount of $4.3 million. In addition, in connection with the repayment of the subordinated notes payable, accrued interest of $13.5 million was paid. Excluding these Refinancing items, net cash provided by operating activities was $42.3 million for the nine months ended June 30, 2005. The increase in cash provided by operating activities between periods was principally due to an increase in cash provided by accounts receivable. This change is mostly attributed to a decrease in accounts receivable due to a decrease in days sales outstanding between September 30, 2004 and June 30, 2005 from 51.2 to 45.1.

        Net cash used in investing activities was $8.8 million and $15.3 million for the nine months ended June 30, 2005 and 2004, respectively. The primary components are purchases of property and equipment, cash paid for acquisitions and cash proceeds from the sale of property and equipment. The change between periods was primarily attributable to a change in cash paid for acquisitions. Cash paid for acquisitions for the nine months ended June 30, 2005 of $1.7 million includes the acquisition of Bayview Neuro, Inc. in October 2004 for $1.0 million, and four acquisitions in June 2005 for a total of $1.7 million. Offsetting the cash paid for these acquisitions is $1.0 million received related to the finalization of the purchase price of previous acquisitions. Cash paid for acquisitions for the nine months ended June 30, 2004 of $5.1 million primarily relates to the acquisition of Foster America in April 2004. Also contributing to the change in cash used in investing activities between periods is a reduced level of capital expenditures in 2005. We spent $9.0 million and $10.3 million in capital expenditures for the nine months ended June 30, 2005 and 2004, respectively. Capital expenditures for both periods are primarily related to purchases of single family homes, vehicles and computer equipment.

        Net cash used in financing activities in the nine months ended June 30, 2005 and 2004 was $11.7 million and $7.0 million, respectively. The $4.7 million increase in cash used by financing activities was primarily due to the Refinancing. In addition to the Refinancing, we made scheduled debt maturity payments in accordance with the term loan facilities of $1.6 million and $7.1 million for the nine months ended June 30, 2005 and 2004, respectively. In connection with the refinancing of our term loan mortgage in May 2005, we repaid the $4.7 million outstanding on the existing term loan mortgage and borrowed $6.2 million. We used net proceeds from the additional term loan mortgage facility to make a prepayment in the amount of $1.7 million on our term B loan. We also repaid $7.0 million of the $10.0 million note payable to Magellan in the nine months ended June 30, 2005, and incurred and paid approximately $0.8 million in costs through June 30, 2005 in connection with the repricing of our existing term B loan in March 2005 and the refinancing of the term loan mortgage in May 2005.

        Net cash provided by operating activities was $37.7 million, $33.6 million and $13.5 million for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. The changes between years were primarily attributable to an increased level of earnings and favorable changes in operating assets and liabilities between periods. Net cash used in investing activities was $20.0 million, $262.2 million and $3.7 million for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. The primary components were purchases of property and equipment, cash paid for acquisitions and proceeds from the sale of businesses. The changes between periods were primarily attributable to the increased level of acquisition funding in 2003, due principally to the acquisition of REM. Net cash provided by (used in) financing activities was $(9.1) million, $243.9 million and $(16.3) million for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. The use of cash for fiscal 2004 and fiscal 2002 was due to repayments on outstanding debt, while the cash provided for fiscal 2003 was due to the issuance of debt related to the acquisitions made in that year.

        We spent $15.6 million, $8.5 million and $4.1 million in capital expenditures for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. Capital expenditures for fiscal 2004 are primarily related to purchases of single family homes and computer equipment, and for fiscal 2003 are mostly due to purchases of furniture and fixtures and computer equipment. Capital expenditures for fiscal 2002 were primarily for computer equipment.

        We completed three acquisitions in fiscal 2004 and four acquisitions in fiscal 2003. The acquisition of Foster America in May 2004 was financed with available cash of approximately $4.4 million, and the remaining two acquisitions in fiscal 2004 were financed with available cash of approximately $0.2 million. The acquisition of FAS in December 2002 was financed through borrowings under our old senior credit facilities of $6.8 million. The acquisition of AHS in February 2003 was financed through the use of available cash of approximately $0.4 million and borrowings under the old senior credit facilities of $11.0 million. The acquisition of REM in May 2003 for approximately $240.4 million was financed through proceeds from the issuance of preferred and common stock of $87.2 million, a seller note of $28.0 million and $125.2 million of borrowings under the old senior credit facilities.

        We made scheduled debt maturity payments in accordance with our term loan facilities of $9.3 million, $3.0 million and $6.3 million for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. In addition, in conjunction with the acquisition of REM on May 1, 2003, we entered into the senior credit facilities existing prior to the Refinancing to finance the acquisition and in the process refinanced our old term loan of $48.0 million on April 30, 2003.

        On November 4, 2004, we repaid all outstanding amounts owing under the then-existing senior credit facilities and entered into amended and restated senior credit facilities, which we refer to as the "senior credit facilities."

        The senior credit facilities consist of an $80.0 million revolving credit facility and a $175.0 million term loan B facility. At the time of the Refinancing, we drew $13.0 million under the revolving credit facility. The loans and other obligations under the senior credit facilities are guaranteed by Holdings and each of its existing and future direct and indirect domestic subsidiaries, other than insurance subsidiaries and non-profit subsidiaries. The revolving credit facility will terminate, and all amounts outstanding thereunder will be due and payable, in 2010. The term loan B facility is subject to quarterly amortization of principal, with the initial aggregate term loan payable in quarterly installments of 1% per year for the first six years and thereafter in substantially equal quarterly installments. Voluntary prepayments of principal are permitted, and we are required to prepay amounts under the senior credit facilities under certain circumstances.

        On November 4, 2004, National MENTOR, Inc. sold $150.0 million in aggregate principal amount of the outstanding notes in a private placement. The notes are guaranteed by Holdings and each of the issuer's direct or indirect domestic subsidiaries, other than certain excluded subsidiaries. The notes will mature on December 1, 2012.

        Our principal sources of funds are cash flows from operating activities and available borrowings under the senior credit facilities. The availability under the $80.0 million revolving facility is reduced by outstanding letters of credit totaling $24.0 million. As of June 30, 2005, the availability under this facility was $56.0 million. We believe that these funds will provide sufficient liquidity and capital resources to meet our near term and future financial obligations, including scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for the foreseeable future. No assurance can be given, however, that this will be the case.

Commercial Commitments Summary

        The following table summarizes our contractual obligations and commitments on June 30, 2005.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in thousands)
Long-term debt	$331,133	$5,142	$4,283	$8,425	$313,283
Operating leases	59,743	21,091	25,951	9,894	2,807
Standby letters of credit	23,986	23,986	—	—	—

Total obligations and commitments	$414,862	$50,219	$30,234	$18,319	$316,090

Inflation

        We believe that inflation has not had a material impact on our results of operations for fiscal 2004, fiscal 2003 or fiscal 2002. We do not expect inflation to have a material impact on our results of operations for fiscal 2005.

Quantitative and Qualitative Disclosure about Market Risk

        Although we are exposed to changes in interest rates as a result of our outstanding variable rate debt, we do not currently utilize any derivative financial instruments related to our interest rate exposure. At June 30, 2005, we had variable rate debt outstanding of $178.1 million compared to $159.7 million outstanding at September 30, 2004. The variable rate debt outstanding relates to the term loan, which has an interest rate based on LIBOR plus 2.50% or Prime plus 1.50%, the revolver, which has an interest rate based on LIBOR plus 3.25% or Prime plus 2.25%, and term loan mortgage, which has an interest rate based on Prime plus 1.25%. An increase in the interest rate by 100 basis points on the debt balance outstanding as of June 30, 2005, would increase interest expense approximately $1.8 million annually.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and the impact of those events cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the financial statements.

        We believe our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, our application of accounting policies has been appropriate, and actual results have not differed materially from those determined using necessary estimates.

        The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

  Revenue Recognition

        Revenues are reported net of any state provider taxes or gross receipts taxes levied on services we provide. We follow Staff Accounting Bulletin (SAB) 104, Revenue Recognition, which requires that revenue can only be recognized when evidence of an arrangement exists, the service has been provided, the price is fixed or determinable and collectibility is probable. We recognize revenues for services performed pursuant to contracts with various state and local government agencies and private health care agencies as follows: cost-reimbursement contract revenues are recognized at the time the service costs are incurred and units-of-service contract revenues are recognized at the time the service is provided. For our cost-reimbursement contracts, the rate provided by the payor is based on a certain level and types of costs being incurred in delivering the service. From time to time, we receive payments under cost-reimbursement contracts in excess of the allowable costs required to support those payments. In such instances, we record a liability for such excess payments. At the end of the contract period, any balance of excess payments is maintained as a liability for reimbursement to the payor. Revenues in the future may be affected by changes in rate-setting structures, methodologies or interpretations that may be enacted in states where we operate or by the federal government. To date, we have not encountered any rate-setting changes of significance.

  Accounts Receivables

        Accounts receivable primarily consist of amounts due from Medicaid programs, other government agencies, not-for-profit providers, and commercial insurance companies. An estimated allowance for doubtful accounts receivable is recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, we consider a number of factors, including payment trends in individual states, age of the accounts and the status of ongoing disputes with third-party payors. Complex rules and regulations regarding billing and timely filing requirements in various states are also a factor in our assessment of the collectibility of accounts receivable. Actual collections of accounts receivable in subsequent periods may require changes in the estimated allowance for doubtful accounts. Changes in these estimates are charged or credited to revenue in the Income Statement in the period of the change in estimate.

  Reserves for Self-insurance

        We self-insure a substantial portion of our health, workers compensation, auto and professional and general liability programs. We record expenses related to claims on an incurred basis, maintaining fully developed reserves for both reported and unreported claims. The reserves for the health and workers compensation programs may be based on estimates made internally by management or by independent third party actuaries. In consultation with an independent third party claims administrator, we establish reserves for professional and general liability claims. While we believe that the estimates of reserves are adequate, the ultimate liability may be greater or less than the aggregate amount of reserves recorded. Reserves relating to prior periods are continually reevaluated and increased or decreased based on new information. As such, these changes in estimates are recorded as charges or credits to the results of operations in the subsequent period when the change in estimate occurred.

  Goodwill and Intangible Assets

        Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), we review costs of purchased businesses in excess of net assets acquired (goodwill), and indefinite-lived intangible assets for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. We are required to test goodwill on a reporting unit basis. We use a fair value approach to test goodwill for impairment and recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds fair value. The impairment test for indefinite-lived intangible assets requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss would be recognized in an amount equal to the difference. Fair values are established using discounted cash flow and comparative market multiple methods. We conduct our annual impairment test on July 1st, and as of the date of the last test, there was no impairment and there have been no indicators of impairment since the date of the test.

        Discounted cash flows are based on management's estimates of our future performance. As such, actual results may differ from these estimates and lead to a revaluation of our goodwill and intangible assets. If updated calculations indicate that the fair value of goodwill or any indefinite-lived intangibles to be less than the carrying value of the asset, an impairment charge would be recorded in the results of operations in the period of the change in estimate.

  Impairment of Long-Lived Assets

        Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), we review long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value.

  Income Taxes

        We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under FAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. These deferred tax assets and liabilities are separated into current and long-term amounts based on the classification of the related assets and liabilities for financial reporting purposes. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.

  Derivative Financial Instruments

        We use derivative financial instruments to manage the risk of interest rate fluctuations on debt and account for derivative financial instruments in accordance with Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended. FAS 133 requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in stockholders' equity as other comprehensive income (loss) depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We, from time to time, enter into interest rate swap agreements to hedge against variability in cash flows resulting from fluctuations in the benchmark interest rate on our debt. These agreements involve the exchange of variable interest rates for fixed interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be received or paid as interest rates change is accrued and recognized as an adjustment of other income or expense in the accompanying consolidated income statements or as a change to stockholders' equity, depending on whether the transaction qualifies as a hedge. The related amount receivable from or payable to counterparties is included as an asset or liability in our consolidated balance sheet.

        Hedges of underlying exposure are designated as part of a hedge transaction and documented at the inception of the hedge. Whenever it qualifies, we use the shortcut method to satisfy hedge effectiveness requirements. Under this approach, we exactly match the terms of the interest rate swap to the terms of the underlying debt and therefore may assume 100% hedge effectiveness with no formal quarterly assessment of effectiveness or measurement of ineffectiveness. The entire change in fair market value is recorded in the stockholders' equity as other comprehensive loss. In connection with the Refinancing, the outstanding interest rate swap agreements were terminated. There were no outstanding swap agreements at June 30, 2005.

  Legal Contingencies

        From time to time, we are involved in litigation in the operation of our business. We reserve for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While we believe our provision for legal contingencies is adequate, the outcome of the legal proceedings is difficult to predict and we may settle legal claims or be subject to judgments for amounts that differ from our estimates.

BUSINESS

Company Overview

        We are a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. We provide our services in small group home, host home, in-home or non-residential settings that are designed to promote our clients' independence and participation in the community. Our customized services offer our clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. We believe our flexible approach to service delivery, supported by a consistent set of service principles designed to maximize client independence and satisfaction, appeals not only to our clients and their families, but also to our growing number of payors.

        We believe that the strength of our service delivery model, our national scope and our relationships with a broad range of government agencies have made us one of the largest national providers of home and community-based services in each of our service lines. Currently, we provide our services to approximately 19,800 clients in 29 states through approximately 15,000 full time equivalent employees, as well as a pool of approximately 5,100 independently contracted Mentors. We derived approximately 94% of our revenues from state and county government payors during fiscal 2004, with total net revenues of $648.5 million and net income of $10.2 million during this period. We derived approximately 94% of our revenues from state and county government payors during the nine months ended June 30, 2005, with total net revenues of $515.3 million and net income of $10.1 million during this period.

        In May 2003, we acquired REM, Inc., one of the largest providers of MR/DD services in the United States, which has since been integrated into our operations. The REM acquisition increased our market position in seven states and added nine new states where we did not previously have operations. Prior to this acquisition, both we and REM pursued similar service model strategies and for growth relied on expanding service offerings within existing markets as well as new program start-up operations. We have also complemented our organic growth by the strategic acquisitions of philosophically compatible providers. We have grown our net revenues from $88.3 million in fiscal 1997 to $648.5 million in fiscal 2004.

        We provide services to three population groups:

        Mental Retardation/Developmental Disability (MR/DD).    The largest part of our business is the delivery of quality living services to individuals with mental retardation or a developmental disability. We provide services to these clients in both residential and non-residential settings. Our residential settings include small group homes and ICF-MR living arrangements, most of which house six people or less, "host homes," in which a client lives in the home of one of our trained Mentors, and in-home settings, in which we support our clients' independence with 24 hour support in their own homes. Our non-residential services consist primarily of day programs and periodic services in various settings. The MR/DD services we provide include residential support, vocational services, day habilitation and case management. As of June 30, 2005, we had MR/DD programs in 26 states. For fiscal 2004, our MR/DD services generated revenues of $481.7 million, representing approximately 74% of our net revenues, and for the nine months ended June 30, 2005, our MR/DD services generated revenues of $371.7 million, representing approximately 72% of our net revenues. We received substantially all of our revenues for MR/DD services from state and county government payors during the same periods.

        Children and Families at Risk.    We provide a variety of services to children with severe emotional, developmental and behavioral disorders, medical complexities and youth under the auspices of the juvenile justice system, all of whom we refer to as at-risk youth. At September 30, 2004 and at June 30, 2005, approximately 84% and 83%, respectively, of our ARY services were provided in a host home setting, in which a child is placed in the home of one of our Mentors. We also work with state and county youth services agencies in providing family-based services designed to support family preservation and family reunification. These services either preempt the need for out-of-home care or provide at-risk families with the support they need to reunify upon discharge from our programs. Our other ARY services include case management, adoption assistance and education services. As of June 30, 2005, we had ARY programs in 20 states. For fiscal 2004, our ARY services generated revenues of $100.6 million, representing approximately 16% of our net revenues, and for the nine months ended June 30, 2005, our ARY services generated revenues of $88.6 million, representing approximately 17% of our net revenues. We received substantially all of our revenues for ARY services from state and county government payors during the same periods.

        Acquired Brain Injury (ABI).    We define acquired brain injury (ABI) as injury to the brain sustained after birth that is not related to a congenital disorder, a developmental disability or a process which progressively damages the brain. We provide post-acute ABI services in small group homes, as well as through in-home support and in non-residential settings. These services include neurorehabilitation, neurobehavioral rehabilitation and assisted living services. As of June 30, 2005, we had ABI programs in nine states serving clients referred to us from 26 states. For fiscal 2004, our ABI services generated revenues of $35.1 million, representing approximately 5% of our net revenues, and for the nine months ended June 30, 2005, our ABI services generated revenues of $28.0 million, representing approximately 5% of our revenues. During the same periods, we received approximately 61% of our ABI revenues from state and county government payors and approximately 39% from private payors.

Competitive Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of home and community-based services to our three population groups: individuals with MR/DD, at-risk youth and their families, and persons with acquired brain injury.

        National Platform with Diverse Payor Mix.    We serve clients in 29 states, which comprise approximately 75% of the United States population, although we do not operate in all regions of those states. Our national presence and scale provides us with an effective platform for future growth within existing states and in surrounding states. In addition, our diverse base of state and county purchasing entities stabilizes our revenue base and mitigates the impact of changes in rates or reimbursement policies in any particular state or county.

        Client-Oriented Care Model.    We design customized service plans to meet the unique needs of our clients in community-based settings. We specialize in adapting our service offerings to a wide range of intensities of care and other client requirements, as well as in providing cost-effective services that are accountable to clients, their families and state and county funding providers. We are also experienced at serving clients with the most severe disabilities. We focus on providing these customized services in home and community-based settings. We believe that our expertise in customized home and community-based services has allowed us to capitalize on the industry's continued shift away from institutional care models. We believe that the U.S. Supreme Court's Olmstead decision, which challenged governments to deliver more individualized care to those with special needs, as well as "waiting list" lawsuits seeking to require governments to deliver home and community-based services to more of these individuals, have increased market demand for the services that we deliver.

        Strong and Stable Cash Flow.    The extended length of care inherent in our business and increasing life expectancy of our MR/DD clients have provided us with a stable, recurring base of revenue and cash flow. Once individuals with MR/DD are admitted to our programs, they typically remain in our homes for the remainder of their lives. In addition, according to Braddock, advances in medical technology have increased the life expectancy of the MR/DD population from 19 years in the 1930s to

59 years in the 1970s and 66 years in 1993, further increasing our clients' expected length of care. In many cases, our clients remain in our homes for the remainder of their lives.

        Flexible Cost Structure.    We believe that we do not have the high fixed costs that care providers operating large institutions tend to have, enabling us to respond quickly to market developments and regulatory changes. In many cases we use contract workers rather than full-time employees, many of whom are paid a per diem amount. Additionally, we operate most of our group homes under lease arrangements, more than half of which have terms of two years or less. Our national scope and scale have also enabled us to implement best practices across our organization and leverage economies of scale in various direct and indirect costs, resulting in lower overall costs.

        Experienced Management Team and Equity Sponsor.    Our management team has extensive public and private sector experience in human services. Our senior management team has been with us for an average of 11 years and averages approximately 20 years in the human services industry. Many of our senior managers have previously held leadership positions as policy makers, fiscal managers and service providers in our industry. In addition, our equity sponsor, Madison Dearborn, has considerable experience making investments in a wide variety of industries.

Our Strategy

        The primary aspects of our strategy include the following:

        Capitalize on Favorable Industry Trends.    We believe home and community-based services that increase client independence and participation in community life and reduce payor costs will continue to grow in market share. According to Braddock, total public spending for MR/DD services in the United States has grown from $34.5 billion in 2002 to $38.6 billion in 2004, the most recent year for which data is available, while spending for public and private institutions serving more than 16 persons has declined during the same period. In addition, the aging of the "baby boom" generation is expected to reduce the number of family caregivers for people with MR/DD. We believe that the expected growth in the adolescent population over the next ten years as well as the development in 24 states of home and community-based waiver programs to support individuals with ABI will further contribute to increased demand for our other services. Finally, we believe the presence of strong advocacy groups and the pending lawsuits advocating for deinstitutionalization of our client population will continue to support these trends. Nine closures of state developmental centers are slated to occur between 2005-2007, according to Braddock. We intend to capitalize on these trends, both in existing markets and in new markets where we believe significant opportunities exist.

        Expand Our Services in New and Existing Markets.    We intend to continue to seek new opportunities to grow in each of our services lines by leveraging our current infrastructure to expand into new territories and develop complementary services in existing locations. We often seek new program starts through the signing of an anchor contract in a new state or region with the intention of leveraging the initial contract to expand geographically, by service line or by model. We also cross-sell programs, starting new service lines in states where we have established ourselves in other services lines. For example, the REM acquisition enabled us to add ARY and ABI programs in five states in which REM offered only MR/DD services. Similarly, we have developed small group homes in five states in which we had historically only offered host home services to MR/DD clients. A new program start typically requires an initial investment and generally becomes cash flow positive within 18 to 24 months. Since the inception of the new start program in fiscal 2002, we have 73 new starts operating, including 33 which launched in fiscal 2005. We intend to pursue new program starts and cross-selling opportunities aggressively.

        Leverage Our National Resources.    We believe our experience and national scale enhance our ability to efficiently provide consistent high quality care at the local level. We intend to develop and implement best practices across our national network and to offer a broad continuum of care, including serving clients with the most severe disabilities. We also deliver a level of quality and responsiveness that smaller local service providers are unable to offer and intend to continue to invest in company-wide training programs and systems for quality control and incident reporting.

        Continue to Strengthen Our Third-Party Payor Relationships.    Much of our organic growth in recent years has resulted from the strength of our relationships with state and local government agencies and not-for-profit organizations such as Alliance Health and Human Services, Inc. Our relationships with these payors have enabled us to gain contract referrals and to cross-sell new services into existing markets, as well as to leverage "local knowledge" to increase quality on a cost-effective basis. These relationships have also contributed to our success in making acquisitions. We seek to position ourselves as the provider of choice to state and county governments by finding solutions to their most challenging human service delivery problems. We intend to continue to strengthen these relationships by developing innovative programs and integrating payment systems.

        Selectively Pursue Acquisitions.    Our management team has successfully integrated 32 acquisitions since 1997. Of these acquisitions, 31 were small, strategic acquisitions that we folded into our existing operations. In addition, in May 2003, we acquired REM, Inc., one of the largest providers of services to the MR/DD population in the United States, which was a unique opportunity for us to expand our national presence and service lines in our base operations. We intend to continue to pursue strategic, philosophically compatible acquisitions that can be readily integrated into our existing operations.

Industry Overview

        Unless otherwise stated, all statistical information in this section has been obtained from reports prepared by Dr. David Braddock. Dr. David Braddock is Associate Vice President of the University of Colorado (CU) System and Executive Director of the Coleman Institute for Cognitive Disabilities. For more information on these reports, see "Market, Ranking and Other Data."

        The human services industry plans, organizes, develops and administers programs for, and provides direct services to, people with special needs. We provide services to three population groups: individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. We believe that several factors will increase demand for our services in the coming years:

        Continuing Trend Toward Home and Community-Based Settings.    We believe that the increase in the number of eligible beneficiaries of government-funded human services and the attendant pressure on governments to both cut costs and provide higher quality services have caused many governmental agencies to increasingly turn to private human services providers. Until recently, human services in our markets have been provided almost exclusively by public sector and non-profit agencies, often in large congregate settings, including institutions. There has been a significant trend toward privatization of these services, primarily among those payors pursuing alternatives to the traditional institutional service model, and we believe that this trend will continue to drive growth in the MR/DD, ARY and ABI.

        Strong Support from Advocacy Groups.    Individuals with developmental disabilities are strongly supported by many advocacy groups who seek to increase awareness and influence governmental funding decisions. In many cases, these groups have used courts to require governments to improve service levels to individuals with developmental disabilities. For example, in June 1999, the United States Supreme Court held in Olmstead v. L.C. that states must provide individuals with MR/DD the choice to be placed in home and community-based settings when deemed appropriate by professionals and placement can be reasonably accomplished within state budgets. In addition, court orders have also been used to require states to reduce the number of individuals with developmental disabilities on waiting lists for placements in residential service programs. As a result, states are allocating necessary funds and resources to provide small group home and host home care or for new in-home support programs. Nine closures of state developmental centers are slated to occur between 2005-2007, according to Braddock.

        Increased Longevity of MR/DD Population.    According to the Rehabilitation Research and Training Center on Aging and Mental Retardation at the University of Illinois at Chicago, the average life expectancy of people with MR/DD has increased from 19 years in the 1930s, to 59 years in the 1970s and 66 years in 1993. According to Braddock, this increase in life expectancy accounts for an estimated 10-20% increase in the demand for residential services in the past three decades alone. As these populations grow older, they require more care for longer periods and have a greater chance of outliving their caregivers. We believe that state and local governments will increasingly look to private service providers to create the capacity necessary to care for these people in the future.

        Aging Family Caregivers.    Many individuals with MR/DD live with family caregivers in their own homes as opposed to living on their own or in supervised residential care setting. In 2004, approximately 2.8 million individuals with MR/DD in the United States received care at home with their families. Twenty-five percent of these individuals, or 710,000 persons, were living with caregivers aged 60 and over. Many of these caregivers, particularly those in the "baby boom" generation, will soon become too old to provide adequate care. We believe that this trend will continue to drive growth of supervised residential programs, particularly as the life expectancy of MR/DD individuals continues to increase.

        Growing Adolescent Population.    According to the U.S. Census Bureau, the "baby boom echo," which began in the early 1990's, is now beginning to give rise to large numbers of adolescents. In 1990, there were 64.2 million children under the age of 18. This number is projected to be 72.1 million by 2010, with 24.6 million of those children between the ages of 12 and 17. We believe that the growth in this age group will likewise increase the numbers of at risk youth requiring residential and other human services.

        Increased Demand for ABI Support.    Twenty-four states have developed home and community-based waiver programs to support long-term care services for ABI survivors. Faster emergency response and improved medical techniques have resulted in more persons surviving ABI, but many survive with a substantial long-term disability. We expect that increasing survival rates, together with a shift towards home- and community-based service, similar to that in the MR/DD service line, will contribute to the growth in ABI services.

        The following is a brief discussion of each of our three lines of service:

  Mental Retardation/Developmental Disability

        The MR/DD market provides services to children, adolescents and adults with mental retardation or a developmental disability, a population of approximately 4.6 million people in the United States. Nearly 11% of these people live in supervised residential settings. Total public spending for MR/DD services in the U.S. has grown from $34.5 billion in 2002 to $38.6 billion in 2004. According to Braddock, this represents an inflation-adjusted increase of 5.7%. This is the slowest adjusted percentage growth rate in total MR/DD spending for any two-year period since the late 70's. Braddock notes, however, that growth in U.S. public spending in this area remains robust, and that growth in community spending remains substantially above the rate of inflation. Inflation adjusted expenditures for home and community-based services increased approximately 8.5% from 2002 to 2004, the most recent two-year period for which data are available. Conversely, inflation adjusted spending for public and private institutions serving more than 16 persons posted a decline of 4.3% during 2002-2004.

        These increases in inflation adjusted expenditures for home and community-based services came during an extremely difficult fiscal stretch for state governments. From fiscal year 2001 to fiscal year

2004 states closed an aggregate budget gap of more than $235 billion. As a result, according to the National Association of State Budget Officers, fiscal years 2002, 2003, and 2004 were three of only six fiscal years since 1979 during which the real annual budget growth of states was negative.

  Children and Families at Risk

        The ARY service market includes children with severe emotional, developmental and behavioral disorders and medical complexities, as well as those under the auspices of the juvenile justice system. The majority of these children have experienced some sort of significant trauma in their lives, such as physical, emotional, and/or sexual abuse and a significant number may also have medical complexities or other disabilities. As a result, these children and adolescents demonstrate a range of severe behaviors. Many of these youth ultimately become involved in the juvenile justice system as they grow into adolescence. In recent years, we have developed and implemented non-residential, family-based services aimed at family preservation and family reunification.

  Acquired Brain Injury

        Acquired brain injury, or ABI, refers to any injury to the brain sustained after birth that is not related to a congenital disorder, a developmental disability, or a process that progressively damages the brain. ABI is typically the result of an external trauma, effects on surrounding brain tissue from a stroke or brain hemorrhage, a viral infection in the brain or a lack of oxygen to the brain. ABI is the leading cause of death and disability in young adults and children in the United States, and approximately 1.5 million individuals suffer from acquired brain injury each year. According to the National Institutes of Health (NIH) Consensus Statement, between 80,000 and 90,000 individuals each year will experience the onset of long-term or lifelong disability associated with ABI. An individual's longevity may be unaffected by ABI, and adults with ABI may require post-acute services for an extended period of time, often for the remainder of their lives. The lifelong costs of care and support for a person with ABI can be up to approximately $4 million, as estimated by the National Institute of Neurological Disorders and Stroke.

Operating Models

  Small Group Home Model

        In small group homes, our MR/DD or ABI clients live in a home with other adults. Most of our group home programs house fewer than six individuals. Each group home is staffed 24 hours a day, seven days a week by direct service employees who are supervised by a program manager. When the adult is admitted to the program, an individualized service plan, or "ISP," is developed by our team in order to set personal goals for the client and establish a benchmark for future progress. The group home staff has access to a team of professionals at all times. The staffing patterns vary according to the funding source's regulations and the level of need of the people served.

        A client's ISP may dictate one or more of the following services: case management, individual therapy, group therapy, behavior planning, medication management, life skills training, day programming, independent living skill development, advocacy, vocational training and transportation. The goals and objectives set out in each ISP will determine the types of support required by the client.

  Intermediate Care Facilities for Individuals with Mental Retardation or Developmental Disabilities (ICFs–MR)

        We also provide services to people with disabilities in small to moderate size ICFs-MR. ICFs-MR facilities look like group home facilities. They differ from group home facilities in that they are federally regulated and are funded through a separate ICF–specific Medicaid program. The ICFs-MR Program was established in 1971 when legislation was enacted to provide for Federal Financial Participation (FFP) for ICFs-MR as an optional Medicaid service. This congressional authorization for ICFs-MR services as a state plan option under Medicaid allows states to receive federal matching funds for institutional services that are funded with state or local government dollars.

        To qualify for Medicaid reimbursement, ICFs-MR must be certified and comply with Federal standards (referred to as Conditions of Participation, found in federal regulations at 42 CFR Part 483, Subpart I, Sections 483.400- 483.480) in eight areas, including: management, client protections, facility staffing, active treatment services, client behavior and facility practices, health care services, physical environment and dietetic services. Clients who live in our ICFs-MR facilities receive active treatment.

  Host Home Model

        In the host home model, also known as the MENTOR model, a child or adult is carefully matched and placed in the home of one of our independent contractors, or "Mentors," where he or she participates in the life of the Mentor's family and takes part in community activities. As in the small group home model, an ISP is developed for each client. A case manager visits the client on a determined schedule (weekly, or biweekly, for example) to ensure that the ISP is being implemented and that the services chosen are appropriate to the strengths and needs of the client at that time. Each ISP is formally revisited at least four times per year and modified, as necessary. The interdisciplinary team's monitoring ensures the quality of each person's individualized program of care.

        As in the case of the small group home and ICF models, the ISP may dictate one or more of the following services: case management, individual therapy, group therapy, behavior planning, medication management, life skills training, day programming, independent living skill development, advocacy, vocational training and transportation. Each Mentor has access to a team of clinical and behavioral professionals 24 hours a day, seven days a week for telephone triage and crisis intervention.

        Our host home model is most commonly used by the ARY population. Some of our MR/DD or ABI clients choose this option, but our group home and ICFs-MR models are more commonly selected by adults.

  Residential In-Home Model

        In the in-home model, individuals live in their own home or apartment and receive up to 24-hour support. As in the models above, services are driven by the ISP, and overseen by a team of professionals. In-home services are delivered to our MR/DD and ABI clients, and include assistance with budgeting, meal planning, case management, shopping, transportation or job support.

  Non-Residential

        Non-residential services include individual therapy, early intervention, school support, vocational support, day programs, and community integration, and can take place in a client's home or in outside facilities. We provide non-residential services to all three of the population groups we serve, and the nature and frequency of supports is determined by the client's ISP. Clients receiving only non-residential services do not receive 24-hour support. We typically bill our non-residential services on an hourly basis.

Service Lines

  Mental Retardation/Developmental Disability

        As of June 30, 2005, we provided MR/DD services to clients in 26 states. For fiscal 2004, our MR/DD services generated revenues of $481.7 million, representing approximately 74% of our net revenues, and for the nine months ended June 30, 2005, our MR/DD services generated revenues of $371.7 million, representing approximately 72% of our net revenues. Our MR/DD programs include 24-hour supervision and live-in settings such as our small group homes or host homes. Most of our small group homes house six or fewer individuals. Once placed in a host home or small group home setting, clients rarely change service settings, and many of them live the remainder of their lives in our program.

        Most of our MR/DD services are home and community-based, focusing on improving our clients' access to community resources and participation in community life, increasing their personal choice and improving their adaptive living skills. We help clients increase their participation in everyday activities, providing opportunities for them to learn and generalize skills and behaviors that facilitate greater community participation. Through regular involvement in community activities, our clients establish a social and support network that consists of both persons with and without disabilities. Without our services, many of our clients would be unable to live independently due to their complex medical conditions, severe disability or behavioral challenges. For many of our clients, our home and community-based residential programs serve as their first living arrangement after institutionalization. We believe that we have a reputation for being responsive to individual clients' needs, as well as for expertise in assessing, supporting and serving people with disabilities. We rely on existing community resources wherever possible, which avoids duplication of effort and reduces costs for our public and private payors.

        The majority of our residential services to MR/DD clients are provided in a small group home setting. Small group homes are typically subject to standards set by the Centers for Medicare and Medicaid Services, or "CMS," a Federal agency within the U.S. Department of Health and Human Services, as well as review and oversight by state agencies. Our small group homes are staffed 24 hours a day, typically with two staff members on the premises at peak service hours. Typically, residents work outside the home during the day in supported employment settings. Residents participate fully in meal preparation, general cleaning and personal-hygiene activities. Some of our MR/DD clients live in host home settings, in which we place a client in the home of one of our Mentors, and the client lives with the Mentor and the Mentor's family. This model is an inherently flexible one, allowing services to be individually designed to respond to the client's specific needs and preferences.

        In-home arrangements place our MR/DD clients in independent, non-staffed housing with services provided as needed, subject to personalized support plans designed by social workers or other professionals. Supported living is a popular model for many persons with MR/DD and for most activists and experts in the field because it increases the person's freedom and independence.

        Below is a list of our current MR/DD service offerings:

        Residential Support.    Our small group homes and ICFs-MR are staffed 24 hours a day, with or without awake overnight coverage, and we offer a range of support services to residents of our small group homes. We also provide support to clients in host homes. The level of support and intensity of services provided is regularly adjusted to meet the client's changing needs over time.

        In-Home Support.    Trained staff provide support on an as-needed basis in the client's home. Services are typically billed for on an hourly, or periodic, basis.

        Vocational Services.    We assist clients to obtain and retain employment.

        Day Habilitation.    Community and center-based day programs provide meaningful structure to a person's day and promote community integration.

  Children and Families at Risk

        As of June 30, 2005, we provided ARY services to children and adolescents in 20 states. For fiscal 2004, our ARY services generated revenues of $100.6 million, representing approximately 16% of our net revenues, and for the nine months ended June 30, 2005, our ARY services generated revenues of $88.6 million, representing approximately 17% of our net revenues. Our services to at-risk youth include therapeutic foster care, educational services, adoption assistance and other training and wrap-around services. The majority of our ARY services are delivered in a host home setting, in which the client lives with one of our Mentors in the Mentor's home, usually for a transitional period lasting anywhere from one to two years, as the child prepares for adulthood or permanent placement with his family or adoptive parents. Our individualized approach allows us to work with an ever-changing client population that is diverse in terms of age and gender as well as in type and severity of problem.

        We serve the following types of children and adolescents:

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  Children with serious emotional disorders or behavioral issues.  Children with emotional and behavioral problems have typically experienced multiple out-of-home placements and performed poorly in school, with the attendant problems of poor peer relationships, family dysfunction, truancy, substance abuse and disruptive behavior. Some children may have spent time in costly residential treatment centers. In many instances, parents of these children have had their parental rights terminated.

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  Court-involved youth.  Our individualized, home and community-based services have proven to be particularly effective in serving court-involved youth. Our services are both a cost-effective alternative to facility care for these children, and a transition to community living. The level of supervision is flexible to address the individualized needs of each youth while ensuring public safety. Treatment focuses on reducing recidivism and developing the skills necessary for successful community reintegration and independent living.

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  Children with complex medical needs.  We have effectively served children with complex medical needs in family-based settings for many years, providing a cost-effective alternative to pediatric neonatal units and pediatric hospitals.

        Our ARY clients typically come from troubled families, and may previously have lived in large institutions and other residential settings that may have been unable to provide the structure, supervision or clinical interventions to meet their needs. In a host home, each child is given a stable environment and therapeutic services to the extent needed to address emotional disorders, often stemming from abuse and neglect. Our residential and non-residential ARY services emphasize behavior control, increased self-esteem and self-control, and the development of critical thinking and problem-solving skills. These programs are designed to transition the youth back into normal developmental activities such as the family home, school and employment. Unlike many of our MR/DD services, most of our ARY services are designed to be transitional in nature.

        In recent years, we have begun to provide family-based services which support both the child and the biological family in their efforts to remain preserved or reunify following an out-of-home placement. Federal and state policy initiatives are increasingly requiring that children be treated in the least restrictive setting and returned to permanent placement as quickly as possible with family members, adoptive parents, or living independently. As state agencies implement these requirements, they seek providers who offer home and community-based options, with a demonstrated capability to help children achieve permanency in a timely fashion. In keeping with the Adoption and Safe Families Act of 1997, we believe that states are beginning to purchase family preservation, family reunification and adoption services at a greater rate. Programs which prepare youth for living independently are also in demand.

        We also provide care to children and adolescents with sub-acute health care needs resulting from medically complex disorders. Care for these children is coordinated by our Mentors together with, among others, a Mentor coordinator, who is typically a masters level clinician. Many of these children and adolescents face a long-term rehabilitation process, which requires the assistance of a trained person at all times. Our ultimate goal is to reunite these children with their biological families or prepare them, when appropriate, for permanent placement.

        The following is a list of our ARY services:

        Residential Support.    The child lives with a Mentor and the Mentor's family in a host home. Individualized therapeutic and behavioral supports are provided by the Mentor and other home and community-based service providers.

        Education Services.    We offer in-school, after-school and alternative educational services to children experiencing difficulties at school.

        In-Home Support.    We provide a range of as-needed services to adolescents that are designed to give them the skills and confidence to live on their own as they approach adulthood.

        Adoption Assistance.    We recruit, evaluate and train potential adoptive parents for children with emotional, behavioral or medical needs.

        Wrap-Around Case Management.    A wide variety of services and supports are available to children and their families such as job coaching, early intervention, respite, independent living skills training, behavior management, transportation, recreational activities, therapies and parent education.

        Family Preservation and Family Reunification Services.    We provide in-home intervention services which allow families to remain together or be reunified.

  Acquired Brain Injury

        As of June 30, 2005, we provided post-acute care to individuals with ABI who were referred to us from 26 states. For fiscal 2004, our ABI services generated revenues of $35.1 million, representing approximately 5% of our net revenues, and for the nine months ended June 30, 2005, our ABI services generated revenues of $28.0 million, representing approximately 5% of our revenues. We offer our ABI services in a variety of settings, including intensive residential, small group homes, host homes, in-home settings and nonresidential settings.

        ABI clients tend to spend less time in acute care settings, leading to a demand on the part of both clients and payors for post-acute programs with the ability to safely and efficiently serve these more challenging post-acute cases. In addition, providers that offer a continuum of care, from post-acute care to long-term, as-needed services, are more attractive to payors looking to step-down individuals' level of care rapidly and seamlessly.

        Below is a list of our ABI offerings:

        Post-acute NeuroRehabilitation.    This program focuses on treatment needs of a client shortly after acute care. Programs are designed to provide opportunities for active rehabilitation delivery, typically conducted in a residential or outpatient setting, with higher staff to client ratios.

        NeuroBehavioral Rehabilitation.    This program focuses on teaching behavioral alternatives to various unwanted or dangerous behaviors resulting from acquired brain injury. Programs are designed to enhance client involvement in daily routines and aspects of the community through proactive and educational behavioral interventions.

        Assisted Living Services.    The client is supported in the living environment of his or her own choice and capability. Programs focus on assisting individuals to rebuild skills necessary to live in the home and community. Programs are likely to be conducted in partnership with local community resources.

        Adolescent Integration.    Focuses on preparing a young victim of acquired brain injury to successfully return home and reintegrate into the educational environment.

Training and Supporting our Direct Care Workers

        We provide pre-service and in-service education to all of our direct care workers, including employees and independent contractors, clinical and administrative staff, and we encourage staff and contractors to avail themselves of outside training opportunities whenever possible. This training ensures that staff understand their responsibilities to the program and its participants, and results in both personal and professional development of staff and contractors. We work to increase individual job satisfaction and retention of motivated, qualified employees and contractors.

        All employees and independent contractors participate in orientation programs designed to increase understanding of our mission, philosophy of care, and our Code of Conduct and Compliance Program. In addition, education and skill development in competencies required for specific duties are provided in accordance with licensing and regulatory requirements and our internal operating standards. These include, but are not limited to, human rights, individual service plan development, universal precautions, first aid, mandated reporting of abuse and neglect, confidentiality, emergency procedures, medication management, risk management and incident reporting procedures. We maintain an extensive resource library of training materials and an intranet site that facilitates the identification and exchange of expertise across all of our operations. Pre-service and in-service education sessions are required as a condition of continued employment or a continued contractual relationship with us.

        In addition to pre-service and in-service orientation, our Mentors receive training which is specific to the individual or child placed in their home. A home study is conducted and interviews and criminal background checks are performed on all adult members of the household. The client/family matching process is extensive, and a "pool" of Mentors is maintained so as to make the best possible match. Often, pre-placement visits occur before the placement is finalized to observe first hand whether the placement will be successful. Mentors are regularly monitored by our case manager or coordinator according to a prescribed schedule. Depending on the needs of the child or adult, these visits may be weekly, every other week or monthly, or in some cases, more than once a week. Mentors have access to our on-call person for emergency telephone triage and on-site crisis intervention, when necessary. Often, Mentors attend support groups offered at the program office. Mentors often have planned respite days built into their service agreements. For example, for one or two days a month the client may spend the night in the home of another Mentor.

Reimbursement

        For fiscal 2004 and for the nine months ended June 30, 2005, we derived approximately 94% of our net revenues from states, counties or regional entities (e.g., Departments of Mental Retardation). Our residential services are typically billed using per diems, while non-residential services, or "periodic" services, are billed on an hourly basis.

  Mental Retardation/Developmental Disabilities

        Most MR/DD services in the United States are funded through the Medicaid program, a partnership of state and federal funds under which the federal government matches certain state expenditures. According to Braddock, combined federal and state Medicaid spending in 2004 constituted 78% of all MR/DD spending in the United States. Medicaid funding is attractive to states, because state spending is matched by federal reimbursement of between 50-77%, depending on the level of state per capita personal income.

        Our MR/DD services, as well as certain of our ABI services, are funded through the following sources:

        Home and Community-Based Waiver Services.    The home and community-based waiver services, or HCBS, program was instituted as an alternative to the intermediate care facilities/mentally retarded, or ICF-MR, program, authorizing federal reimbursement for a wide variety of community supports and services, including habilitation training, respite care, other family support, case management, supported employment and supported living. In 2004, federal, state and local HCBS waiver spending totaled $15.7 billion for 416,546 individuals, with all 50 states and the District of Columbia participating. In these programs, the provider responds to the client's identified needs and typically is paid on a fee-for-service basis. According to Braddock, federal waiver spending increased by 20% in inflation-adjusted terms during 2002-2004.

        ICF-MR.    The ICF-MR program is used by states to support MR/DD housing programs, in the form of both smaller and larger institutional settings (under 16 and over 16 residents). In 2004, the ICF-MR program provided approximately $1.9 billion in federal funding to approximately 43,774 individuals living in public and private ICF settings of 15 or fewer residents. According to Dr. Braddock, inflation- adjusted spending for ICF-MR supporting 15 or fewer persons declined 1% during 2002-2004, while the number of residents in these settings increased by 1% (by 484 persons).

  Children and Families at Risk

        Our ARY services are funded from a variety of sources, including state and local government appropriations, Medicaid, and Title IV-E of the Social Security Act, or "The Adoption Assistance and Child Welfare Act of 1980". Title IV-E is an "open-ended" entitlement program used by states to receive partial reimbursement for eligible expenses incurred in the overall provision of foster care services. The percentage of reimbursement available from the federal government varies depending upon the state seeking to be reimbursed and the expense that the state is seeking reimbursement for, but in no case is the rate below 50%.

  Acquired Brain Injury

        Both the public and private sectors finance post-acute services for individuals with ABI. Federal and state governments pay for a large portion of post-acute services, as private insurance plans limit post-acute services and typically do not pay for long-term care or community-based support. The Traumatic Brain Injury Act of 1996 allocated dollars to improve the access, delivery and quality of ABI services. A growing number of states, currently 24 states, have developed community-based waivers to support long-term care services for survivors of ABI.

Sales/Business Development and Marketing

        We receive substantially all of our MR/DD and ARY clients through third-party referrals, most frequently through recommendations to family members from state or local agencies. Since our operations depend heavily on these referrals, we seek to ensure that we provide high-quality services in all states in which we operate, allowing us to enhance our name recognition and maintain a positive reputation with the state and local agencies.

        Relationships with referral sources are cultivated and maintained at the local level by key operations managers. Local programs may, however, avail themselves of corporate resources to help grow and diversify their businesses. Staff across the country have the following business development and marketing services available to promote both new and existing product lines.

        Our business development group works with operations to drive the growth of programs and services across the country and to divest non-performing business units. The business development group has implemented an RFP response program designed to expand core growth and promote new program starts and cross sell opportunities. It also conducts research on entry into new markets and the competitive landscape. Our business development group is led by our Senior Vice President of National Business Development, with four Division Managers across the country. The business development group works closely with two mergers & acquisitions professionals, who are based in Atlanta, Georgia, and with several consultants to identify, prioritize, and implement the best growth opportunities. All of its activities are grouped in three pipelines: new program starts (programs in new markets or new programs in existing markets in each case requiring the investment of capital); proposals (responses to requests-for-proposal); and acquisitions.

        Our ABI sales force is independently organized. ABI sales efforts are led by a Director of Sales and Marketing who oversees a six-member, geographically assigned sales staff. This staff conducts clinical evaluations to determine eligibility for our ABI programs.

Customers and Contracts

        In our MR/DD and ARY businesses, we hold contracts with various governmental agencies, such as Mental Retardation, Juvenile Justice and Child Welfare Authorities, for the provision of services. Such contracts may be issued at the county or state level, depending upon the structure of the service system of the state in question. Contracts may cover a range of individuals such as all children referred for host home services in Howard County, Indiana, or a particular set of individuals who will share group living arrangements. Contracts are sometimes issued for specific individuals, where rates are individually determined based on need.

        Our ten largest payors as of June 30, 2005, which together comprised 35% of our net revenues during this period were:

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  Indiana Family and Social Services Administration;

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  West Virginia Bureau for Medical Services;

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  Alliance Human Services;

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  Arizona Department of Economic Security, Division of Developmental Disabilities;

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  Ohio Department of MR/DD;

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  Iowa Medicaid Enterprise;

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  Georgia Department of Human Resources;

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  Georgia Department of Family and Children's Services;

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  New Jersey Division of Youth and Family Services; and

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  Self Directed Services of Dane County.

Alliance Human Services, Inc.

        We have entered into service agreements with Alliance, an independent, not-for-profit organization, to provide ARY services for states and local governments that prefer or choose not to enter into contracts with for-profit corporations to provide those services. In these cases, Alliance has licenses or contracts with state or local agencies, and we have entered into service agreements with

Alliance in South Carolina, Pennsylvania, Florida, North Carolina, Virginia, Massachusetts, Ohio, Indiana, Illinois, Texas, and California to provide certain treatment services in local programs for ARY. Approximately 5% of our revenues for fiscal 2004 and for the nine months ended June 30, 2005, respectively, were derived from contracts with Alliance.

Competition

  MR/DD

        The MR/DD market is highly fragmented, with many providers delivering services to individuals in 148,520 licensed living environments. Competitors range from small, local agencies to large, national organizations, including publicly traded companies. While state and local governments continue to supply a small percentage of services, the majority of services are provided by the private sector. Not-for-profit organizations are also active in all states and range from small agencies serving a limited area with specific programs to multi-state organizations. Many of the not-for-profit companies are affiliated with advocacy and sponsoring groups such as community mental health and mental retardation centers as well as religious organizations.

  Children and Families at Risk

        Competition in the at-risk youth and troubled youth market is extremely fragmented, with approximately 4,300 providers in the United States. Our primary competition consists of local not-for-profits serving one particular geographic area. We do not actively compete with national ARY providers, most of which do not focus on youth populations outside of institutional and detention facilities. Our vast service offering and ability to work with youths experiencing a variety of mental, emotional, behavioral and physical difficulties further differentiate us from other providers.

  ABI

        We compete with several large chains of inpatient and outpatient rehabilitation services in the provision of ABI services. Many of these competitors, however, tend to target larger segments of the rehabilitation business, such as outpatient rehabilitation.

Regulatory Framework

        We must comply with comprehensive government regulation of our business, including federal, state and local statutes, regulations and policies governing the licensing of facilities, the quality of service, the revenues received for services, and reimbursement for the cost of services. State and federal regulatory agencies have broad discretionary powers over the administration and enforcement of laws and regulations that govern our operations. For example, compliance with state licensing requirements is a prerequisite for participation in government-sponsored health care assistance programs, such as Medicaid. To qualify for reimbursement under Medicaid programs, facilities and programs are subject to various requirements imposed by federal and state authorities.

        All of our operations are subject to local, state and federal licensing requirements, as well as regulations that pertain to reimbursement for services delivered. The following regulatory considerations are paramount to the success of our operations:

        Funding.    Federal and state funding for our services is subject to statutory and regulatory changes, contracting initiatives, level of care assessments, court orders, rate setting and state budgetary considerations, all of which may materially increase or decrease reimbursement for our services. We actively participate in local and national legislative initiatives that seek to impact funding and regulation of our services. We derive revenues for our MR/DD, ARY and a large portion of our ABI services from Medicaid programs.

        Licensure and Qualification to Deliver Service.    We comply with all licensing and regulatory requirements applicable to the services we deliver. This includes requirements for participation in the Medicaid and Medicare programs, state and local contractual obligations, and requirements relating to individual rights, the credentialing of all of our employees and contract Mentors (including background and Office of Inspector General checks), the quality of care delivered, the physical plant and facilitation of community participation. We maintain a licensing database that tracks activity on licenses governing the provision of services.

        Compliance and Regulatory Enforcement.    A material violation of a law or regulation could subject us to fines and penalties and in some circumstances could disqualify some or all of the facilities and programs under our control from future participation in Medicaid, Medicare or other government programs. The Health Insurance Portability and Accountability Act of 1996, or "HIPAA," could increase potential penalties in the event of violations. There are civil and criminal statutes applicable to the industry, such as those governing false billing (the anti-kick back statute), including health care/services fraud, theft or embezzlement, false statements and obstruction of criminal investigation of offenses.

        Additionally we comply with local zoning and licensing ordinances and requirements. The Federal Fair Housing Amendments Act of 1988 protects the interests of the individuals we serve, prohibits local discriminatory ordinance practices and provides additional opportunity and accommodation for people with disabilities to live in their community of choice.

        Federal regulations issued pursuant to HIPAA contain, among other measures, provisions that require many organizations to implement significant and potentially expensive new computer systems, employee training programs and business procedures. Rules have been established to protect the integrity, security and distribution of electronic health and related financial information. We are in compliance with the electronic transactions standards and have privacy and security policies and procedures in place. We have trained employees in these policies and procedures and have designated a Privacy Officer.

        Federal regulations promulgated by the Occupational Safety and Health Administration (OSHA) require us to have safety plans for blood borne pathogens and other work place risks. At any point in time OSHA investigators may receive a complaint which requires on-site inspection and/or audit, the outcome of which may adversely affect our operations.

        Conviction of abusive or fraudulent behavior with respect to one facility or program may subject other facilities and programs under common control or ownership to disqualification from participation in the Medicaid and/or Medicare program. Executive Order 12549 prohibits any corporation or facility from participating in federal contracts if it or its principals (included but not limited to officers, directors, owners and key employees) have been debarred, suspended, or declared ineligible or have been voluntarily excluded from participating in federal contracts. In addition, some state regulators provide that all facilities licensed with a state under common ownership or control are subject to delicensure if any one or more of such facilities are delicensed.

        We comply with the standards set forth by the Office of Inspector General governing internal compliance and external reporting requirements. OIG advisory opinions, though limited in their application to Medicaid programs, are reviewed and monitored regularly. Significant media and public attention has recently focused on health care. Because the law in this area is complex and continuously evolving, ongoing or future governmental investigations or litigation may result in interpretations that are inconsistent with current practices. It is possible that outside entities could initiate investigations or future litigation impacting our services and that such matters could result in penalties and adverse publicity. It is also possible that our executive and other management personnel could be included in these investigations and litigation or be named defendants.

        We have a dedicated Compliance Officer (JD level position) that oversees the Compliance Program. The program activities are reported quarterly to the compliance committee. The committee includes board representation and medical, operations, HR and quality expertise.

Insurance

        Our risk management department is responsible for identifying, evaluating and reducing the risks that employees and clients are exposed to within our network. The department is managed by a full-time attorney, who seeks to mediate or settle cases to avoid litigation, while identifying incident trends and developing appropriate training resources. We have incurred professional liability claims and insurance expense of $1.9 million, $2.8 million, $2.6 million, and $1.3 million for the nine months ended June 30, 2005, fiscal 2004, fiscal 2003, and fiscal 2002, respectively. We are also indemnified against any losses that may result from the old REM business prior to our purchase and for any claims prior to our 2001 management buyout.

        We currently self-insure for amounts of up to $1.0 million per claim and $2.0 million in the aggregate. Above these limits, we have $9.0 million of coverage, subject to a $250,000 retention per occurrence, once the aggregate limit is reached.

Employees

        As of June 30, 2005, we had approximately 15,000 full time equivalent employees, as well as approximately 5,100 independent contractors who are under contract to us as Mentors. None of our employees are unionized. We have experienced no work stoppage attributable to labor disputes, and we consider our employee relations to be good.

Properties

        As of June 30, 2005, we provided services in 415 owned facilities and 797 leased facilities, as well as in homes owned by our Mentors. We owned 327 facilities which serve six individuals or fewer, and 88 facilities which serve more than six individuals. We also owned one office. We leased 489 residential facilities, 39 day program sites and 269 offices. More than half of our leased small group homes have terms of two years or less. We believe that our properties are adequate and suitable for our business as presently conducted.

Legal Proceedings

        We are party to various lawsuits arising in the ordinary course of business. In the opinion of management, any ultimate liability with respect to these matters will not have a material adverse effect on our financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names, ages and position of each of our current directors and executive officers of National MENTOR Holdings, Inc. (ages as of September 30, 2005):

Name	Age	Position
Gregory Torres	56	Chairman
Edward M. Murphy	58	President, Chief Executive Officer and Director
John W. Gillespie	52	Executive Vice President and Chief Financial Officer
Juliette E. Fay	53	Senior Vice President of Business Development and Marketing
Denis M. Holler	51	Senior Vice President of Finance
John J. Green	46	Senior Vice President of Field Finance
Hugh R. Jones III	40	Senior Vice President and Chief Administrative Officer
Bruce F. Nardella	48	President—Eastern Division
David M. Petersen	57	President—Central Division
Robert A. Longo	43	President—Western Division
Timothy P. Sullivan	47	Director
Nicholas W. Alexos	42	Director
Eugene S. Sunshine	55	Director
Patricia Woodworth	50	Director

        Gregory Torres has served as our Chairman since September 2004. Mr. Torres served as our Chairman and Chief Executive Officer from September 2004 to January 2005, as well as our President and Chief Executive Officer from January 1996 until September 2004. On January 1, 2005, Mr. Torres stepped down as Chief Executive Officer and remained Chairman of the board of directors. Mr. Torres joined MENTOR in 1980 as a member of our first board of directors. In 1992 Mr. Torres became senior vice president for business development, strategic planning and public affairs. Prior to joining us, Mr. Torres held prominent positions within the public sector including: chief of staff of the Massachusetts Senate Committee on Ways and Means, and assistant secretary of human services, the cabinet level office charged with administering human services funding. Mr. Torres began his career as a direct care worker in the juvenile justice field. Mr. Torres is a graduate of St. Vincent's College and holds an M.P.A. from Harvard University.

        Edward M. Murphy has served as our President since September 2004 and our Chief Executive Officer since January 2005. Mr. Murphy has extensive experience working in the areas of criminal justice, mental health and human services, health care and finance. For six years starting 1979 Mr. Murphy served the Commonwealth of Massachusetts as Commissioner of the Department of Youth Services (DYS). Mr. Murphy subsequently served four years as Commissioner of the Department of Mental Health (DMH), which at that time included services for individuals with mental illness and mental retardation. For six years, Mr. Murphy led the Massachusetts Health and Educational Facilities Authority, an independent public authority established to assist nonprofit organizations in borrowing funds through the issuance of tax-exempt bonds. Mr. Murphy later worked as Senior Vice President specializing in debt financing and advisory services for healthcare clients at Tucker Anthony, an investment banking and brokerage firm, and served as President and COO of Olympus Healthcare Group. Most recently, in 1999 Mr. Murphy founded Alliance Health and Human Services and served as the organization's President and CEO until September 2004. He is a trustee of the Massachusetts Health and Education Tax Exempt Trust, a closed end investment company traded on the American Stock Exchange. Mr. Murphy is a graduate of Boston College and holds MA and PhD degrees from the University of Massachusetts at Amherst.

        John W. Gillespie has served as our Executive Vice President and Chief Financial Officer since August 2001. Mr. Gillespie joined us with over 18 years of experience in the investment banking industry having previously worked for Lehman Brothers from 1983 to 1986, Morgan Stanley from 1986 to 1992 and Bear Stearns from 1992 to 2001. Previously, Mr. Gillespie served for four years in Massachusetts state government with the Office of the Secretary of the Commonwealth, the Governor's Office, and the Executive Office of Human Services. Mr. Gillespie is a graduate of Harvard College and the Harvard Business School.

        Juliette E. Fay has served as our Senior Vice President of National Business Development and Marketing since January 2002, managing the operation of acquisitions and national business development. From May 1998 to June 2002, Ms. Fay served as our Vice President of Business Development. Prior to joining us in 1998, Ms. Fay was the president and CEO of Charles River Health Management, a provider-based managed care company, from March 1995 to May 1998; the director of marketing and business development at the Massachusetts Health and Educational Facilities Authority from November 1989 to March 1995; chief of staff for the Massachusetts Department of Mental Health from July 1986 to November 1989; and the assistant commissioner for facility operations at the Department of Youth Services from April 1979 to July 1985. Ms. Fay holds a B.A. from Boston College and an M.P.A. from Harvard University.

        Denis M. Holler has served as our Senior Vice President of Finance since January 2002. Mr. Holler joined us in October 2000 as Vice President of Financial Operations. Previously, Mr. Holler was Chief Financial Officer of the Fortress Corporation from September 1991 to November 1999. Mr. Holler was also a C.P.A. with Deloitte & Touche from 1984 to 1989. Mr. Holler holds a B.A. from Fordham University and an M.S. in accounting and an M.B.A. in finance from Northeastern University.

        John J. Green has served as our Senior Vice President of Field Finance since May 2003 when we acquired REM. Mr. Green joined REM in April 1986 as Assistant Controller and became Controller of REM in July 1990. Mr. Green is a Certified Public Accountant with more than 20 years of experience both in public accounting and healthcare industries. Mr. Green's expertise encompasses finance, accounting, reimbursement, human resources and information systems. Mr. Green holds a B.S. in accounting and finance from Minnesota State University—Mankato.

        Hugh R. Jones III has served as our Senior Vice President and Chief Administrative Officer since May 2004 and served as our Senior Vice President of Public Strategy from February 2003 to May 2004. Prior to that, he co-founded in 1995 and led MassINC, a nonpartisan think tank. Previously, Mr. Jones held positions in state government and Massachusetts and national political campaigns. He has a B.A. in government from Hamilton College.

        Bruce F. Nardella has served as our President, Eastern Division since May 2003. Mr. Nardella joined us in 1996 as a state director. Prior to that, he worked for the Massachusetts Department of Youth Services, a Massachusetts human service agency responsible for servicing adjudicated youths. Mr. Nardella also worked for more than a decade for the Massachusetts Department of Youth Services, the agency responsible for serving adjudicated youths. In 1994, he became the deputy commissioner of the agency, supervising all operations. Mr. Nardella holds an M.P.A. from Harvard University, an M.Ed. from Boston University and a B.A. from Colgate University.

        David M. Petersen has served as our President, Central Division since May 2003. Prior to joining us, Mr. Petersen had worked for REM since 1972. Beginning in 1992 he served as the Executive Director of REM's Minnesota operations. Mr. Petersen is a licensed Nursing Home Administrator, with BS and MA degrees from St. Cloud State University. Mr. Peterson was President of the Association of Residential Resources in Minnesota (ARRM), and currently serves on the board of directors for ARRM.

        Robert A. Longo has served as our President, Western Division since May 2003. Mr. Longo joined us as a children's services program manager in Illinois in 1993 and became our state director for Illinois in 1994. Before coming to our company, he was the assistant program director at St. Joseph's Carondelet in Chicago where he oversaw budgeting, operations and agency development and planning. He also worked as the truancy alternative group leader for a family services agency in Illinois. Mr. Longo received his M.S. in health services administration from College of St. Francis and his B.S. in psychology and biology from Loyola University of Chicago.

        Timothy P. Sullivan has been a director since March 2001. Prior to co-founding Madison Dearborn Partners, LLC in 1993, Mr. Sullivan was with First Chicago Venture Capital for four years. Mr. Sullivan concentrates on investments in the healthcare industry and currently serves on the boards of directors of Milnot Holding Corporation, Team Health, Inc., Valitás Health Services, Inc. and Sirona Dental Systems GmbH. Mr. Sullivan received a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A from Stanford University Graduate School of Business.

        Nicholas W. Alexos has been a director since March 2001. Prior to co-founding Madison Dearborn Partners, LLC in 1993, Mr. Alexos was with First Chicago Venture Capital for five years. Previously, he was with The First National Bank of Chicago. Mr. Alexos concentrates on investments in the healthcare and food manufacturing industries and currently serves on the boards of directors of Milnot Holding Corporation, Pierre Foods, Inc., Team Health, Inc. and Sirona Dental Systems GmbH. Mr. Alexos received a B.B.A. from Loyola University and an M.B.A. from the University of Chicago Graduate School of Business.

        Eugene S. Sunshine has been a director since May 2003. Mr. Sunshine has been the Senior Vice President for Business and Finance at Northwestern University in Evanston, Illinois since September 1997. Prior to that, Mr. Sunshine was the Senior Vice President for Administration of the Johns Hopkins University, where he held other positions including Treasurer and Senior Vice President. Mr. Sunshine was New York State Treasurer from 1982 until 1986 and was the Deputy Commissioner for Tax Policy Analysis in New York State. Mr. Sunshine serves on the board of directors of the Chicago Board Options Exchange and the Nuveen Fund. Mr. Sunshine received a B.A. from Northwestern University in 1971 and a Master of Public Administration degree from the Maxwell School of Citizenship and Public Affairs of Syracuse University in 1972.

        Patricia Woodworth has been a director since June 2003. Ms. Woodworth has served as Executive Vice President for Finance and Administration and Chief Financial Officer of The Art Institute of Chicago since January 2002. Previously, Ms. Woodworth was the Chief Financial Officer for the University of Chicago from January 1998 to December 2001. Prior to moving to Chicago, she was the Budget Director for the states of New York from 1995 to 1997, Michigan from 1991 to 1994 and Florida from 1988 to 1990. Ms. Woodworth received a Bachelor of Arts from the University of Maryland.

Executive Compensation

        The following summarizes the principal components of compensation for our chief Executive Officers and the other highest compensated executive officers for fiscal 2005 (collectively, the "named executive officers").

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Long-term Compensation Awards/Securities Underlying Options(3)	All Other Compensation		Total Compensation
Gregory Torres Chairman	2005	$252,000	(4)	$10,541(1)	—	—		$262,541
Edward M. Murphy President, Chief Executive Officer and Director	2005	$290,000	(4)	$75,000(2)	—	—		$365,000
Elizabeth V. Hopper(5) Executive Vice President and Chief Operating Officer	2005	$280,000	(4)	$6,872(1)	—	—		$286,872
John W. Gillespie Executive Vice President and Chief Financial Officer	2005	$280,000	$30,000(6)	$837(1)	—	—		$310,837
Juliette E. Fay Senior Vice President of Business Development and Marketing	2005	$220,000	(4)	$1,318(1)	7,500	—		$221,318
David M. Petersen President, Central Divsion	2005	$225,000	(4)	$948(1)	10,000	—		$225,948
Donald R. Monack(7) Former Executive Vice President and Chief Development Officer	2005	$280,000	—	$7,078(1)	—	$111,200	(8)	$398,278

(1)
Other annual compensation represents above market interest earned through November 4, 2004 on amounts held in the National MENTOR, Inc. Equity Deferred Compensation Plan and the National Mentor Services, LLC 2003 Deferred Compensation Plan, which accrues interest at a rate of 14% which compounds quarterly. In conjunction with the offering of the outstanding notes on November 4, 2004, these deferred compensation obligations were paid.

(2)
Other annual compensation represents above-market earnings on stock options issued in September 2004.

(3)
Represents options granted in fiscal 2005 under the National MENTOR Holdings Inc. Stock Option Plan (as defined below).

(4)
Bonuses for fiscal 2005 will be determined and paid in December 2005. Bonuses are determined based on consolidated growth compared to pre-established targets and individual performance reviews.

(5)
Elizabeth V. Hopper retired on October 1, 2005.

(6)
Amount does not include bonus for fiscal 2005, which will be determined and paid in December 2005. This bonus is determined based on consolidated growth compared to pre-established targets and an individual performance review.

(7)
Donald R. Monack resigned on March 31, 2005.

(8)
Amount represents a bonus paid at the time of Mr. Monack's departure.

Option Grants During Fiscal 2005

        The following table sets forth the number of options granted to the named executive officers under the National MENTOR Holdings, Inc. Stock Option Plan during fiscal 2005.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		Percentage of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Gregory Torres	—	—	$—	—	—	—
Edward M. Murphy	—	—	—	—	—	—
Elizabeth V. Hopper(2)	—	—	—	—	—	—
John W. Gillespie	—	—	—	—	—	—
Juliette E. Fay	7,500	3.9%	11.00	12/2/14	51,893	131,505
David M. Petersen	10,000	5.2%	11.00	12/2/14	69,190	175,340
Donald R. Monack(3)	—	—	—	—	—	—

(1)
Potential realizable value represents the difference between the market value of our common stock for which the option may be exercised, assuming that the market value of our common stock on the date of the grant appreciates in value to the end of the ten year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of the common stock.

(2)
Elizabeth V. Hopper retired on October 1, 2005.

(3)
Donald R. Monack resigned on March 31, 2005.

Aggregated Option Exercises During Fiscal 2005

Name	Shares Acquired on Excercise	Value Realized	Number of Securities underlying Unexercised options at fiscal year-end Excercisable/Unexcercisable	Value of Unexcercised In-the-Money Options at fiscal year-end Excercisable/Unexcercisable(1)
Gregory Torres	—	—	—	$—
Edward M. Murphy	—	—	50,000/150,000	450,000
Elizabeth V. Hopper(2)	—	—	2,500/7,500	22,500
John W. Gillespie	—	—	2,500/7,500	22,500
Juliette E. Fay	—	—	9,750/18,750	120,750
David M. Petersen	—	—	3,750/21,250	33,750
Donald R. Monack(3)	—	—	—	—

(1)
Value of in-the-money options represents the difference between the exercise price of any outstanding in-the-money options and the most recent fair market value of such options approved by the Board of Directors, which was $16.00.

(2)
Elizabeth V. Hopper retired on October 1, 2005.

(3)
Donald R. Monack resigned on March 31, 2005.

Employment Agreements

  Gregory Torres

        On September 7, 2004, Gregory Torres entered into an amended and restated employment agreement with us. Pursuant to the employment agreement, Mr. Torres served as our Chief Executive

Officer and Chairman of our board of directors from September 8, 2004 until December 31, 2004, and Mr. Torres serves as Chairman of our board of directors since January 1, 2005. Mr. Torres received a base salary at a rate of $240,000 per year from January 1, 2005 until September 30, 2005. For periods on and after October 1, 2005, Mr. Torres will receive a base salary at a rate of $100,000 per year or such higher amount as the compensation committee of our board of directors may determine. The employment agreement contains provisions pursuant to which Mr. Torres has agreed not to disclose our confidential information or solicit our employees or contractors for a period of 18 months after his employment with us has been terminated, or compete with us for a period of one year after his employment with us has been terminated.

  Edward M. Murphy

        On September 7, 2004, Edward M. Murphy entered into an employment agreement with us. Pursuant to the employment agreement, Mr. Murphy serves as President and Chief Executive Officer since January 1, 2005. The initial term is three years from the date of the employment agreement, and after the initial term has expired, the employment agreement will renew automatically each year for a one year term, unless terminated earlier by the parties. The employment agreement provides for a base salary of $290,000 per year, subject to review and adjustment from time to time. In addition to base salary, Mr. Murphy is entitled to participate in all benefit plans of National MENTOR, Inc. to the extent they are made available to other senior executives at Mr. Murphy's level. The terms of the employment agreement include that, if Mr. Murphy's employment is terminated by us without cause, or by Mr. Murphy under certain conditions, such as a material breach of the employment agreement by us, Mr. Murphy will be entitled to receive his base salary for a period of time equal to the greater of (i) the remaining term of the employment agreement and (ii) two years. The employment agreement contains provisions pursuant to which Mr. Murphy has agreed not to disclose our confidential information or solicit our employees or contractors for a period of 18 months after his employment with us has been terminated, or compete with us for a period of one year after his employment with us has been terminated.

  John W. Gillespie

        On August 20, 2001, John W. Gillespie entered into an employment agreement with us. Pursuant to the employment agreement, Mr. Gillespie serves as Executive Vice President and Chief Financial Officer. The initial term was two years from the date of the employment agreement, and the employment agreement renews automatically each year for a one year term, unless terminated earlier by the parties. The terms of the employment agreement include that, if we choose not to renew the agreement, Mr. Gillespie will continue to be paid for one year commencing on the anniversary date. The employment agreement provides for a base salary of $230,000 per year, subject to review and adjustment from time to time. In addition to base salary, Mr. Gillespie is entitled to participate in all benefit plans of National MENTOR, Inc. to the extent they are made available to other senior executives at Mr. Gillespie's level. Further, Mr. Gillespie is eligible to participate in any annual incentive plan and stock option plan applicable to Mr. Gillespie by its terms. If Mr. Gillespie's employment is terminated by us without cause, or by Mr. Gillespie for certain reasons, including failure by us to comply with the terms of the agreement, Mr. Gillespie will be entitled to compensation for a period of time equal to the greater of (i) the remaining term of the employment agreement and (ii) two years. The employment agreement contains provisions pursuant to which Mr. Gillespie has agreed not to disclose our confidential information or solicit our employees or contractors for a period of 18 months after his employment with us has been terminated, or compete with us for a period of one year after his employment with us has been terminated.

  Donald R. Monack

        On September 29, 1999, Donald R. Monack entered into an employment agreement with us. The agreement was amended on March 9, 2001. Pursuant to the employment agreement, Mr. Monack served as Executive Vice President and Chief Development Officer. The initial term was two years from October 1, 1999, and renewed automatically each year for a one year term, unless terminated earlier by the parties. Mr. Monack resigned on March 31, 2005. Mr. Monack will be entitled to compensation for two years from the date of his resignation. The employment agreement contains provisions pursuant to which Mr. Monack has agreed not to disclose our confidential information or solicit our employees or contractors for a period of 18 months after his employment with us has terminated, or compete with us for a period of one year after his employment with us has terminated.

  Elizabeth V. Hopper

        On September 29, 1999, Elizabeth V. Hopper entered into an employment agreement with us. The agreement was amended on March 9, 2001. Pursuant to the employment agreement, Ms. Hopper served as Executive Vice President and Chief Operating Officer. The initial term was two years from October 1, 1999, and the agreement renewed automatically each year for a one year term, unless terminated earlier by the parties. Ms. Hopper retired on October 1, 2005. Ms. Hopper will be entitled to compensation for two years from the date of her resignation. The employment agreement contains provisions pursuant to which Ms. Hopper has agreed not to disclose our confidential information or solicit our employees or contractors for a period of 18 months after her employment with us has terminated, or compete with us for a period of one year after her employment with us has terminated.

Stock Option Plan

        In November 2001, our Board of Directors approved a stock option plan, which provides for the grant to our directors, officers and key employees of options to purchase shares of our common stock. A committee designated by our board of directors administers the stock option plan. The committee has broad powers under the stock option plan, including exclusive authority (except as otherwise provided in the stock option plan) to determine:

  (1)
  who will receive awards;

  (2)
  the type, size and terms of awards; and

  (3)
  vesting criteria, if any, of the awards.

Options awarded under the stock option plan are exercisable into shares of our common stock. The total number of shares of common stock as to which options may be granted may not exceed 1,292,952 shares of common stock.

        If we undergo a reorganization, recapitalization, stock dividend or stock split or other change in shares of our common stock, the committee may make adjustments to the stock option plan and outstanding options in order to prevent dilution of or enlargement of rights under outstanding options. In the event of a sale of our company, the committee may cause options awarded under the stock option plan to become immediately exercisable.

National MENTOR Inc. Executive Deferred Compensation Plan

        The National MENTOR, Inc. Executive Deferred Compensation Plan became effective March 9, 2001. The plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to Senior Vice Presidents and above. Under this plan executives receive an allocation to their account based on a percentage of base compensation. This allocation is made at the end of the year for service rendered during the year. All balances accrue interest at a rate approved by the Board, currently six percent. In addition, the committee appointed by our board of directors to administer the plan may decide to make discretionary contributions to any participant's plan. The plan allows us to establish a grantor trust to accumulate assets to provide for the obligations under the plan. Any assets of the grantor trust would be subject to the claims of our general creditors. A participant's account balance is 100% vested and non-forfeitable and will be distributed to a participant following his or her retirement or termination from the company, at the committee's direction under certain circumstances or at a time specified by the participant when he or she enrolls in the plan.

National MENTOR, Inc. Executive Deferral Plan

        The National MENTOR, Inc. Executive Deferral Plan became effective on October 1, 2003. The plan is available to highly compensated employees (as defined by Section 414(q) of the Internal Revenue Code). Participants are selected by the board of directors and must sign and submit a valid salary reduction agreement. Participants may contribute up to 100% of salary, bonus and/or commission earned during the plan year. This plan is coordinated with our 401(k) plan, so that we match contributions in such a way as to maximize the value to participants. Participant contributions and matching contributions vest 100% when deposited with the plan. Distributions are made upon a participant's termination of employment, disability, death or retirement at age 65. Participants can elect to have distributions made in a lump sum, over a five or ten-year period.

The MENTOR Network Executive Leadership Incentive Plan

        The National MENTOR Holdings, Inc. Executive Leadership Incentive Plan became effective on November 11, 2003. Our Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Division Presidents are eligible to receive incentive-based compensation under this plan. The purpose of the plan is to provide for compensation tied to individual performance and the achievement of organizational goals. The plan is administered by our compensation committee, which determines, among other things, the funding for the plan, which is based on a combination of revenue and EBITDA growth or other criteria. In the event of a sale of our company or a change in control, the current plan year will terminate, and all eligible employees will receive a pro-rated portion of their earned incentive. Employees who terminate their employment voluntarily, other than for retirement, or who are terminated for cause will not receive any incentive payment for the year in which their employment terminates.

Compensation of Directors

        We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. Two of our directors, Eugene Sunshine and Patricia Woodworth, are compensated for services they provide in their capacities as directors. Their compensation includes an annual stipend of $5,000 as well as $5,000 for each quarterly board meeting attended.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The issuer is a wholly-owned subsidiary of Holdings. The following table sets forth information with respect to the beneficial ownership of the capital stock of Holdings by:

  •
  each person or entity known to us to beneficially hold five percent or more of the common stock of Holdings;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

Name of Beneficial Owner	Common Stock	Percent of Class
Madison Dearborn Co-investors(1)	9,116,835.926	89.4%
Gregory Torres	198,863.420	1.9%
Edward M. Murphy(2)	71,429,000	*
Elizabeth V. Hopper(3)	137,243.810	1.3%
John W. Gillespie(4)	139,001.620	1.4%
Juliette E. Fay(5)	43,170.310	*
David M. Petersen(6)	18,982.140	*
Donald R. Monack(7)	—	—
Timothy P. Sullivan(8)	9,116,835.926	89.4%
Nicholas W. Alexos(8)	9,116,835.926	89.4%
Eugene S. Sunshine	—	—
Patricia Woodworth	—	—
All directors and executive officers (15 persons)	9,790,603.042	95.2%

*
Less than 1.0%.

(1)
Includes 8,909,902.152 shares held directly by Madison Dearborn Capital Partners III, L.P. ("MDCP"), 200,635.394 shares held directly by Madison Dearborn Special Equity III, L.P. ("MDSE") and 6,298.380 shares held directly by Special Advisors Fund I, LLC ("SAF"). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P. ("MDP III"), the general partner of MDCP and MDSE and the manager of SAF, by Madison Dearborn Partners, LLC, the general partner of MDP III, and by a committee of limited partners of MDP III. The address for the Madison Dearborn entities is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(2)
Includes 50,000 options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(3)
Includes 5,000 options that are currently exercisable or exercisable within 60 days of September 30, 2005. Elizabeth V. Hopper retired on October 1, 2005.

(4)
Includes 5,000 options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(5)
Includes 15,000 options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(6)
Includes 7,500 options that are currently exercisable or exercisable within 60 days of September 30, 2005.

(7)
Donald R. Monack resigned on March 31, 2005.

(8)
All of such shares are held by affiliates of Madison Dearborn as reported in Footnote 1 above. Messrs. Alexos and Sullivan are Managing Directors of Madison Dearborn, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Both Messrs. Alexos and Sullivan disclaim beneficial ownership of all such shares. The address for Messrs. Alexos and Sullivan is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, IL 60602.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to Holders of Preferred Stock

        In connection with the Refinancing, we used approximately $121.8 million to redeem all of the outstanding 14% Redeemable Class A Preferred Stock of Holdings, or the "preferred stock," which had an aggregate liquidation value of approximately $86.6 million and accrued dividends of approximately $35.2 million. The preferred stock was initially sold to the holders thereof at a price of $1,000 per share. The following table sets forth payments made to certain of our executive officers and holders of five percent or more of Holdings' common stock.

Name	Payment Aggregate
Madison Dearborn Co-Investors(1)	$112,346,041
National MENTOR, Inc.(2)	3,352,161
John W. Gillespie	760,040
Hugh R. Jones III	66,427

(1)
Consists of $109,796,040.65 paid to Madison Dearborn Capital Partners III, L.P., $2,472,405.23 paid to Madison Dearborn Special Equity III, L.P. and $77,595.35 paid to Special Advisors Fund I, LLC.

(2)
Approximately $3.4 million was paid in respect of preferred stock held in a rabbi trust for a deferred compensation plan in which certain of our executive officers participated. See "—Distributions on Deferred Compensation Plans."

Distributions on Deferred Compensation Plans

        In connection with the Refinancing, we paid certain deferred compensation obligations in the amount of approximately $4.4 million. Approximately $3.4 million was paid to a rabbi trust established to fund the National MENTOR, Inc. Equity Deferred Compensation Plan in exchange for the redemption of preferred stock held by the trust, and this amount was subsequently paid to the participants in that plan. In addition, we made cash payments of approximately $1.0 million in connection with the National Mentor Services, LLC 2003 Deferred Compensation Plan. After making these payments, the plans were terminated. The following table sets forth the gross distributions (before tax withholdings) made to certain of our executive officers in connection with the payment of the deferred compensation obligations pursuant to these plans.

Name	National MENTOR, Inc. Equity Deferred Compensation Plan	National Mentor Services, LLC 2003 Deferred Compensation Plan
Gregory Torres	$1,246,803	$118,803
Elizabeth V. Hopper	808,484	81,739
Donald R. Monack	808,484	108,473
Juliette E. Fay	124,306	46,443
John W. Gillespie	—	108,473
John J. Green	—	75,231
Robert A. Longo	57,186	32,242
Bruce F. Nardella	57,186	27,866
David M. Petersen	—	122,758

MDP Subordinated Notes

        In connection with the Refinancing, we repaid the $15.5 million aggregate principal amount of subordinated notes issued by Holdings to Madison Dearborn and certain other investors in 2001, or the "MDP subordinated notes," and $8.3 million of accrued interest on the MDP subordinated notes. In connection with the repayment of the MDP subordinated notes, the Madison Dearborn Co-Investors received an aggregate of $22,923,108.46, which consisted of $22,377,901.36 paid to Madison Dearborn Capital Partners III, L.P., $511,745.90 paid to Madison Dearborn Special Equity III, L.P. and $33,461.20 paid to Special Advisors I, L.P. Each of the repayments consisted of original principal amount plus accrued and unpaid interest.

Loan to John W. Gillespie

        On August 20, 2001, Holdings entered into a management stock purchase agreement with John W. Gillespie, our Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Gillespie purchased 116,577.52 shares of Holdings common stock for a purchase price of $1.00 per share and 488.422 shares of Holdings preferred stock for a purchase price of $1,000 per share. Mr. Gillespie borrowed $488,422.48 of the $605,000.00 purchase price from us pursuant to a promissory note in principal amount of $488,422.48. The note bore an annual interest rate of 8%. In connection with the Refinancing, Mr. Gillespie used $625,403.85 of the payment made to him in respect of his preferred stock to prepay the entire outstanding principal amount and accrued interest on the note.

Loan to Hugh R. Jones III

        In December 2002, Holdings entered into a management stock purchase agreement with Hugh R. Jones III, our Senior Vice President and Chief Administrative Officer. Under the terms of the agreement, Mr. Jones purchased 12,210.496 shares of common stock for a purchase price of $4.00 per share and 51.158 shares of preferred stock for a purchase price of $1,000.00 per share. Mr. Jones borrowed the full $100,000.00 purchase price from us pursuant to a promissory note in principal amount of $100,000.00. The note bears an annual interest rate of 8%. The note matures five years from the date of execution, and Mr. Jones may extend the scheduled maturity date until December 31, 2010 upon 60 days written notice to us. Mr. Jones is required to prepay a portion of the note equal to the amount of all cash proceeds he receives in connection with his ownership, disposition, transfer or sale of the stock. On November 4, 2004, in connection with the Refinancing, Mr. Jones repaid $56,427.04 of principal and accrued interest. On October 14, 2005, Mr. Jones repaid the remaining principal balance and accrued interest of $63,751.04 using a bonus he received from us on that date.

Management Services Agreement

        In March 2001, we entered into a management services agreement with Madison Dearborn under which Madison Dearborn performs certain management, financing and strategic functions as directed by our Board of Directors for an annual fee of $250,000 plus out-of-pocket expenses. During the years ended September 30, 2004, 2003 and 2002, we incurred $256,741, $257,938 and $254,498, respectively, of management fees and expenses under that agreement. The management services agreement will automatically terminate if neither MDCP nor any of its affiliates holds, directly or indirectly, any equity securities, or upon the consummation of an initial public offering of common stock of Holdings.

        In addition, Madison Dearborn performed services related to the REM acquisition, including acquisition consulting and consulting related to the debt financing. Acquisition consulting services included due diligence and structuring of the terms of the purchase agreement. Debt financing consulting services included assistance with securing debt ratings and negotiation of the debt agreement and pricing. Fees for these services were approximately $2,000,000, of which $1,430,000 was allocated to goodwill and $570,000 to deferred financing costs. This allocation was based on average allocations for deal advisory fees and equity placement fees per industry standards.

Registration Agreement

        In connection with the acquisition of the Issuer by Holdings and the initial equity investment by MDCP, on March 9, 2001, we entered into a registration agreement with MDCP, certain of its affiliates, certain other investors and certain members of our management team.

        Demand Registrations.    Under the registration agreement, the holders of at least a majority of the registrable securities will have the right at any time, subject to certain conditions, to require us to register any or all of our securities under the Securities Act on Form S-1 or, if available, on Form S-2 or Form S-3 at our expense. We refer to these types of registrations as "demand registrations." We are not required, however, to effect any registration within 180 days of the effective date of a previous demand registration or a previous registration in which holders of the registrable securities were given piggyback rights and were able to sell at least 90% of the registrable securities requested to be included in such registration. In addition, we may postpone for up to 180 days the filing or the effectiveness of a registration statement for a demand registration, no more than once in any twelve month period, if our board of directors believes that the demand registration would reasonably be expected to have an adverse effect on any proposal or plan by us or any of our subsidiaries to engage in any material acquisition of assets (other than in the ordinary course of business) or any material stock purchase, merger, consolidation, tender offer, reorganization or similar transaction.

        Piggyback Registrations.    All holders of registrable securities will be entitled to request the inclusion of their securities in any registration statement at our expense whenever we propose to register any offering of our equity securities (other than pursuant to a demand registration or a registration on Form S-4 or S-8).

        Holdback Agreement.    Each holder of registrable securities has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our equity securities, or any securities convertible into or exchangeable or exercisable for our equity securities, or enter into any swap, hedge or other arrangement with respect to our equity securities, publicly disclose the intention to make any such offer, sale, pledge or disposition, or publicly disclose the intention to enter into any such transaction, swap, hedge or other arrangement, during the seven days prior to and the 90-day (in the case of our initial public offering, the 180-day) period beginning on the effective date of any underwritten public offering of our equity securities (including demand registrations and piggyback registrations).

        In connection with all registrations pursuant to the registration agreement, we have agreed to indemnify the holders of registrable securities against certain liabilities relating to the registration, including liabilities under the Securities Act.

Amended and Restated Stockholders Agreement

        In connection with the acquisition of the Issuer by Holdings and the initial equity investment by MDCP on March 9, 2001, we entered into a stockholders agreement with MDCP, certain of its affiliates, certain other investors and certain members of our management team, or the "management investors." The stockholders agreement was amended and restated on May 1, 2003 in connection with the REM acquisition.

        Board of directors.    The stockholders will vote any shares over which they have control and will take all necessary and desirable actions to cause such number of representatives as are designated by MDCP to be elected to our board of directors and to cause our chief executive officer to serve as the management director on our board of directors. The management director may designate, from time to time, up to three individuals then serving as officers of our company as "board observers," who shall be permitted to attend all meetings of our board.

        Restrictions on transfer.    Subject to certain exceptions, the management investors may not sell, transfer, assign, pledge or otherwise dispose of any of their shares, other than permitted transfers. Permitted transfers include transfers to family members in the case of natural persons, transfers to affiliates, transfers pursuant to certain pledge agreements and transfers by MDCP of up to 10% of its shares to employees, consultants and advisors of MDCP or us. Any such family members, affiliates and other transferees will agree in writing to be bound by the provisions of the stockholders agreement and the registration agreement. Our stockholders have certain pro-rata participation rights in connection with certain transfers of our common stock by stockholders owning at least 10% of our common stock. We have certain rights of first refusal in connection with certain sales of our common stock by stockholders owning less than 10% of our common stock. The other stockholders have certain rights that allow them to purchase shares offered for sale by such stockholders if we elect not to exercise our rights of first refusal. The transfer restrictions will terminate as to each stockholder upon the transfer of the stockholder's shares in a public sale, or the consummation of a sale of our company or an underwritten public offering of common stock of Holdings.

        Sale of Holdings.    If our board of directors recommends or approves, and the holders of a majority of shares of our common stock approve, a sale of Holdings, each stockholder agrees to vote for, consent to and raise no objections against the approved sale, and to take all necessary and desirable actions as reasonably requested by the majority holders and by us.

        Reorganization prior to public offering.    If our board of directors recommends or approves, and the holders of a majority of shares of our common stock approve, a reorganization of our company in connection with a proposed initial public offering, each stockholder agrees to vote for, consent to and raise no objections against the approved reorganization, and to take all necessary and desirable actions as reasonably requested by the majority holders and by us.

        Limited Preemptive rights.    If we authorize the issuance or sale to MDCP of any of our equity securities or any securities containing options or rights to acquire any of our equity securities, we will first offer to sell to each management investor, at the same price and on the same terms, a portion of such securities proposed to be sold in any such transaction. If we authorize the issuance of sale to MDCP of any shares of our common stock or any securities containing options or rights to acquire shares of our common stock at a price per share less than $7.00, or any of our equity securities or any securities containing options or rights to acquire our equity securities for less than the issuance value of such securities, we will first offer to sell to each non-management investor, at the same price and on the same terms, a portion of such securities proposed to be sold in any such transaction.

        The provisions of the amended and restated stockholders agreement do not apply to any securities sold in connection with the acquisition of REM, Inc. and its subsidiaries.

Alliance Health and Human Services, Inc.

        Prior to joining Mentor in September 2004, Edward Murphy, our President and Chief Executive Officer, was a member of the board of directors of Alliance Health and Human Services, Inc. and its President. Mr. Murphy had served in these capacities at Alliance since 1999 and was instrumental in establishing and developing Alliance's service contracts with Mentor to provide ARY services in states that prefer or choose not to enter into contracts with for-profit corporations. Upon joining Mentor, Mr. Murphy resigned from all of his positions with Alliance and no longer has any financial interest in Alliance. Approximately 5% of our revenues for fiscal 2004 and the nine months ended June 30, 2005 are derived from contracts with Alliance.

DESCRIPTION OF SENIOR CREDIT FACILITIES

        In connection with the Refinancing, we entered into the senior credit facilities, which consist of an amendment and restatement of our then-existing senior credit facilities, with J.P. Morgan Securities Inc. and Banc of America Securities LLC as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank as administrative agent, Bank of America, N.A. as syndication agent and Dymas Capital Management Company, LLC, General Electric Capital Corporation and UBS Loan Finance LLC as co-documentation agents, and a syndicate of banks, financial institutions and other institutional lenders. On March 30, 2005, we entered into an amendment to the senior credit facilities pursuant to which the interest rate applicable to term borrowings was reduced and a prepayment premium for certain optional prepayments of term borrowings was added. Set forth below is a summary of the material terms of the senior credit facilities, as so amended.

        The senior credit facilities provide for aggregate borrowings by the issuer of up to $255.0 million. The senior credit facilities provide for:

  •
  a six-year $80.0 million revolving credit facility, and

  •
  a seven-year $175.0 million term loan facility.

        We used the borrowings under the senior credit facilities, together with the proceeds of the offering of the outstanding notes, to repay all amounts owing under our then-existing senior credit facilities, as well as the REM seller notes and the MDP notes, to redeem the preferred stock of Holdings, to fund an escrow account in order to provide a source of payment for net amounts that may be owing under the Magellan note (after deducting amounts to which we are entitled under our right of offset), to pay certain deferred compensation obligations and to pay fees and expenses incurred in connection with the Refinancing. The revolving credit facility is also used for general corporate purposes.

Collateral and Guarantees

        The loans and other obligations under the senior credit facilities is guaranteed by Holdings and by each of our existing and future direct and indirect domestic subsidiaries, other than our insurance subsidiaries and non-profit subsidiaries.

        Our obligations under the senior credit facilities and the guarantees is secured by all of our tangible and intangible assets (including intellectual property and owned real property and all of the capital stock of each of our direct and indirect domestic subsidiaries) and such shares of our first-tier foreign subsidiaries which can be pledged without adverse tax consequences.

Interest and Fees

        Our term borrowings under the senior credit facilities bear interest at a rate per annum which, at our option, can be either:

  •
  an ABR rate, defined as the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective from time to time plus 0.5, plus an applicable margin currently set at 1.50% and subject to reduction under a pricing grid based on leverage ratios; or

  •
  a Eurodollar rate, plus an applicable margin currently set at 2.50% and thereafter set under a pricing grid based on leverage ratios.

        The revolving borrowings bear interest at a rate equal to the ABR rate or Eurodollar rate described above plus a margin initially set at 2.25% for ABR borrowings and 3.25% for Eurodollar borrowings and thereafter set under a pricing grid based on leverage ratios.

        During the continuance of any default under the senior credit agreement, the rate on all obligations owed may be increased by 2% per annum.

        We are also required to pay a commitment fee calculated at an initial rate of 0.50% per annum and thereafter set under a pricing grid based on leverage ratios, on the average daily unused portion of the revolving credit facility, payable quarterly in arrears and on the date of termination or expiration of the commitments.

Repayments; Prepayments

        The revolving credit facility will terminate, and all amounts outstanding thereunder will be due and payable, in 2010. The term loan facility is subject to quarterly amortization of principal, with the initial aggregate term loan payable in quarterly installments of 1% per year for the first six years and thereafter in substantially equal quarterly installments.

        Voluntary prepayments of principal outstanding under the senior credit facilities are permitted at any time in whole or in part, upon the giving of proper notice, without premium or penalty except that a one percent prepayment premium is payable in connection with any voluntary prepayments on term borrowings through March 30, 2006. In addition, we will be required to prepay amounts outstanding under the senior credit facilities in an amount equal to:

  •
  subject to certain exceptions, 50% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of the incurrence of certain indebtedness after the closing date by us or any of our subsidiaries;

  •
  subject to certain exceptions (including capacity for reinvestment of the net proceeds from dispositions of assets and from recovery events, each with certain limitations), 100% of the net proceeds of any non-ordinary course sale or other disposition (including as a result of casualty or condemnation) by us or any of our subsidiaries of any assets, subject to minimum amounts;

  •
  50% of excess cash flow for each fiscal year with step-downs based on leverage ratios; and

  •
  subject to certain limitations, 100% of net proceeds from certain sale leaseback transaction.

        These amounts will be applied to the prepayment of the senior credit facilities in the following manner: first, to the principal repayment installments of the term loan B facility, second, to pay unreimbursed draws under the letters of credit, third, to the repayment of swingline loans, fourth to the prepayment of revolving loans, and thereafter, if an event of default has occurred and is continuing to be held by the administrative agent as cash collateral pursuant to security documents to secure the obligations under letters of credit; provided, however, that proceeds of sale leaseback transactions involving property acquired after November 4, 2004 will be applied to pay down revolving loans.

Certain Covenants

        The senior credit facilities require us to meet a minimum interest coverage ratio, a maximum total leverage ratio and maximum capital expenditures. In addition, the senior credit facilities contain certain covenants which, among other things, include restrictions on: the incurrence of additional indebtedness and guarantee obligations; liens, mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments; formation of foreign subsidiaries, loans and advances; payments and modifications of subordinated and other debt instruments and preferred stock instruments; transactions with affiliates; sale-leasebacks; swap agreements; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business; insurance subsidiary investments; insurance subsidiaries; and other matters customarily restricted in such agreements.

Events of Default

        The senior credit facilities contain customary events of default, including, without limitation: nonpayment of principal and letter of credit reimbursement obligations when due; nonpayment of interest, fees or other amounts after a three-business-day grace period; material inaccuracy of representations and warranties; violation of covenants; cross-default to material indebtedness; certain events of bankruptcy and insolvency; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; a change of control; senior subordinated notes cease to be subordinated; commencement of a hearing on the renewal of any material license, consent authorization, permit or certificate by a governmental authority; commencement of a formal proceeding seeking termination, revocation or suspension of any license, consent, authorization permit or certificate by a governmental authority; and if an insurance subsidiary becomes subject to conservation, rehabilitation, liquidation order, directive or mandate issued by a governmental authority.

DESCRIPTION OF NOTES

        The Notes were issued under an Indenture, dated as of November 4, 2004, among National MENTOR, Inc., the Guarantors and U.S. Bank National Association, as trustee ("Trustee") in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Any Notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes (as defined in the Indenture) issued in the exchange offer, will be treated as a single class of securities under the Indenture.

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. See "—Additional Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the word "issuer" refers only to National MENTOR, Inc., and not to any of its subsidiaries. Unless otherwise required by the context, references in this description to the "Notes" includes the Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act, and the Exchange Notes, which have been registered under the Securities Act.

Brief Description of the Notes and the Note Guarantees

The Notes

        The Notes:

  •
  are unsecured, senior subordinated obligations of the issuer;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the issuer;

  •
  are pari passu in right of payment with any future senior subordinated Indebtedness of the issuer; and

  •
  will be guaranteed by the Guarantors.

        On June 30, 2005, the Notes were subordinated to approximately $178.1 million of borrowings under the issuer's senior credit facilities and the term loan mortgage.

The Note Guarantees

        The Notes will be guaranteed by National MENTOR Holdings, Inc. ("Holdings"), the direct parent company of the issuer, and all of the current and future Domestic Subsidiaries of the issuer, other than Excluded Subsidiaries. See "—Additional Note Guarantees." As of the date of the Indenture, all of the issuer's subsidiaries will be "Domestic Subsidiaries" and, other than a not-for-profit subsidiary, Guarantors of the Notes. In the future, the issuer may have additional subsidiaries that are not "Domestic Subsidiaries."

        Each Note Guarantee:

  •
  will be an unsecured, senior subordinated obligation of the Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

  •
  will be pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

        On June 30, 2005, the Note Guarantees were subordinated to approximately $181.1 million of Senior Debt of the Guarantors, $178.1 million of which would have consisted of guarantees of borrowings under the issuer's senior credit facilities and term loan mortgage. As indicated above and as discussed in detail below under the subheading "—Subordination," payments on the Notes and under the Note Guarantees will be subordinated to the prior payment in full in cash of all Senior Debt. The Indenture will permit the issuer and the Guarantors to incur additional Senior Debt.

        As of the date of the Indenture, all of the issuer's subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants Designation of Restricted and Unrestricted Subsidiaries," the issuer will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." The issuer's Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. The issuer's Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

        The Indenture provides for the issuance by the issuer of Notes with an unlimited principal amount, of which $150.0 million will be issued in this offering. The issuer may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The issuer will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 1, 2012.

        Interest on the Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2005. The issuer will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the issuer, the issuer will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The issuer is not required to transfer or exchange any Note selected for redemption.

        Also, the issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

        The Guarantors will jointly and severally guarantee the issuer's obligations under the Notes. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the issuer or the guarantors."

        The Indenture will provide that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the issuer or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, partnership or limited liability company, organized or existing under (i) the laws of the United States, any state thereof or the District of Columbia or (ii) the laws of the same jurisdiction as that Guarantor and, in each case, assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  such sale or other disposition or consolidation or merger complies with the covenant described below under the caption "—Repurchase at the Option of Holders—Asset Sale;"

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale of Capital Stock of such Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the issuer, if the sale of such Capital Stock of that Guarantor complies with the covenant described below under the caption "—Repurchase at the Option of Holders—Asset Sale;"

  (2)
  if the issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

  (3)
  in the event of a Covenant Defeasance or Legal Defeasance.

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of the issuer, including Senior Debt of the issuer incurred after the date of the Indenture.

        The holders of Senior Debt of the issuer will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the issuer (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the issuer) before the

Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the issuer:

  (1)
  in a liquidation or dissolution of the issuer;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the issuer or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the issuer's assets and liabilities.

        The issuer also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt of the issuer occurs and is continuing; or

  (2)
  any other default (a "nonpayment default") occurs and is continuing on any series of Designated Senior Debt of the issuer that permits holders of that series of Designated Senior Debt of the issuer to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of the holders of any Designated Senior Debt of the issuer.

        Payments on the Notes may and shall be resumed:

  (1)
  in the case of a payment default on Designated Senior Debt of the issuer, upon the date on which such default is cured or waived; and

  (2)
  in case of a nonpayment default on Designated Senior Debt of the issuer, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of the issuer has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the Holder has actual knowledge that the payment is prohibited; provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt of the issuer;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the issuer. Upon the proper written request of the holders of Senior Debt of the issuer or if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the issuer or their proper representative.

        The issuer and the Trustee must promptly notify holders of the issuer's Senior Debt if payment of the Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the issuer, Holders of Notes may recover less ratably than creditors of the issuer who are holders of Senior Debt of the issuer.

        Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the issuer to the prior payment in full of Senior Debt of the issuer. See "Risk Factors—Risks Related to the Notes—Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors' senior debt, including our new credit facilities" and "—Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt."

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  after the Credit Agreement has been paid in full (or, prior to such time, with the consent of the lenders under the Credit Agreement), any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the issuer as "Designated Senior Debt."

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in the issuer or any other business entity provided for by a plan of reorganization as a successor thereto; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt at least to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

        "Senior Debt" means:

  (1)
  all Indebtedness of the issuer or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or incurred thereafter;

  (2)
  any other Indebtedness of the issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

        Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

  (1)
  any Indebtedness that is, by its express terms, subordinated in right of payment to any other Indebtedness of the issuer or any Guarantor;

  (2)
  any liability for federal, state, local or other taxes owed or owing by the issuer;

  (3)
  any Indebtedness of the issuer to any of its Subsidiaries or other Affiliates (except to the extent such Affiliate is a lender under the Credit Agreement);

  (4)
  any trade payables; or

  (5)
  the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

        At any time prior to December 1, 2007, the issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the issuer (or of the Parent to the extent such proceeds are contributed to the common equity of the issuer); provided that:

  (1)
  at least 65% of the aggregate principal amount of Notes initially issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the issuer and its Subsidiaries); and

  (2)
  the redemption must occur within 90 days of the date of the closing of such Equity Offering (or, in the case of any Equity Offering by the Parent, the contribution to the issuer).

        Except pursuant to the preceding paragraph, the Notes will not be redeemable at the issuer's option prior to December 1, 2008. On or after December 1, 2008, the issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.813%
2009	102.406%
2010 and thereafter	100.000%

        The issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws, so long as that acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of Notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Change of Control Payment Date. Within 30 days following any Change of Control, the issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the

Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the issuer will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the issuer.

        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        Prior to purchasing any Notes pursuant to this "Change of Control" covenant, the issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement will prohibit the issuer from purchasing any Notes and will also provide that certain change of control events with respect to the issuer would constitute a default under that agreement. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if a notice of redemption for all outstanding notes has been given pursuant to the Indenture under the caption "Optional Redemption." A Change of Control Offer may be made in advance of a Change of Control, and conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the issuer's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the issuer's or such Restricted Subsidiary's most recent balance sheet) of the issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the issuer and all Restricted Subsidiaries are released from any further liability in connection therewith (including by operation of law);

  (b)
  any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary from such transferee that are converted by the issuer or such Restricted Subsidiary into cash within 180 days thereafter (to the extent of the cash received in that conversion); and

  (c)
  any Designated Non-cash Consideration received by the issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed $7.5 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        For purposes of paragraph (3) above, any liabilities of the issuer or any Restricted Subsidiary that are not assumed by the transferee of such assets and in respect of which the issuer and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the issuer may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to repay any Indebtedness which was secured by the assets sold in such Asset Sale;

  (3)
  to purchase Replacement Assets or make a capital expenditure that is used or useful in a Permitted Business; or

  (4)
  some combination of the foregoing.

        Pending the final application of any such Net Proceeds, the issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the issuer will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Credit Agreement will prohibit the issuer from purchasing any Notes. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2)
  if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)
declare or pay any dividend or make any other payment or distribution on account of the issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the issuer or (b) to the issuer or a Restricted Subsidiary of the issuer;

(ii)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the issuer or the Parent;

(iii)
make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of principal at the Stated Maturity thereof; or

(iv)
make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (6), (7), (8), (12) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the issuer for the period (taken as one accounting period) from June 30, 2004 to the end of the issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the amount received in cash plus the fair market value, as determined in good faith by the Board of Directors of the issuer, of property and marketable securities received by the issuer subsequent to the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the issuer (other than Excluded Contributions) or net cash proceeds received by the issuer subsequent to the date of the Indenture from the issue or sale of Disqualified Stock or debt securities of the issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer); plus

  (c)
  an amount equal to the net reduction in Restricted Investments made by the issuer and its Restricted Subsidiaries subsequent to the date of the Indenture, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3) but not for other Restricted Payments.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of the issuer or any Restricted Subsidiary subordinated to the Notes or any Note Guarantee or of any Equity Interests of the issuer or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer (or the Parent to the extent the net cash proceeds are contributed to the common equity of the issuer) other than Disqualified Stock; provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repayment, defeasance, redemption, repurchase or other acquisition of any Indebtedness of the issuer or any Restricted Subsidiary subordinated to the Notes or any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of its common Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer and any distribution, loan or advance to the Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan or compensatory arrangement upon the death, disability or termination of employment of such Persons, in an amount not to exceed $3.0 million in any calendar year; provided that the issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $10.0 million in any calendar year; and provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the issuer (or the Parent to the extent such net cash proceeds are contributed to the common equity of the issuer) to employees, officers, directors or consultants of the issuer and its Restricted Subsidiaries that occurs after the date of the Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (ii) the cash proceeds of key man life insurance policies received by the issuer and its Restricted Subsidiaries after the date of the Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the issuer or the Parent from employees, officers, directors and consultants of the issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

  (6)
  (i) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of the Parent to the extent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC, and (ii) fees and expenses incurred in connection with any acquisition permitted by the terms of the Indenture, up to an aggregate amount under this clause (6) of $2.0 million per fiscal year ($4.0 million following any underwritten public offering of Equity Interests of the issuer or the Parent) plus any indemnification or expense reimbursement claims made by directors or officers of the Parent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries;

  (7)
  the payment of dividends or other distributions by the issuer to the Parent in amounts required to pay the tax obligations of the Parent attributable to the issuer and its Subsidiaries determined as if the issuer and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by the Parent attributable to the issuer or any of its Subsidiaries shall promptly be returned by the Parent to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer; and provided further that the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph;

  (8)
  repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

  (9)
  other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $20.0 million;

  (10)
  the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries or preferred stock of any such Restricted Subsidiaries, in each case issued or incurred in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (11)
  upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

  (12)
  the redemption, repurchase, defeasance or other acquisition or retirement for value of the Magellan Seller Notes, the REM Seller Notes, the MDP Subordinated Notes and the Parent Preferred Stock, including the payment of any accrued interest, dividends or premiums thereon and any related costs and expenses (including any payments or distributions made by the issuer to the Parent to finance any of the foregoing);

  (13)
  Investments that are made with Excluded Contributions;

  (14)
  after completion of an offer to repurchase Notes under the covenant described above under "—Repurchase at the Option of Holders—Asset Sales," the repurchase, redemption or other acquisition or retirement for value of Indebtedness of the issuer that is subordinated to the Notes with Excess Proceeds remaining after such offer to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant described above under "—Asset Sales;" and

  (15)
  the repurchase, redemption or other acquisition for value of Equity Interests of the issuer or the Parent representing fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving the issuer or the Parent; provided that the aggregate amount of such repurchase, redemption or other acquisition for value pursuant to this clause (15) does not exceed $1,000,000;

  provided, however, that in the case of clauses (5), (9), (10) and (14) above, no Default or Event of Default has occurred and is continuing.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the issuer shall, in its sole discretion, classify the Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted

Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $15.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the issuer will not issue any Disqualified Stock and the issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the issuer and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Guarantors may issue preferred stock and any Foreign Restricted Subsidiary may incur Acquired Debt, if the Fixed Charge Coverage Ratio for the issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  (a) the incurrence by the issuer or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Restricted Subsidiaries thereunder) not to exceed $255.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer or any Restricted Subsidiary to permanently repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  the incurrence of the Existing Indebtedness;

  (3)
  the incurrence by the issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture and the related Note Guarantees and the Exchange Notes and the related Note Guarantees to be issued therefor pursuant to the Registration Rights Agreement;

  (4)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the issuer or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $20.0 million and (y) 10% of Total Tangible Assets;

  (5)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (14) or (16) of this paragraph;

  (6)
  the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the issuer and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the issuer, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (8)
  the guarantee by the issuer or any Restricted Subsidiary of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant;

  (9)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the issuer as accrued, accreted or amortized to the extent required by the definition thereof;

  (10)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance obligations or bid, performance or surety bonds issued for the account of the issuer or any Restricted Subsidiary, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, self-insurance or bid, performance or surety bonds (in each case other than for an obligation for borrowed money); provided, however, that, upon the drawing of such letters of credit or the incurrence of such

    Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (11)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the issuer and/or that Restricted Subsidiary in connection with that disposition;

  (12)
  the issuance of Disqualified Stock or preferred stock by any of the issuer's Restricted Subsidiaries issued to the issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any Equity Securities that results in such Disqualified Stock or preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (12);

  (13)
  the incurrence by the issuer or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by the issuer or such Restricted Subsidiary in the ordinary course of business;

  (14)
  the incurrence by the issuer or any Restricted Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $15.0 million;

  (15)
  contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

  (16)
  the incurrence by the issuer of Indebtedness consisting of promissory notes issued to current or former officers, directors, employees or consultants (or their estates, spouses or former spouses) of the issuer or Parent or any Restricted Subsidiary of the issuer, issued to purchase or redeem Equity Interests of the issuer or Parent; provided that (x) the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $5.0 million and (y) such Indebtedness is expressly subordinated in right of payment to the Notes and does not provide for the payment of principal or interest thereon or other payments with respect thereto until 91 days after the date on which the Notes mature.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement outstanding immediately following the Acquisition shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Limitation on Senior Subordinated Debt

        The issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the issuer and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the issuer or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the issuer or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness and the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances than those contained in such Existing Indebtedness and the Credit Agreement, as in effect on the date of the Indenture;

  (2)
  the Indenture, the Notes and the Note Guarantees or by other Indebtedness of the issuer or of a Guarantor which is pari passu in right of payment with the Notes or Note Guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the Indenture;

  (3)
  applicable law or regulation;

  (4)
  any agreements or instrument governing Indebtedness or Capital Stock of a Person acquired by the issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

  (8)
  Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (10)
  customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  with respect to clause (3) of the first paragraph of this covenant, restrictions under licensing, contractual or other arrangements with any federal, state, county or municipal government or any agency thereof entered into in the ordinary course of business which restrict the assignment or other transfer of the rights granted thereunder;

  (12)
  cash or other deposits or net worth requirements imposed by customers or agreements entered into in the ordinary course of business; and

  (13)
  Indebtedness of any Foreign Restricted Subsidiary incurred pursuant to clause (16) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the Board of Directors of the issuer determines in good faith at the time such dividend or other payment restrictions are created that they will not materially adversely affect the issuer's ability to fulfill its obligations under the Notes and the Indenture.

Merger, Consolidation or Sale of Assets

        The issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation), and the issuer will not, and will not cause or permit any Restricted Subsidiary to, sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

  (1)
  either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the issuer under the Notes, the Indenture and the Registration Rights Agreement, in each case pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

  (4)
  the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or if not, the Fixed Charge Coverage Ratio on such basis is higher than the Fixed Charge Coverage Ratio immediately prior to such transactions.

        In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries.

Transactions with Affiliates

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate on or after the date of the Indenture (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's length transaction by the issuer or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved in good faith by a majority of the members of the Board of Directors (and, if there are disinterested directors, a majority thereof); and

    (b)
    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any reasonable consulting or employment agreement or arrangement entered into by the issuer or any of its Restricted Subsidiaries approved in good faith by a majority of the members of the Board of Directors of the issuer (and, if there are disinterested directors, a majority thereof);

  (2)
  transactions between or among the issuer and/or its Restricted Subsidiaries;

  (3)
  payment of reasonable directors fees to directors of the issuer and the Parent or any Restricted Subsidiary of the issuer and the provision of customary indemnification to directors and officers of the issuer and the Parent or any Restricted Subsidiary of the issuer;

  (4)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the issuer;

  (5)
  any tax sharing agreement or arrangement and payments pursuant thereto among the issuer and its Subsidiaries and any other Person with which the issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture; provided that any refunds received by any such other Person attributable to the issuer or any of its Subsidiaries shall promptly be returned by such other Person to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer;

  (6)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments" or any Permitted Investment;

  (7)
  loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $2.5 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

  (8)
  transactions with a Person engaged in a Permitted Business; provided that all the outstanding ownership interests of such Person are owned only by the issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the issuer;

  (9)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to the Principals; provided that such fees shall not, in the aggregate, exceed $2.0 million (plus out-of-pocket expenses) in any twelve- month period commencing after the date of the Indenture; and

  (10)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of fees for customary management, consulting and advisory services and related expenses to the Principals made pursuant to financial advisory, consulting, financing, underwriting or placement agreements or otherwise in respect of other investment banking, financial advisory or consulting services, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments (i) are reasonably related to the services performed, (ii) are approved in good faith by a majority of the members of the Board of Directors (and if there are directors not affiliated with the Equity Sponsor, a majority thereof), and (iii) the amount of such fees when taken together with all other fees paid in reliance on this clause (10) does not exceed $1.0 million in any twelve-month period.

Additional Note Guarantees

        If the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 20 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the date of the Indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be a Restricted Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of "Permitted Investments." That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; providedthat such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees of Indebtedness

        The issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the issuer or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing the payment of Indebtedness of another Foreign Restricted Subsidiary) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

        Notwithstanding the preceding paragraph, any Note Guarantee may provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Note Guarantees." The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Business Activities

        The issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, the issuer will furnish to the Trustee, and will furnish upon request to the Trustee on behalf of the Holders of Notes, in each case within five days after the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the issuer were required to file such reports;

provided that the first such report shall be furnished upon the later of five business days after (i) the 45th day following the date of the Indenture and (ii) the time period specified in the Commission's rules and regulations.

        In addition, following the date by which the issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer and the Guarantors have agreed that, for so long as any Notes (but not the Exchange Notes) remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If the issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the issuer.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

  (2)
  default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

  (3)
  failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of the other agreements in the Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

  (a)
  is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $12.5 million or more;

  (6)
  failure by the issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

  (7)
  except as permitted by the Indenture, any Note Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

  (8)
  certain events of bankruptcy or insolvency with respect to the issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the issuer specifying the respective Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five business days after receipt by the issuer and the Agent under the Credit Agreement of written notice of the acceleration of the Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the issuer or a Restricted Subsidiary of the issuer or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        The issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the issuer or any Guarantor, as such, shall have any liability for any obligations of the issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  the issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the issuer's and the Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound, including the Credit Agreement;

  (6)
  the issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the issuer with the intent of preferring the Holders of Notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others;

  (7)
  if the Notes are to be redeemed prior to their Stated Maturity, the issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

  (8)
  the issuer must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (other than payment provisions relating to the covenant described under the caption "—Repurchase at Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than U.S. dollars;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

  (7)
  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

  (8)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding. Any amendment to, or waiver of, the provisions of the Indenture relating to subordination or legal or covenant defeasance that is adverse to the holders of Senior Debt will require the consent of the Agent under the Credit Agreement.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of the issuer's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the issuer's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (6)
  to provide for the issuance of Additional Notes in accordance with the Indenture;

  (7)
  to add Guarantors with respect to the Notes or to secure the Notes;

  (8)
  to comply with the rules of any applicable securities depositary;

  (9)
  to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

  (10)
  to conform the text of the Indenture or the Notes to any provision of the Description of Notes.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when the issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and either:

  (1)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

  (2)
  (a) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound; and (c) the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

        In addition, the issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to National MENTOR, Inc., 313 Congress Street, Boston, MA 02210, c/o Jeanette Melanson, Executive Administrator.

Book-Entry, Delivery and Form

        Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        The Exchange Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes as described below. See "—Exchange of Global Notes for Certificated Notes." Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

  (2)
  the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuer will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; providedthat beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Acquisition" means (a) an Investment by the issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the issuer, or shall be merged with or into the issuer or any Restricted Subsidiary of the issuer, or (b) the acquisition by the issuer or any Restricted Subsidiary of the issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; providedthat the sale, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests by any of the issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than in each case, director qualifying shares or shares required by applicable law to be held by a Person other than the issuer or a Restricted Subsidiary).

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $3.0 million;

  (2)
  a transfer of assets or cancellation of Indebtedness between or among the issuer and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the issuer or to another Restricted Subsidiary;

  (4)
  the sale, lease, sub-lease, license, sub-license or consignment of equipment, inventory, intellectual property, products, services, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (7)
  the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors in good faith;

  (8)
  any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the issuer and its Restricted Subsidiaries;

  (9)
  foreclosure of assets;

  (10)
  the creation or realization of any Lien permitted under the Indenture; and

  (11)
  the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition, unless such securities are deposited to defease any Indebtedness;

  (3)
  certificates of deposit, time deposits, and eurodollar time deposits with maturities of not more than 360 days from the date of acquisition, bankers' acceptances with maturities of not more than 360 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating of P-2 or better from Moody's Investor Service, Inc. or A-2 or better from Standard & Poor's Rating Services (or an equivalent rating from a nationally recognized rating agency);

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating of P-2 or better from Moody's Investor Service, Inc. or A-2 or better from Standard & Poor's Rating Services (or an equivalent rating from a nationally recognized rating agency) and in each case maturing not more than 360 days after the date of acquisition;

  (6)
  money market funds at least substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

  (7)
  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's;

  (8)
  securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any of the lenders under the Credit Agreement or any commercial bank satisfying the requirements of clause (3) of this definition; and

  (9)
  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5 billion.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries or the issuer and its Restricted Subsidiaries, in each case, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the issuer;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the issuer or the Parent, as the case may be;

  (4)
  the first day on which a majority of the members of the Board of Directors of the Parent or the issuer are not Continuing Directors; or

  (5)
  the Parent or the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent or the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent, the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent or the issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expense was deducted in computing such Consolidated Net Income; plus

  (4)
  any management fees paid to the Principals by the issuer in such period, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period shall not exceed the greater of $2.0 million and an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of the issuer and its Subsidiaries for such period; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (except, for purposes of calculating Consolidated Net Income for the covenant described under "Restricted Payments," in each case to the extent of the amount of dividends or distributions that have been paid to the issuer or to any Restricted Subsidiary not subject to any such restrictions);

  (3)
  the Net Income (or loss) of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

  (6)
  any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the date of the Indenture resulting from the application of SFAS 142 shall be excluded;

  (7)
  the net loss of any Person other than a Restricted Subsidiary shall be excluded;

  (8)
  non-cash compensation charges resulting from stock options, restricted stock grants or other equity-incentive programs, or resulting from the accretion or accrual of dividends on preferred stock held by the issuer's deferred compensation plan (to the extent not paid in cash by the issuer or any of its Restricted Subsidiaries), shall be excluded; and

  (9)
  any increase in cost of goods sold as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of the Indenture, net of taxes, shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the issuer or the Parent, as the case may be, who:

  (1)
  was a member of such Board of Directors on the date of the Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of the date of the Indenture, by and among the issuer, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the other Lenders named therein providing for up to $175.0 million in term loan borrowings and $80.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the issuer as additional borrowers or such Subsidiaries or other Persons as guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; providedthat if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

        "Earn-out Obligation" means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the issuer or the Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.

        "Equity Sponsor" means Madison Dearborn Partners, LLC, a Delaware limited liability company.

        "Excluded Contribution" means the net cash proceeds or Cash Equivalents received by the issuer from:

  (1)
  contributions to its common equity capital; and

  (2)
  the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the issuer or any Subsidiary) of Equity Interests (other than Disqualified Stock) of the issuer, in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers' Certificate, so long as the net cash proceeds therefrom are excluded from clause 3(b) of the covenant described under "Certain Covenants—Restricted Payments."

        "Excluded Subsidiaries" means the Insurance Subsidiaries and the Non-Profit Subsidiaries, as well as all Unrestricted Subsidiaries.

        "Existing Indebtedness" means Indebtedness outstanding on the date of the Indenture, other than under the Credit Agreement and the Indenture.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the issuer or any Restricted Subsidiary of the issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that all such acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary of the issuer since the beginning of such period) shall have made any acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period;

  (2)
  in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement; and

  (3)
  for any applicable four-quarter reference period that includes any period of time prior to the date of the Indenture, pro forma effect shall be given to the Refinancing and the following adjustments: management fees, loss on disposal of business units and property and equipment, deferred compensation expense and integration expenses, all as calculated in good faith by a responsible financial or accounting officer of the issuer, as if they had occurred on the first day of such four-quarter reference period.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (excluding amortization of or write-off of debt issuance costs with respect to the Refinancing) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary of the issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the issuer incorporated in any jurisdiction outside the United States; provided that substantially all of such Restricted Subsidiary's assets are located outside the United States.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  each direct or indirect Domestic Subsidiary of the issuer on the date of the Indenture, other than Excluded Subsidiaries; and

  (2)
  any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture,

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing interest rate risk;

  (2)
  commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing commodity price risk; and

  (3)
  foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, swapping or otherwise managing foreign currency exchange rate risk.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include any Earn-out Obligation, except to the extent that the contingent consideration relating thereto is not paid within 10 Business Days after the contingency relating thereto is resolved.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

  (3)
  with respect to Indebtedness of another Person secured by a Lien on the assets of the issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

        "Insurance Subsidiaries" means any Subsidiary of the issuer engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and such other insurance businesses, for the underwriting of insurance policies for Holdings and its Subsidiaries and the respective employees, officers or directors thereof.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Magellan Seller Notes" means the notes in an aggregate principal amount of $10.0 million issued by Parent to Magellan Health Services, Inc.

        "MDP Subordinated Notes" means the junior subordinated notes in an aggregate principal amount of $15.0 million issued by Parent to Madison Dearborn Partners, LLC, or its affiliates.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $3.0 million limitation); or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Profit Entities" means each of REM New Jersey Properties, Inc., a New Jersey not-for-profit corporation, and any entity duly acquired or formed and organized by Holdings or any subsidiary of Holdings as a not-for-profit entity under applicable state law in furtherance of the business needs of Holdings and its subsidiaries.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute

    Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means any direct or indirect parent company of the issuer.

        "Parent Preferred Stock" means the outstanding preferred stock of Parent outstanding on the date of the Indenture.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the final offering memorandum dated October 27, 2004) by the issuer and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in the issuer or in a Restricted Subsidiary of the issuer;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the issuer; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the issuer; provided that the fair market value of such Investment shall be excluded from clause 3(b) of the first paragraph of the covenant described under the caption "—Certain Covenants—Restricted Payments;"

  (6)
  Hedging Obligations;

  (7)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $10.0 million, plus, if an Investment pursuant to this clause (7) is made in any Person that is not a Restricted Subsidiary of the issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, the lesser of (x) the amount of such Investment (valued at the date of the making of such Investment) made pursuant to this clause (7) by the issuer and its Restricted Subsidiaries in the Person so designated and (y) the aggregate fair market value of such Investment owned by the issuer and its Restricted Subsidiaries in the Person so designated immediately prior to such designation, plus an amount equal to any other net reduction in Investments made pursuant to this clause (7), not to exceed in the case of any such Investment, the amount of the Investment previously made and only if and to the extent such amounts are not included in the calculation of Consolidated Net Income;

  (8)
  any Investment of the issuer or any of its Restricted Subsidiaries existing on the date of the Indenture;

  (9)
  loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $2.5 million outstanding at any time;

  (10)
  any Investment acquired by the issuer or any of its Restricted Subsidiaries:

  (a)
  in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

  (b)
  as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (11)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (12)
  advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable or prepaid expenses or lease, utility and other similar deposits in the ordinary course of business; and

  (13)
  Investments in joint ventures engaged in a Permitted Business not in excess of $15.0 million in the aggregate outstanding at any one time, plus, if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, the lesser of (x) the amount of such Investment (valued at the date of the making of such Investment) made pursuant to this clause (13) by the issuer and its Restricted Subsidiaries in the Person so designated and (y) the aggregate fair market value of such Investment owned by the issuer and its Restricted Subsidiaries in the Person so designated immediately prior to such designation, plus an amount equal to any other net reduction in Investments made pursuant to this clause (13), not to exceed in the case of any such Investment, the amount of the Investment previously made and only if and to the extent such amounts are not included in the calculation of Consolidated Net Income.

        "Permitted Liens" means:

  (1)
  Liens on the assets of the issuer and any Guarantor securing Senior Debt (including Hedging Obligations with respect to Senior Debt) that was permitted by the terms of the Indenture to be incurred;

  (2)
  Liens in favor of the issuer or any Restricted Subsidiary of the issuer;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the issuer or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

  (5)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (6)
  Liens of the issuer and its Restricted Subsidiaries existing on the date of the Indenture and any renewals or extensions thereof, in each case on terms no more restrictive than, and not extending to any property or assets other than those covered by such Liens, on the date of the Indenture;

  (7)
  Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to obligations that do not exceed $15.0 million at any one time outstanding;

  (8)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

  (9)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

  (11)
  Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted to be incurred under the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets of such Foreign Restricted Subsidiary;

  (12)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books and records of the issuer in accordance with GAAP;

  (13)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

  (14)
  easements, rights-of-way, municipal and zoning restrictions and other similar charges, title defects, encumbrances or irregularities in respect of real property not interfering in any material respect with the ordinary course of the business of the issuer or any of its Restricted Subsidiaries;

  (15)
  judgment or attachment Liens not giving rise to an Event of Default;

  (16)
  leases, subleases, licenses or sublicenses granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the issuer or any of its Restricted Subsidiaries or materially detracting from the value of the relative assets of the issuer or any of its Restricted Subsidiaries;

  (17)
  banker's Liens, rights of set-off and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the issuer or any Restricted Subsidiary;

  (18)
  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

  (19)
  Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto; and

  (20)
  financing statements filed in connection with operating leases or consignments.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Note Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or such Note Guarantee on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust, unincorporated organization, limited liability issuer or government or other entity.

        "Principals" means the Equity Sponsor and its Affiliates.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officer's certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the issuer's Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Refinancing" has the meaning set for in the final offering memorandum dated October 27, 2004, related to the offering of the Notes.

        "Related Party" means:

  (1)
  any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

        "REM Seller Notes" means the notes in an aggregate principal amount of $28.0 million issued by Holdings to the former stockholders of REM, Inc. in connection with the acquisition of REM, Inc. in May 2003.

        "Replacement Assets" means (1) non-current assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Total Tangible Assets" means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves and less all goodwill, trade names, trademarks, patents,

unamortized debt discount and other intangibles, of the issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the issuer prepared in conformity with GAAP.

        "Unrestricted Subsidiary" means any Subsidiary of the issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with the issuer or any Restricted Subsidiary of the issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer;

  (3)
  is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  is not a guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries at the time of such designation unless such guarantee or credit support is released upon such designation; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of the issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the issuer or any of its Restricted Subsidiaries.

        Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the issuer shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that purchase notes at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States, and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, constructive sale, or other integrated transaction, or situations in which the "functional currency" of a United States holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate, state, local or non-United States tax laws is not discussed.

        THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

IRS Circular 230 Disclosure

        To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax advice contained in this prospectus was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the U.S. Internal Revenue Code. The tax advice contained in the prospectus was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the prospectus. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

        The term "United States holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

          (1)   an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

          (2)   a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof (including the District of Columbia);

          (3)   an estate, the income of which is subject to United States federal income taxation regardless of its source; or

          (4)   a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more "United States persons" within the meaning of the Code has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

        The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

        If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership purchasing the notes should consult with its own tax advisor about the U.S. federal income tax consequences of purchasing, holding and disposing of the notes.

United States Holders

        Interest.    The stated interest on a note will be included in the gross income of a United States holder as ordinary income at the time such interest is accrued or received in accordance with the holder's regular method of accounting for United States federal income tax purposes. The notes were not issued with "original issue discount" within the meaning of Section 1273 of the Code.

        Additional Interest.    It is possible that the IRS could assert that the additional interest which we would be obliged to pay if the exchange offer registration statement is not filed or declared effective within the applicable time periods (or certain other actions are not taken), as described above under the heading "Description of Notes—Registration Rights; Liquidated Damages" is a "contingent payment." In that case, the notes may be treated as contingent payment debt instruments for United States federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that as of the issue date the likelihood of our paying additional interest was remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all United States holders unless a United Sates holder discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States holder. This discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

        Market Discount and Bond Premium.    A United States holder who purchases a note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code. A United States holder who purchases a note at a premium, i.e., for an amount in excess of the amount payable at maturity, will be subject to the bond premium amortization rules of the Code.

        In general, "market discount" is the excess of a note's issue price, within the meaning of Section 1273 of the Code, over its purchase price. If a United States holder purchases a note at a "market discount," any gain on sale of that note attributable to the United States holder's unrecognized accrued market discount would generally be treated as ordinary income to the United States holder. In addition, a United States holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the United States holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

        In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States holder as an offset to interest income (with a corresponding reduction in the United States Holder's tax basis) on a consent yield basis if the United States holder elects to do so. This election will also apply to all other debt instruments held by the United States holder during the year in which the election is made and to all debt instruments acquired after that year.

        Exchange Offer.    The exchange of notes for exchange notes in the exchange offer will not constitute a taxable event to United States holders. Consequently, a United States holder will not recognize gain upon receipt of an exchange note, the United States holder's tax basis in the exchange note will be the same as its tax basis in the corresponding note immediately before the exchange, and the United States holder's holding period in the exchange note will include the holder's holding period in the Note exchanged therefor.

        Redemption.    In the event of a Change of Control, holders of the notes will have the right to require us to purchase their notes. Applicable Treasury regulations provide that the right of holders of the notes to require redemption of the notes upon the occurrence of a Change of Control will not affect the yield to maturity of the notes if the likelihood of the occurrence, as of the date the notes are issued, is remote or incidental. We intend to take the position that the likelihood of a repurchase as a result of a Change of Control is remote or incidental under applicable Treasury regulations and, thus, do not intend to treat this possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).

        We have the option to redeem all or a portion of the notes at certain times prior to the maturity date. Under applicable Treasury regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the debt instrument. We believe, and intend to take the position for purposes of determining yield and maturity (for purposes of the original issue discount provisions of the Code), that we will not be treated as having exercised any option to redeem the notes under these rules.

        Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.    Upon the sale, exchange, redemption, retirement or other taxable disposition of a note (other than an exchange of notes in the exchange offer, as described above), a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (not including the amount allocable to accrued and unpaid interest) and (ii) that holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A United States holder's adjusted tax basis in a note generally will equal that holder's cost reduced by any principal payments received and any bond premium amortized by such holder plus any market discount previously included in income by the holder. The capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the note is more than one year at the time of sale, exchange, redemption or other taxable disposition. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. The deductibility of capital losses is subject to limitation.

        A United States holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

        Information Reporting and Backup Withholding Tax.    In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note (including the payment of liquidated damages) and payments of the proceeds of the sale or other disposition of a note to certain non-corporate United States holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax currently at a rate of 28% if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and such United States holder is not subject to backup withholding under the Code. Certain holders (including among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. United States holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

Non-United States Holders

        Interest.    Interest paid to a non-United States holder will not be subject to United States federal income or withholding tax of 30% (or, if applicable, a lower rate under an applicable income tax treaty) under the "portfolio interest" exception of the Code provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  such holder is not a controlled foreign corporation that is related to us through sufficient stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  either (1) the non-United States holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States holder, has received from the non-United States holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied; and

  •
  the interest is not effectively connected with such holder's conduct of a trade or business within the United States.

        Even if the above conditions are not met, a non-United States holder may be entitled to an exemption from United States federal withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from United States federal income and withholding tax on interest under an income tax treaty between the United States and the non-United States holder's country of residence. To claim a reduction or exemption under an income tax treaty, a non-United States holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

        The certification requirements described above may in some circumstances require a non-United States holder that claims the benefit of an income tax treaty to also provide its United States taxpayer identification number of IRS Form W-8BEN.

        Exchange Offer.    The exchange of notes for exchange notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes. See "—United States Holders—Exchange Offer."

        Additional Interest.    We believe that the possibility of additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for United States federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes. See "—United States Holders—Additional Interest."

        Sale, Exchange, Redemption or other Taxable Disposition of Notes. A non-United States holder of a note generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under "—Non-United States Holders—Interest") unless (i) the gain is effectively connected with a United States trade or business of the non-United States holder or (ii) in the case of a non-United States holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

        United States Trade or Business.    If interest or gain from a disposition of the notes is effectively connected with a non-United States holder's conduct of a United States trade or business and, if an income tax treaty applies and the non-United States holder maintains a United States "permanent establishment" to which the interest or gain is attributable, the non-United States holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain realized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

        Information Reporting and Backup Withholding Tax.    United States backup withholding tax generally will not apply to payments on a note to a non-United States holder if the non-United States holder is exempt from withholding tax on interest as described above in "—Non-United States Holders—Interest." However, information reporting may still apply with respect to interest payments.

        Payment of proceeds made to a non-U.S. holder outside the United States from a disposition of notes effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. However, payment of proceeds from a disposition of notes by a non-U.S. holder effected through a non-U.S. office of a broker may be subject to information reporting (but generally not backup withholding) if the broker is (i) a United States person (within the meaning of the Code); (ii) a controlled foreign corporation for Untied States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-United States holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

        Non-United States holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are partners in Randolph Street Partners II, which owns 45,006.82 shares of our common stock. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates (including Holdings and its subsidiaries) in connection with various legal matters.

        Certain matters under Arizona law will be passed upon by Jennings Strouss & Salmon, P.L.C. Certain matters under Colorado law will be passed upon by Sherman & Howard L.L.C. Certain matters under Connecticut law will be passed upon by Cohn Birnbaum & Shea P.C. Certain matters under Indiana law will be passed upon by Barnes & Thornburg LLP. Certain matters under Iowa law will be passed upon by Shuttleworth & Ingersoll, P.L.C. Certain matters under Maryland law will be passed upon by Whiteford, Taylor & Preston L.L.P. Certain matters under Massachusetts law will be passed upon by Ruberto, Israel & Weiner, P.C. Certain matters under Minnesota law will be passed upon by Parsinen Kaplan Rosberg & Gotlieb P.A. Certain matters under Nevada law will be passed upon by Woodburn and Wedge. Certain matters under New Jersey law will be passed upon by Giordano, Halleran & Ciesla, a Professional Corporation. Certain matters under North Dakota law will be passed upon by Vogel Law Firm. Certain matters under Ohio law will be passed upon by Vorys, Sater, Seymour and Pease LLP. Certain matters under Oklahoma law will be passed upon by Crowe & Dunlevy, A Professional Corporation. Certain matters under Pennsylvania law will be passed upon by Klehr, Harrison, Harvey, Branzburg & Ellers LLP. Certain matters under South Carolina law will be passed upon by Parker Poe Adams & Bernstein LLP. Certain matters under Utah law will be passed upon by Parr Waddoups Brown Gee & Loveless, A Professional Corporation. Certain matters under West Virginia law will be passed upon by Robinson & McElwee PLLC. Certain matters under Wisconsin law will be passed upon by Michael Best & Friedrich LLP.

EXPERTS

        The consolidated financial statements of National MENTOR Holdings, Inc. at September 30, 2004 and 2003, and for each of the three years in the period ended September 30, 2004, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-129179) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

        If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of such reports, proxy statements and other information. Any such request should be directed to:

National MENTOR Holdings, Inc.
313 Congress Street, 6th Floor
Boston, Massachusetts 02210
Telephone: (617) 790-4800

        In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://wwwthementornetwork.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part.

        The indenture provides that, following the date by which we are required to consummate the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, we will file with the SEC the annual reports, quarterly reports and current reports which we would have been required to file with the SEC if we were required to file such reports and provide copies to the trustee on behalf of the holders of the notes. Provision of this information is subject to certain qualifications. See "Description of Notes—Certain Covenants—Reports."

INDEX TO FINANCIAL STATEMENTS

Page
National Mentor Holdings, Inc. Consolidated Financial Statements
Unaudited Condensed Consolidated Financial Statements for the nine months ended June 30, 2005 and June 30, 2004
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2005 and September 30, 2004	F-2
Unaudited Condensed Consolidated Income Statements for the three and nine months ended June 30, 2005 and June 30, 2004	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2005 and June 30, 2004	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5
Audited Consolidated Financial Statements for the fiscal years ended September 30, 2004, September 30, 2003 and September 30, 2002
Independent Auditors' Report of Ernst & Young LLP	F-12
Consolidated Balance Sheets as of September 30, 2004 and September 30, 2003	F-13
Consolidated Income Statements for the years ended September 30, 2004, September 30, 2003 and September 30, 2002	F-14
Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity (Deficit) for the years ended September 30, 2004, September 30, 2003 and September 30, 2002	F-15
Consolidated Statements of Cash Flows for the years ended September 30, 2004, September 30, 2003 and September 30, 2002	F-16
Notes to Consolidated Financial Statements	F-17
REM, Inc. and Affiliates Unaudited Combined Financial Statements for the three months ended March 31, 2003 and March 31, 2002
Unaudited Combined Balance Sheets as of March 31, 2003 and March 31, 2002	F-47
Unaudited Combined Statement of Earnings and Retained Earnings for the three months ended March 31, 2003 and March 31, 2002	F-48
Unaudited Combined Statement of Cash Flows for the three months ended March 31, 2003 and March 31, 2002	F-49
Notes to Unaudited Combined Financial Statements	F-50

National Mentor Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30 2005	September 30 2004
Assets
Current assets:
Cash and cash equivalents	$28,532	$24,416
Accounts receivable, net	82,864	90,863
Deferred tax assets, net	4,385	5,802
Prepaid expenses and other current assets	12,780	12,780

Total current assets	128,561	133,861
Property and equipment, net	112,279	113,962
Intangible assets, net	105,295	110,098
Goodwill	89,010	88,544
Other assets	11,351	3,573

Total assets	$446,496	$450,038

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$12,427	$12,597
Accrued payroll and related costs	40,962	39,392
Other accrued liabilities	15,738	28,934
Current portion of long-term debt	5,142	13,110

Total current liabilities	74,269	94,033
Other long-term liabilities	2,296	5,913
Deferred tax liabilities, net	11,591	7,859
Long-term debt, net of current portion	325,991	200,083

Total liabilities	414,147	307,888
Commitments and contingencies
Redeemable Class A Preferred Stock	—	116,381
Stockholders' equity:
Common stock	102	103
Additional paid-in-capital	42,252	42,252
Deferred compensation	(254)	(329)
Note receivable from officer	(49)	(49)
Other comprehensive loss	—	(203)
Accumulated deficit	(9,702)	(16,005)

Total stockholders' equity	32,349	25,769

Total liabilities and stockholders' equity	$446,496	$450,038

See accompanying notes.

National Mentor Holdings, Inc.

Condensed Consolidated Income Statements

(In thousands)

(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Net revenues	$175,208	$164,075	$515,335	$479,594
Cost of revenues*	132,061	123,150	390,054	363,558

Gross profit	43,147	40,925	125,281	116,036
Operating expenses:
General and administrative	23,416	21,734	68,823	64,780
Depreciation and amortization	5,067	4,887	15,688	16,237

Total operating expenses	28,483	26,621	84,511	81,017

Income from operations	14,664	14,304	40,770	35,019
Other income (expense):
Management fee of related party	(66)	(66)	(205)	(191)
Other income (expense), net	(17)	(117)	15	(2,007)
Interest expense, net	(6,444)	(5,609)	(22,592)	(16,882)

Income before provision for income taxes	8,137	8,512	17,988	15,939
Provision for income taxes	3,643	3,674	7,879	6,934

Net income	$4,494	$4,838	$10,109	$9,005

*
Exclusive of depreciation and amortization shown separately below.

See accompanying notes.

National Mentor Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended June 30
	2005	2004
Operating activities
Net income	$10,109	$9,005
Accounts receivable allowances	5,871	3,840
Depreciation and amortization of property and equipment	9,200	9,213
Amortization of other intangible assets	6,488	7,024
Amortization of deferred debt financing costs	2,144	1,372
Amortization of deferred compensation for stock options	75	21
(Gain) loss on disposal of business	(80)	1,856
Loss on disposal of property and equipment	65	323
Changes in operating assets and liabilities:
Accounts receivable	2,335	(16,971)
Other assets	(506)	(2,954)
Accounts payable	(190)	(1,132)
Accrued payroll and related costs	1,466	4,565
Other accrued liabilities	(13,827)	12,645
Deferred taxes	5,012	—
Other long-term liabilities	(3,617)	(6,195)

Net cash provided by operating activities	24,545	22,612
Investing activities
Cash paid for acquisitions, net of cash received	(1,716)	(5,143)
Proceeds from sale of business units, net of cash and transaction costs	—	196
Purchases of property and equipment	(8,993)	(10,309)
Cash proceeds from sale of property and equipment	1,944	—

Net cash used in investing activities	(8,765)	(15,256)
Financing activities
Repayments of long-term debt	(226,279)	(7,083)
Redemption of preferred stock	(118,453)	—
Proceeds from officer notes	539	—
Proceeds from issuance of long-term debt	344,222	—
Proceeds from issuance of preferred and common stock	—	50
Repurchase and retirement of common stock	(2,309)	—
Payments of deferred financing costs	(9,384)	—

Net cash used in financing activities	(11,664)	(7,033)
Net increase in cash and cash equivalents	4,116	323
Cash and cash equivalents at beginning of period	24,416	15,804

Cash and cash equivalents at end of period	$28,532	$16,127

See accompanying notes.

National Mentor Holdings, Inc.

Notes to Condensed Consolidated Financial Statements

(Amounts in thousands)

June 30, 2005

(Unaudited)

1. Basis of Presentation

        National Mentor Holdings, Inc., through its wholly owned subsidiaries (collectively, the Company), is a national provider of home and community-based services to (i) individuals with mental retardation and/or developmental disabilities; (ii) at-risk children and youth with emotional, behavioral or medically complex needs; and (iii) persons with acquired brain injury.

        These notes are condensed and do not contain all disclosures required by generally accepted accounting principles. Reference should be made to the consolidated financial statements and related notes included in the Company's consolidated financial statements for the year ended September 30, 2004.

        In the opinion of management, the accompanying condensed consolidated unaudited financial statements contain all adjustments considered necessary to present fairly the financial position at June 30, 2005, and the results of operations for the three and nine month periods ended June 30, 2005 and June 30, 2004, and cash flows for the periods presented therein.

        The results disclosed in the Condensed Consolidated Income Statements for the three and nine month periods ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year. Certain amounts reported in prior periods have been reclassified to be consistent with the current period presentation.

2. Long-Term Debt

        On November 4, 2004, the Company refinanced its then-existing senior credit facilities. The new senior credit facilities consist of an $80.0 million revolving credit facility and a $175.0 million term B loan facility. In addition, on November 4, 2004, National MENTOR, Inc. (a wholly owned subsidiary) issued $150.0 million in aggregate principal amount of its 9 5/8% senior subordinated notes due 2012, or the "senior subordinated notes." These transactions are referred to together as the "Refinancing." At the time of and in connection with the Refinancing, the Company redeemed all of its outstanding preferred stock, repaid certain of its other subordinated debt, and paid certain of its deferred compensation obligations. In addition, all outstanding interest rate swap agreements were terminated. There were no outstanding swap agreements at June 30, 2005.

        On May 20, 2005, the Company refinanced its term loan mortgage facility. The Company borrowed $6.2 million on the new $8.0 term loan mortgage facility. At the time of and in connection with the refinancing of the term loan mortgage facility, the Company repaid the outstanding principal and accrued interest on the existing mortgage facility of $4.7 million. The Company refinanced $1.7 million of properties pledged as collateral under the term B loan and was therefore required to prepay the term B loan by that amount. The new mortgage facility has a term of five years and is paid monthly until the maturity date, which is May 2010.

        The interest rate on the term B loan is equal to either LIBOR plus 2.50% or Prime plus 1.50%. The interest rate on the term B loan outstanding at June 30, 2005 is based on LIBOR plus 2.50%. The interest rates for any senior revolving credit facility borrowings are equal to either LIBOR plus 3.25%

or Prime plus 2.25%. The Company pays a commitment fee on a quarterly basis for the revolving credit facility, which is equal to 0.5% of the unused commitment at June 30, 2005.

        Any amounts outstanding under the revolver are due six years from the date of the senior credit agreement. The $175.0 million term B loan has a term of seven years and amortizes one percent per year, paid quarterly, for the first six years, with the remaining balance due in the seventh year.

        The new senior credit facility agreement and the bond indenture contain both affirmative and negative covenants, including limitations on the Company's ability to incur additional debt, sell material assets, retire, redeem or otherwise reacquire capital stock, acquire the capital stock or assets of another business, pay dividends, and requires the Company to meet or exceed certain financial ratios. The Company was in compliance with all covenants at June 30, 2005. The new senior credit agreement includes a provision for the prepayment of a portion of the outstanding term loan amounts at any year-end if the Company generates certain levels of cash flow above a pre-determined amount.

        Long-term debt comprises the following:

	June 30 2005	September 30 2004
Senior Term B Loan, principal and interest due in quarterly installments through 2007; variable interest rate (approximately 8% at September 30, 2004)	$—	$154,725
Senior Revolver, due March 7, 2007; quarterly cash interest payments at a variable interest rate (7% at September 30, 2004)	—	—
Senior Term B Loan, principal and interest due in quarterly installments through September 30, 2011; variable interest rate (approximately 5.73% at June 30, 2005)	171,945	—
Senior Revolver, due November 4, 2010; quarterly cash interest payments at a variable interest rate (8.5% at June 30, 2005)	—	—
Senior Subordinated Notes, due November 4, 2012; semi-annual cash interest payments beginning June 1, 2005 (coupon rate of 9 5/8%)	150,000	—
Term loan mortgage, principal and interest due in monthly installments through August 1, 2009; variable interest rate (6% at September 30, 2004)	—	4,968
Term loan mortgage, principal and interest due in monthly installments through May 20, 2010; variable interest rate (7.75% at June 30, 2005)	6,188	—
Note Payable to Seller (Magellan), due March 8, 2007; semiannual cash interest payments at 12% beginning September 2001	3,000	10,000
Junior Subordinated Note Payable, due April 30, 2010; interest at 12% payable upon maturity	—	28,000
Junior Subordinated Note Payable, due May 30, 2010; interest at 12% payable upon maturity	—	15,500

	331,133	213,193
Less current portion	5,142	13,110

Long-term debt	$325,991	$200,083

        The priority with regard to the right of payment on the Company's debt is such that the Senior Term B Loan, Senior Revolver (the Senior Credit Facilities) and the term loan mortgage have priority over all of the Company's long-term debt. The term loan mortgage is collateralized by certain buildings and land of the Company.

        In conjunction with entering into the new senior credit facilities, which were repriced in March 2005, and the issuance of the senior subordinated notes, the Company incurred deferred financing costs of approximately $9.2 million. These costs are being amortized under the effective interest rate method over the expected term of the senior term B loan, senior revolver and senior subordinated notes. In addition, in connection with the refinancing of the term loan mortgage on May 20, 2005, the Company incurred deferred financing costs of approximately $0.2 million. The

Company charged approximately $2.1 million and $1.4 million to interest expense for the nine months ended June 30, 2005 and 2004, respectively, related to the amortization of deferred financing costs. Included in this charge for the nine months ended June 30, 2005 is approximately $1.3 million due to the accelerated amortization of deferred financing costs related to the previous senior credit facility in the first quarter of fiscal year 2005.

3. Stock-Based Compensation

        On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Companies are required to adopt the provisions of SFAS No. 123(R) for annual periods beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not been issued. The adoption of SFAS No. 123(R) is not expected to have a material impact on the Company's financial statements.

        The Company continues to account for its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock-based employee compensation cost of approximately $19 and $6 is reflected in pre-tax income for the three months ended June 30, 2005 and 2004, respectively, and $75 and $21 is reflected in pre-tax income for the nine months ended June 30, 2005 and 2004, respectively. The following table illustrates the effect on net income attributable to common shareholders if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Net income, as reported	$4,494	$4,838	$10,109	$9,005
Add: Stock-based employee compensation included in reported net income, net of related tax effects	10	3	42	12
Deduct: Total stock-based employee compensation expense determined under fair value method of all awards, net of related tax effects	(78)	(41)	(219)	(105)

Net income, pro forma	$4,426	$4,800	$9,932	$8,912

4. Intangible Assets

        Intangible assets, resulting from the Company's acquisition of certain businesses accounted for under the purchase method, consist of identifiable assets. These include agency contracts, trade names, noncompete/nonsolicit clauses, an intellectual property model, licenses and permits and relationships with contracted caregivers. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Various trade names are classified as indefinite-lived intangible assets due to the length of time the trade names have been in existence and the planned use of the trade names for the foreseeable future. As such, the cost of these indefinite-lived intangible assets are not amortized, but are reviewed periodically for impairment.

        Intangible assets consist of the following as of June 30, 2005:

Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, net
Agency contracts	5-13 years	$94,543	$16,096	$78,447
Non-compete/non-solicit	4-5 years	353	203	150
Relationship with contracted caregivers	3 years	400	156	244
Trade names	10 years	570	123	447
Trade names	Indefinite life	19,192	—	19,192
Licenses and permits	10 years	8,154	1,749	6,405
Intellectual property models	10 years	550	140	410

		$123,762	$18,467	$105,295

        Amortization expense was $2,150 and $1,903 for the three months ended June 30, 2005 and 2004, respectively, and $6,488 and $7,024 for the nine months ended June 30, 2005 and 2004, respectively.

        The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending September 30,
2005	$2,218
2006	8,872
2007	8,785
2008	8,460
2009	8,310
Thereafter	49,458

$86,103

5. Segment Information

        The Company provides home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and persons with acquired brain injury. The Company operates its business in three operating divisions: an Eastern Division, a Central Division and a Western Division. For the reasons discussed below, the Company's operating divisions are aggregated to represent one reportable segment, human services, under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). Accordingly, the accompanying condensed consolidated unaudited financial statements reflect the operating results of the Company's reportable segment. The aggregate of the Company's Eastern, Central and Western operating divisions meets the definition of a segment in SFAS 131 as each of the three divisions engages in business activities that earn revenues and incur expenses, its operating results are regularly reviewed by management (comprising the Company's chief operating decision-maker) to assess its performance and make decisions about resources to be allocated to the respective division, and discrete financial information is available in the form of detailed income statements. The Company's three service lines, which comprise mental retardation and other developmental disabilities, at-risk youth and persons with acquired brain injury do not represent operating segments per SFAS 131 as management does not internally evaluate the operating performance or review the results of the service lines to assess performance or make decisions about allocating resources. Net revenues is the only financial information available by service line and, therefore, discrete financial information is not available by service line at the level necessary for management to assess performance or make resource allocation decisions.

        The Company's Eastern, Central and Western operating divisions are combined into one reportable segment in accordance with the criteria outlined in SFAS 131. The aggregation of the three operating divisions is consistent with the objective and basic principles of SFAS 131 because it provides the users of the financial statements with the same information that management uses to internally evaluate the business. Each of the Company's operating divisions provide the same types of services discussed above to similar customer groups, principally individuals. All of the operating divisions have similar economic characteristics, such as similar long-term gross margins. All of the operating divisions follow the same operating procedures and methods in managing their operations, as services are provided in a similar manner. In addition, each operating division operates in a similar regulatory environment, as each operating division has common objectives and regulatory and supervisory responsibilities (e.g., licensing, certification, program standards, regulatory requirements).

6. Reserves for Self-Insurance and Other Commitments and Contingencies

        The Company maintains commercial general and professional liability insurance under policies with self-insured retention limits. The Company intends to maintain such coverage in the future and is of the opinion that its insurance coverage is adequate to cover potential losses on asserted claims. The Company currently self-insures for amounts of up to $1.0 million per claim and $2.0 million in the aggregate. Above these limits, the Company has $9.0 million of coverage, subject to a $250 thousand retention per occurrence, once the aggregate $2.0 million limit is reached. The Company is self insured for workers' compensation claims up to $350 thousand per claim with no aggregate limit. The Company has a self-insured health plan that covers claims up to $250 thousand in one year with an aggregate stop loss equal to 120% of expected claims. For all self-insured plans, costs are accrued as incurred and include an estimated liability for claims incurred but not reported. While the Company believes that the estimates of reserves are adequate, the ultimate liability may be greater or less than the aggregate amount of reserves recorded.

        From time to time, the Company is involved in litigation in the operation of its business. The Company reserves for costs related to contingencies when a loss is probable and the amount is reasonably estimable. While the Company believes its provision for legal contingencies is adequate, the outcome of the legal proceedings is difficult to predict and the Company may settle legal claims or be subject to judgments for amounts that differ from its estimates.

7. Comprehensive Income

        The components of comprehensive income, net of related taxes are as follows:

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Net income, as reported	$4,494	$4,838	$10,109	$9,005
Net change in fair value of interest rate swaps	—	131	191	(119)

Comprehensive income, net of tax	$4,494	$4,969	$10,300	$8,886

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
National Mentor Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of National Mentor Holdings, Inc. as of September 30, 2004 and 2003, and the related consolidated statements of income, redeemable preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Mentor Holdings, Inc. at September 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective October 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
December 23, 2004

National Mentor Holdings, Inc.

Consolidated Balance Sheets

	September 30
	2004	2003
	(Amounts in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$24,416	$15,804
Accounts receivable, net of allowances of $3,268 and $2,317 at September 30, 2004 and 2003, respectively	90,863	77,271
Deferred tax assets	5,802	4,788
Other assets	12,780	9,190

Total current assets	133,861	107,053
Property and equipment, net	113,962	111,881
Intangible assets, net	110,098	117,677
Goodwill	88,544	86,581
Other assets	3,573	6,902

Total assets	$450,038	$430,094

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$12,597	$12,277
Accrued payroll and related costs	39,392	33,437
Other accrued liabilities	28,934	13,179
Current portion of long-term debt	13,110	9,443

Total current liabilities	94,033	68,336
Other long-term liabilities	5,913	11,765
Deferred tax liabilities, net	7,859	5,044
Long-term debt, net of current portion	200,083	213,034
Commitments and contingencies (Note 14)
Redeemable Class A preferred stock, $.01 par value; 125,000 shares authorized, 86,574 and 86,544 shares issued and outstanding at September 30, 2004 and 2003, respectively	116,381	101,283
Stockholders' equity
Common stock, $.01 par value; 20,000,000 shares authorized, 10,352,868 and 10,328,498 shares issued and outstanding at September 30, 2004 and 2003, respectively	103	103
Additional paid-in capital	42,252	41,755
Deferred compensation	(329)	(57)
Note receivable from officer	(49)	(49)
Other comprehensive loss	(203)	—
Accumulated deficit	(16,005)	(11,120)

Total stockholders' equity	25,769	30,632

Total liabilities and stockholders' equity	$450,038	$430,094

See accompanying notes.

National Mentor Holdings, Inc.

Consolidated Income Statements

	Years Ended September 30
	2004	2003	2002
	(Amounts in thousands)
Net revenues	$648,493	$412,839	$241,441
Cost of revenues*	491,884	305,311	167,560

Gross profit	156,609	107,528	73,881
Operating expenses:
General and administrative	86,856	67,594	48,829
Depreciation and amortization	21,484	13,071	15,603

Total operating expenses	108,340	80,665	64,432

Income from operations	48,269	26,863	9,449
Other income (expense):
Management fee of related party	(257)	(258)	(254)
Other income (expense), net	(2,581)	(392)	196
Interest expense	(26,825)	(15,809)	(7,575)

Income before provision for income taxes	18,606	10,404	1,816
Provision for income taxes	8,423	4,462	726

Net income	$10,183	$5,942	$1,090

*
Exclusive of depreciation and amortization shown separately below.

See accompanying notes.

National Mentor Holdings, Inc.

Consolidated Statements of Redeemable Preferred Stock

and Stockholders' Equity (Deficit)

(Amounts in thousands, except share amounts)

	Redeemable Class A Preferred Stock
			Common Stock							Total Stockholders' (Deficit) Equity
					Additional Paid-in Capital	Deferred Compensation	Note Receivable From Officer	Other Comprehensive Loss	Accumulated Deficit		Comprehensive Income
	Shares	Amount	Shares	Amount
Balance at September 30, 2001	35,988	$36,357	5,116,578	$51	$5,066	$—	$—	$—	$(3,135)	$1,982
Deferred compensation related to options	—	—	—	—	108	(108)	—	—	—	—
Forfeiture of options	—	—	—	—	(2)	2	—	—	—	—
Accrued dividends on Redeemable Class A preferred stock	—	5,860	—	—	—	—	—	—	(5,860)	(5,860)
Net income	—	—	—	—	—	—	—	—	1,090	1,090	$1,090

Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	$1,090

Balance at September 30, 2002	35,988	42,217	5,116,578	51	5,172	(106)	—	—	(7,905)	(2,788)
Issuance of Redeemable Class A preferred stock and common stock	50,615	50,615	5,226,661	52	36,534	—	—	—	—	36,586
Issuance of Redeemable Class A preferred stock and common stock to officer	51	51	12,211	—	49	—	—	—	—	49
Note receivable from officer	—	(51)	—	—	—	—	(49)	—	—	(49)
Repurchase and retirement of preferred stock and common stock	(110)	(110)	(26,952)	—	—	—	—	—	(110)	(110)
Deferred compensation amortization related to stock options	—	—	—	—	—	49	—	—	—	49
Accrued dividends on Redeemable Class A preferred stock	—	8,561	—	—	—	—	—	—	(9,047)	(9,047)
Net income	—	—	—	—	—	—	—	—	5,942	5,942	$5,942

Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	$5,942

Balance at September 30, 2003	86,544	101,283	10,328,498	103	41,755	(57)	(49)	—	(11,120)	30,632
Issuance of Redeemable Class A preferred stock and common stock	30	30	24,370	—	170	—	—	—	—	170
Deferred compensation related to stock options	—	—	—	—	332	(300)	—	—	—	32
Deferred compensation amortization related to stock options	—	—	—	—	—	26	—	—	—	26
Forfeiture of stock options	—	—	—	—	(5)	2	—	—	—	(3)
Accrued dividends on Redeemable Class A preferred stock	—	15,068	—	—	—	—	—	—	(15,068)	(15,068)
Other comprehensive loss related to interest rate swap	—	—	—	—	—	—	—	(203)	—	(203)	$(203)
Net income	—	—	—	—	—	—	—	—	10,183	10,183	10,183

Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	$9,989

Balance at September 30, 2004	86,574	$116,381	10,352,868	$103	$42,252	$(329)	$(49)	$(203)	$(16,005)	$25,769

See accompanying notes.

National Mentor Holdings, Inc.

Consolidated Statements of Cash Flows

	Years Ended September 30
	2004	2003	2002
	(Amounts in thousands)
Operating activities
Net income	$10,183	$5,942	$1,090
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable allowances	6,114	1,762	(232)
(Income) related to recognition of fair market value of interest rate swap agreements	—	(768)	(393)
Depreciation and amortization of property and equipment	12,262	7,497	3,798
Amortization of goodwill and other intangible assets	9,222	5,574	11,805
Amortization of deferred debt financing costs	5,855	772	706
Write-off of deferred debt financing costs	—	2,000
Amortization of excess tax goodwill	141	—	—
Stock based compensation	58	49	—
Loss on disposal of business units	2,406	1,065	—
Loss on disposal of property and equipment	351	230	288
Changes in operating assets and liabilities:
Accounts receivable	(20,503)	(10,878)	(2,602)
Other assets	(5,914)	1,236	(1,528)
Accounts payable	(59)	1,363	643
Accrued payroll and related costs	6,123	6,013	2,955
Other accrued liabilities	15,483	6,241	(434)
Deferred taxes	1,801	178	(4,709)
Other long-term liabilities	(5,852)	5,337	2,138

Net cash provided by operating activities	37,671	33,613	13,525
Investing activities
Cash paid for acquisitions, net of cash acquired	(4,715)	(255,446)	378
Proceeds from sale of business units, net of cash and transaction costs	341	1,752	—
Purchases of property and equipment	(15,601)	(8,543)	(4,050)

Net cash used in investing activities	(19,975)	(262,237)	(3,672)
Financing activities
Repayments of long-term debt	(14,282)	(38,620)	(16,333)
Proceeds from issuance of long-term debt	4,998	203,596	—
Payments of deferred financing costs	—	(8,073)	—
Proceeds from issuance of preferred and common stock	200	87,201	—
Repurchase and retirement of preferred and common stock	—	(220)	—

Net cash (used in) provided by financing activities	(9,084)	243,884	(16,333)

Increase (decrease) in cash and cash equivalents	8,612	15,260	(6,480)
Cash and cash equivalents at beginning of period	15,804	544	7,024

Cash and cash equivalents at end of period	$24,416	$15,804	$544

Supplemental disclosure of noncash activities
Accrued dividends on Redeemable Class A preferred stock	$15,069	$8,561	$5,860

Issuance of note receivable for Redeemable Class A preferred stock and common stock	$—	$100	$—

See accompanying notes.

National Mentor Holdings, Inc.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts)

September 30, 2004

1. Organization

        National Mentor Holdings, Inc. (Holdings), through its wholly owned subsidiaries (collectively, the Company), is a provider of home and community-based services to (i) individuals with mental retardation and/or developmental disabilities; (ii) at-risk children and youth with emotional, behavioral or medically complex needs; and (iii) persons with acquired brain injury (ABI). The Company offers a range of services in the areas of behavioral health, rehabilitation and developmental disabilities.

2. Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require the appropriate application of certain accounting policies, many of which require the company to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and related notes. Since future events and the impact of those events cannot be determined with certainty, the actual results will inevitably differ from the Company's estimates. These differences could be material to the financial statements.

        The Company believes the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, the Company's application of accounting policies has been appropriate, and actual results have not differed materially from those determined using estimates.

Cash Equivalents

        The Company considers short-term investments with maturity dates of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents primarily consist of money market funds. The carrying value of cash equivalents approximates fair value due to their short-term maturity.

Financial Instruments

        Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, certain accrued liabilities, debt and redeemable preferred stock. These instruments are carried at cost, which approximates fair value, with the exception of the redeemable preferred stock, which is carried at cost plus accrued and unpaid dividends. The estimated fair values have been determined using information from market sources and management estimates. Interest rate swaps are carried at fair value (see Note 9).

Concentrations of Credit and Other Risks

        Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States. Cash equivalents have maturities of less than 90 days at the time of purchase.

        The Company derives its revenues from states, counties, and regional governmental agencies. These entities fund a significant portion of their payments to the Company through federal matching funds. These funds pass through various state and local government agencies. Management believes that due to the diversity of the state and local government agency payor base, it is doubtful that a given set of economic conditions or legislative actions would impact the payor base in a similar manner.

Revenue Recognition

        Revenues are reported net of any provider taxes or gross receipts taxes levied by certain states on services the Company provides, which are $4,434, $1,194 and $0 for the years ended September 30, 2004, 2003 and 2002, respectively. The Company follows Staff Accounting Bulletin (SAB) 104, Revenue Recognition, which requires that revenue can only be recognized when evidence of an arrangement exists, the service has been provided, the price is fixed or determinable and collectibility is probable. The Company recognizes revenues for services performed pursuant to contracts with various state and local government agencies and private health care agencies as follows: cost-reimbursement contract revenues are recognized at the time the service costs are incurred and units-of-service contract revenues are recognized at the time the service is provided. For the Company's cost-reimbursement contracts, the rate provided by the payor is based on a certain level and types of costs being incurred in delivering the service. From time to time, the Company receives payments under cost-reimbursement contracts in excess of the allowable costs required to support those revenues. In such instances, the Company records a liability for payments that are in excess of allowable costs. At the end of the contract period, any balance of excess payments is maintained as a liability for reimbursement to the payor. Revenues in the future may be affected by changes in rate-setting structures, methodologies or interpretations that may be enacted in states where the Company operates or by the federal government. To date, the Company has not encountered any rate-setting changes of significance.

Cost of Revenues

        The Company classifies expenses directly related to providing services as cost of revenues, except for depreciation and amortization related to cost of revenues, which are shown separately in the consolidated income statement. Such costs principally include salaries and benefits for service provider employees and contracted caregivers, transportation costs for patients requiring services, certain patient expenses such as food, drugs and medicine, residential occupancy expenses, which primarily comprise rent and utilities, and other miscellaneous direct service-related expenses.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation using straight-line methods over the estimated useful lives of the related assets. Estimated useful lives for buildings are 30 years. The useful lives of computer hardware and software are three years, and the useful lives for furniture and equipment range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the useful life of the property. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Capitalized Software Developed for Internal Use

        The Company accounts for software developed for internal use under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), and Emerging Task Force Issue 00-2, Accounting for Website Development Costs (EITF 00-2). Expenses incurred by the Company to enhance, manage, monitor and operate the Company's website are expensed as incurred, except for costs that provide additional functionality, which are capitalized in accordance with SOP 98-1 and EITF 00-2.

        As of September 30, 2004 and 2003, the Company had capitalized $3,325 of internally developed software costs, which is included in property and equipment in the accompanying consolidated balance sheets. The net book value of the internally developed software is $3 and $741 at September 30, 2004 and 2003, respectively. The internally developed software costs primarily relate to the Company's Oracle implementation, and the Company's intranet site. These costs are being depreciated on a straight-line basis over the useful lives, which range from one to five years.

        For the years ended September 30, 2004, 2003, and 2002, amortization expense relating to capitalized software developed for internal use was $738, $665 and $744, respectively.

Accounts Receivables

        Accounts receivable primarily consist of amounts due from Medicaid programs, state and local governments, not-for-profit providers, and commercial insurance companies. An estimated allowance for doubtful accounts receivable is recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, we consider a number of factors, including payment trends in individual states, age of the accounts, and the status of ongoing disputes with third-party payors. Complex rules and regulations regarding billing and timely filing requirements in various states are also a factor in our assessment of the collectibility of accounts receivable. Actual collections of accounts receivable in subsequent periods may require changes in the estimated allowance for doubtful accounts. Changes in these estimates are charged or credited to revenue in the Income Statement in the period of the change in estimate. The Company has allowances for doubtful accounts and sales allowances that aggregate $3,268 and $2,317 at September 30, 2004 and 2003, respectively.

Reserves for Self-Insurance

        The Company self-insures a substantial portion of its health, workers compensation, auto and professional and general liability programs. The Company records expenses related to claims on an incurred basis, which includes maintaining fully developed reserves for both reported and unreported claims. The reserves for the health and workers compensation programs may be based on analysis performed internally by management and actuarially determined estimates by independent third party actuaries. In consultation with an independent third party claims administrator, the Company establishes reserves for professional and general liability claims. While the Company believes that its estimates of reserves are adequate, the ultimate liability may be greater or less than the aggregate amount of reserves recorded. Reserves relating to prior periods are continually reevaluated and increased or decreased based on new information. As such, these changes in estimates are recorded as charges or credits to the results of operations in a subsequent period of the change in estimate.

Goodwill and Intangible Assets

        Prior to October 1, 2002, pursuant to APB 17, Intangible Assets, goodwill and intangible assets were amortized using the straight-line method over their respective estimated useful lives.

        On October 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (SFAS 141) for all business combinations consummated after June 1, 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method and further clarifies the criteria for recognition of intangible assets separately from goodwill.

        On October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company reviews costs of purchased businesses in excess of net assets acquired (goodwill), and indefinite-lived intangible assets for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. The Company is required to test goodwill on a reporting unit basis. A reporting unit is the operating segment unless, for businesses within that operating segment, discrete financial information is prepared and regularly reviewed by management, in which case such a component business is the reporting unit. The Company uses a fair value approach to test goodwill for impairment and recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds fair value. The impairment test for indefinite-lived intangible assets requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss should be recognized in an amount equal to the difference. Fair values are established using the discounted cash flow and comparative market multiple methods. Upon adoption, the Company reclassified the net assembled workforce balance of $8,264 to goodwill in accordance with SFAS 142. Therefore, the assembled workforce is no longer amortized and is reviewed at least annually for impairment, unless significant changes in circumstances indicate a potential impairment may have occurred sooner.

        Discounted cash flows are based on management's estimates of the Company's future performance. As such, actual results may differ from these estimates and lead to a revaluation of the Company's goodwill and intangible assets. If updated calculations indicated that the fair value of goodwill or any indefinite-lived intangibles to be less than the carrying value of the asset, an impairment charge would be recorded in the results of operations in the period of the change in estimate.

Impairment of Long-Lived Assets

        On October 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. The adoption of SFAS No. 144 did not have any impact on the Company's balance sheets or statements of operations.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under FAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. These deferred tax assets and liabilities are separated into current and long-term amounts based on the classification of the related assets and liabilities for financial reporting purposes. Valuation allowances on deferred tax assets are estimated based on the Company's assessment of the realizability of such amounts.

Derivative Financial Instruments

        The Company uses derivative financial instruments to manage the risk of interest rate fluctuations on debt and accounts for derivative financial instruments in accordance with Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in stockholders' equity as other comprehensive income (loss) depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

        The Company, from time to time, enters into interest rate swap agreements to hedge against variability in cash flows resulting from fluctuations in the benchmark interest rate on its debt. These agreements involve the exchange of variable interest rates for fixed interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be received or paid as interest rates change is accrued and recognized as an adjustment of other income or expense in the accompanying consolidated income statements or as a change to stockholders' equity, depending on whether the transaction qualifies as a hedge. The related amount receivable from or payable to counterparties is included as an asset or liability in the Company's consolidated balance sheet (see Note 9).

        Hedges of underlying exposure are designated as part of a hedge transaction and documented at the inception of the hedge. Whenever it qualifies, the Company uses the shortcut method to satisfy hedge effectiveness requirements. Under this approach, the Company exactly matches the terms of the interest rate swap to the terms of the underlying debt and therefore may assume 100% hedge effectiveness with no formal quarterly assessment of effectiveness or measurement of ineffectiveness. The entire change in fair market value is recorded in the stockholders' equity as other comprehensive income (loss).

Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires the measurement of the fair value of stock options or warrants granted to employees to be included in the income statement or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and has elected the disclosure-only alternative under SFAS 123. In January 2003, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148), an amendment of SFAS 123, which provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for the Company for the year ended September 30, 2003. The Company has determined that it will continue to account for stock-based compensation for employees under APB 25and has elected the disclosure-only alternative under SFAS 123 and has provided the enhanced disclosures as required by SFAS 148.

        At September 30, 2004, the Company has one stock-based employee compensation plan, which is more fully described in Note 17. The Company accounts for the plan under the recognition and measurement principles of APB 25 and related interpretations. Stock-based compensation cost of approximately $26, $49 and $0 is reflected in net income at September 30, 2004, 2003 and 2002, respectively, related to options granted in 2002 under the plan that had an exercise price less than the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation based on the utilization of the minimum value option-pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rates	4.14%	3.97%	4.22%
Expected dividend yield	—	—
Expected life	10 years	10 years	10 years
Expected volatility	—	—
Weighted-average fair value of options granted	$2.37	$1.31	$2.34
Weighted-average remaining contractual life of options granted	8.75 years	8.68 years	9.11 years

        Because options vest over several years and additional option grants are expected to be made in future years, the below pro forma effects are not necessarily indicative of the pro forma effects on future years.

	2004	2003	2002
Net income, as reported	$10,183	$5,942	$1,090
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	14	28	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(173)	(48)	(30)

Pro forma net income	$10,024	$5,922	$1,060

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. Other comprehensive income (loss) consists of gains and losses on interest swaps, net of tax.

Reclassifications

        Certain 2003 amounts have been reclassified to conform to the 2004 presentation.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by the primary beneficiary of the entity. The primary beneficiary is the entity that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns or both. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures, but this guidance applies to a larger population of entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Management adopted the standard on October 1, 2003. The adoption of FIN46 did not have any impact on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 affects the issuer's accounting for certain types of freestanding financial instruments, including mandatorily redeemable shares, put options and forward purchase contracts and obligations that can be settled with shares. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS 150 also requires disclosure about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective for private companies for fiscal years beginning after December 15, 2004, and for non-public SEC registrants (e.g., public debt offering), SFAS 150 is effective for fiscal periods beginning after December 15, 2003. The adoption of SFAS 150 will change the classification in the financial statements of the redeemable preferred stock such that it will be presented as a liability and the accretion of dividends thereon will be presented as interest expense.

        In December 2004, the FASB issued SFAS 123R, Share Based Payment (Revised 2004) (SFAS 123R), which amends SFAS 123. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement eliminates the alternative to use APB Opinion No. 25's intrinsic value method of accounting that was provided in SFAS 123 as originally issued. SFAS 123R requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. For public companies, SFAS 123R is effective for awards that are granted, modified, or settled in cash in interim or annual periods beginning after June 15, 2005. For non-public companies, SFAS 123R is effective for awards that are granted, modified, or settled in cash in interim or annual periods beginning after December 15, 2005. Entities with only publicly traded debt would be nonpublic entities for purposes of applying SFAS 123R. The Company has not yet evaluated the effects of implementing this standard.

3. Acquisitions

2001

        On March 9, 2001, the Company acquired National Mentor, Inc. (NMI) and its subsidiaries from Magellan for total consideration of approximately $124,800 (the Transaction). As part of the financing of the Transaction, Madison Dearborn Partners, Inc. (MDP), together with the Company's senior management team, acquired a total of $35,500 of Redeemable Class A Preferred Stock, $5,000 of common stock and provided $15,500 of junior subordinated debt (Junior Subordinated Note Payable) to the Company.

        Additionally, as part of the Transaction, Magellan provided $10,000 in the form of a note to the Company (Note Payable to Seller). The remaining $58,800 was financed by senior credit facilities (referred to herein as the Senior Credit Facilities), under which the Company obtained $85,000 in debt financing consisting of a $40,000 five-year amortizing term-loan (Senior Term Loan) and a $45,000 five-year revolver (Senior Revolver).

        The following summarizes the allocation of the purchase price to the assets acquired and liabilities assumed in the transaction:

Cash	$10,782
Accounts receivable	27,844
Other assets, current and long-term	12,481
Property and equipment	12,380
Deferred tax assets, current and long-term	1,919
Identifiable intangible assets	27,200
Goodwill	56,904
Accounts payable and accrued expenses	(20,997)
Deferred tax liabilities, long-term	(1,925)
Long-term liabilities	(1,788)

$124,800

        During fiscal 2002, the Company finalized certain components of its purchase price allocation related to the Transaction. The Company received a cash payment of $378 in fiscal 2002 from Magellan as final settlement of the purchase price and also finalized certain preacquisition liabilities totaling $148. Additionally, the finalization of goodwill for tax purposes resulted in a $778 decrease in the current portion of deferred tax assets. The net effect of these adjustments of $252 was recorded as an increase to goodwill in fiscal 2002.

2003

        In fiscal 2003, the Company acquired four companies engaged in behavioral health and human services. Total consideration for the acquired companies was approximately $260,500. The Company accounted for all four acquisitions under the purchase method of accounting in accordance with FAS 141. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the estimated fair market value of net tangible assets was allocated to specifically identified intangible assets, with the residual being allocated to goodwill (see Note 5). The respective fair values of intangible assets and property and equipment were based on an independent valuation. The operating results of the acquired entities are included in the consolidated statements of operations since the dates of acquisition.

REM, Inc.

        On May 1, 2003, the Company acquired REM, Inc. (REM), headquartered in Edina, Minnesota (the REM Transaction). Located in 17 states, REM primarily serves individuals with mental retardation and/or developmental disabilities in group home settings. Total consideration was approximately $240,400. MDP, together with the Company's senior management team, acquired a total of $50,600 of Redeemable Class A Preferred Stock and $36,600 of common stock (see Note 10). The proceeds of this stock issuance were utilized in the financing of the REM Transaction. Additionally, as part of the REM Transaction, the seller provided $28,000 in the form of junior subordinated debt (Junior Subordinated Note Payable) to the Company. The remaining $125,200 was financed by senior credit facilities (referred to herein as the Senior Credit Facilities), under which the Company obtained $250,000 in debt financing consisting of a $170,000 six-year amortizing term-loan (Senior Term B Loan) and a $80,000 million four-year revolver (Senior Revolver) (see Note 9). In addition, the Company issued 438,723 warrants to the sellers in the REM Transaction. The warrants have increasing exercise prices from the date of issuance until their expiration date of May 1, 2013 (see Note 10).

        The following summarizes the allocation of the purchase price to the assets acquired and liabilities assumed in the REM Transaction:

Cash	$5,015
Accounts receivable	32,105
Other assets, current and long-term	3,659
Property and equipment	96,261
Identifiable intangible assets	113,030
Deferred tax assets, current and long-term	1,170
Goodwill	16,715
Accounts payable and accrued expenses	(21,156)
Deferred tax liabilities	(6,427)
Long-term liabilities	(3)

$240,369

        The remaining three acquisitions were financed through the Senior Revolver (see Note 9) and cash on hand. Each acquisition is discussed below. The aggregate purchase price for the acquisitions was allocated as follows:

Cash	$9
Accounts receivable	1,196
Other assets, current and long-term	75
Property and equipment	3,790
Identifiable intangible assets	4,430
Deferred tax assets, current	230
Goodwill	11,736
Accounts payable and accrued expenses	(971)
Deferred tax liabilities	(247)
Long-term liabilities	(147)

$20,101

        During fiscal 2004, the Company finalized certain components of its purchase price allocation related to the acquisitions in 2003. See Note 5.

Family Advocacy Services, Inc.

        On December 16, 2002, the Company acquired the assets of Family Advocacy Services, Inc. and Family Advocacy Services of Virginia, Inc. (collectively, FAS), headquartered in Baltimore, Maryland. FAS provides therapeutic day schools and a continuum of children's services. Total consideration was approximately $7,500 in cash.

American Habilitation Services, Inc.

        On February 28, 2003, the Company acquired certain assets of American Habilitation Services, Inc. in Georgia, Indiana, Oregon and Arizona (collectively, AHS). AHS provides residential group home and day program services. Total consideration was approximately $12,500 in cash.

New Hope of Pennsylvania, Inc.

        On September 30, 2003, the Company acquired the assets of New Hope of Pennsylvania, Inc. (New Hope). New Hope provides home and school-based counseling services to juveniles in the Commonwealth of Pennsylvania. Total consideration was approximately $92 in cash.

2004

        In fiscal 2004, the Company acquired three companies engaged in behavioral health and human services. On January 5, 2004, the Company acquired certain assets of CRF First Choice Inc., located in Ft. Wayne, Indiana (CRF). CRF provides residential group home services to mentally retarded or developmentally disabled individuals. Total consideration was approximately $86 in cash. On April 30, 2004, the Company acquired the assets of Foster America Inc., headquartered in Tampa, Florida (Foster America). Foster America provides therapeutic foster care services to at risk youth. Total consideration was approximately $4,358 in cash. On June 30, 2004, the Company acquired the assets of CC Lifestyles Inc., located in Madison, MN (CC Lifestyles). CC Lifestyles provides residential group home services to mentally retarded or developmentally disabled individuals. Total consideration was approximately $105 in cash. The aggregate purchase price for the acquisitions was allocated as follows:

Cash	$(78)
Accounts receivable	357
Other assets, current and long-term	28
Property and equipment	91
Identifiable intangible assets	1,980
Goodwill	2,559
Accounts payable and accrued expenses	(388)

$4,549

4. Significant Contractual Arrangements

        The Company has several management agreements with subsidiaries of Alliance Health & Human Services (an unrelated entity), including Alliance Human Services, Alliance Children's Services, and Alliance of the Chesapeake Bay (collectively, Alliance). Alliance is a not-for-profit organization that contracts directly with state government agencies. The Company provides clinical and management services in accordance with the terms of its agreements with Alliance. For each state, the Company receives a monthly retainer and a daily rate per client served. The Company has no ownership interest in, and no legal control over, nor does it exert control over Alliance. Total revenue derived by the

Company from contracts with Alliance was approximately $31,713, $28,391 and $25,019 for the years ended September 30, 2004, 2003, and 2002, respectively. The net amount due from Alliance in connection with the services provided by the Company under the contracts at September 30, 2004 and 2003 was approximately $5,675 and $5,890, respectively, and is included in accounts receivable in the accompanying consolidated balance sheets.

        Additionally, prior to 2000, the Company had provided two demand notes to Alliance initially totaling $1,160. One of these notes, in the amount of $600, was paid in March 2002. The remaining $560 note was paid in May 2003.

5. Goodwill and Intangible Assets

        Intangible assets, resulting from the Company's acquisition of certain businesses (Note 3) accounted for under the purchase method, consist of identifiable assets, including agency contracts, trade names, noncompete/nonsolicit clauses, an intellectual property model, licenses and permits and relationships with contracted caregivers. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Various trade names are classified as indefinite-lived intangible assets due to the length of time the trade names have been in existence and the planned use of the trade names for the foreseeable future. The changes in the carrying amount of goodwill for the years ended September 30, 2004 and 2003 are as follows:

	2004	2003
Balance as of October 1	$86,581	$59,475
Goodwill acquired during the year	2,559	28,451
Adjustments to goodwill	(232)	—
Goodwill written off related to disposal of business units	(364)	(1,345)

Balance as of September 30	$88,544	$86,581

        The adjustments to goodwill in 2004 reflect an additional $166 related to the finalization of the purchase price of the 2003 acquisitions, $(257) related to cash receipts from accounts receivables written off, partially offset by additional reserve requirements for amounts due back to third party payors, and $(141) related to the amortization of excess tax goodwill.

        Effective October 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). This statement affects the Company's treatment of goodwill and other intangible assets. This statement requires that goodwill existing at the date of adoption be reviewed for possible impairment, and that impairment tests be periodically repeated, with impaired assets written down to fair value. The Company has determined, based on the guidance of SFAS No. 142, that the Company has three reporting units. The reporting units are the Eastern, Central, and Western Divisions. Intangible assets with finite useful lives will continue to be amortized. Amortization of goodwill and intangible assets with indeterminable lives ceased upon adoption of FAS 142 effective October 1, 2002. As a result, the Company did not record expense related to the amortization of goodwill and indefinite-lived intangible assets during the years ended September 30, 2004 and 2003. The Company recorded expense related to the amortization of goodwill and assembled workforce of approximately $9,585 during the year ended September 30, 2002.

        The Company performed its annual test of impairment of goodwill as of July 1, 2004. Based on the results of the first step of the goodwill impairment test, the Company has determined that no impairment had taken place, as the fair value of each reporting unit exceeded their respective carrying value. Therefore, the second step of the goodwill impairment test was not necessary.

        Intangible assets consist of the following as of September 30, 2004:

Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization
Agency contracts	5-13 years	$93,023	$10,451
Non-compete/non-solicit	4-5 years	350	146
Relationship with contracted caregivers	3 years	6,184	5,840
Trade names	10 years	500	85
Trade names	Indefinite life	19,192	—
Licenses and permits	10 years	8,062	1,143
Intellectual property models	10 years	550	98

		$127,861	$17,763

        Amortization expense was $9,222, $5,574 and $11,805 for the years ended September 30, 2004, 2003 and 2002, respectively.

        The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending September 30,
2005	$8,574
2006	8,574
2007	8,487
2008	8,157
2009	8,003
Thereafter	49,111

$90,906

6. Property and Equipment

        Property and equipment consists of the following at September 30:

	2004	2003
Buildings and land	$90,337	$84,436
Office and telecommunication equipment	16,463	12,664
Furniture and fixtures	11,444	10,211
Computer hardware and software	11,485	9,428
Leasehold improvements	5,288	4,729
Software developed for internal use	3,325	3,325
Construction in progress	213	—

	138,555	124,793
Less accumulated depreciation and amortization	(24,593)	(12,912)

Property and equipment, net	$113,962	$111,881

        Depreciation and amortization expense was $12,262, $7,497 and $3,798 for the years ended September 30, 2004, 2003, and 2002, respectively.

7. Other Current Assets

        Other assets consisted of the following at September 30:

	2004	2003
Prepaid Insurance	$4,508	$1,504
Prepaid business expense	4,101	2,534
Other	2,726	3,052
Deferred financing costs	1,445	2,100

Other assets	$12,780	$9,190

8. Other Accrued Liabilities

        Other accrued liabilities consisted of the following at September 30:

	2004	2003
Accrued interest	$14,588	$294
Deferred revenue	3,611	1,719
Cost reimbursement reserves	2,044	3,332
Accrued insurance	1,942	1,043
Accrued overpayments	1,838	1,236
Accrued professional services	1,440	1,773
Accrued real estate tax	1,359	1,130
Other	2,112	2,652

Other accrued liabilities	$28,934	$13,179

9. Financing Arrangements

        The current portion of long term debt reflected below relates to the debt structure established subsequent to year end (Note 18).

        The Company's debt consists of the following at September 30:

	2004	2003
Senior Term B Loan, principal and interest due in quarterly installments through 2007; variable interest rate (approximately 8% at September 30, 2004)	$154,725	$168,977
Senior Revolver, due March 7, 2007; quarterly cash interest payments at a variable interest rate (7% at September 30, 2004)	—	—
Term loan mortgage, principal and interest due in monthly installments through August 1, 2009; variable interest rate (6% at September 30, 2004)	4,968	—
Note Payable to Seller (Magellan), due March 8, 2007; semiannual cash interest payments at 12% beginning September 2001	10,000	10,000
Junior Subordinated Note Payable, due April 30, 2010; interest at 12% payable upon maturity	28,000	28,000
Junior Subordinated Note Payable, due May 30, 2010; interest at 12% payable upon maturity	15,500	15,500

	213,193	222,477
Less current portion	13,110	9,443

Long-term debt	$200,083	$213,034

        The priority with regard to the right of payment on the Company's debt is such that the Senior Term B Loan, Senior Revolver (the Senior Credit Facilities) and the term loan mortgage have priority over all of the Company's long-term debt. The Senior Revolver extends to 2008, and the Senior Term B loan extends to 2009 if the Note Payable to Seller (Magellan) is paid in full on or before March 7, 2007. The Junior Subordinated Notes Payable are subordinate to the Note Payable to Seller. The Senior Credit Facilities are secured by substantially all of the assets of the Company. The Senior Credit Facilities contain covenants related to the maintenance of certain financial, operating, and other covenants. The Company was in compliance with all covenants during fiscal 2004 and 2003.

        Interest under the Senior Term B Loan is based, at the Company's election, on the bank's alternate base rate plus 3.50% or the LIBOR rate plus 4.75%, except if, at anytime, the LIBOR rate falls below 3.00%, the base rate used shall be 3.00%. Interest under the Senior Revolver Facility is based, at the Company's election, on the bank's alternate base rate plus 2.25% or the LIBOR rate plus 3.50%.

        The alternate base rate is the greater of the bank's base rate or the federal funds rate plus 0.5% per annum. Cash paid for interest amounted to approximately $13,357, $9,186, and $5,025 for the years ended September 30, 2004 2003, and 2002, respectively.

        The Senior Revolver has a maximum borrowing limit of $80,000 at September 30, 2004 and 2003. In addition, the Senior Revolver contains limitations on amounts borrowed as follows: (a) borrowings for letters of credit may not exceed $20,000; (b) swingline loans, which are borrowings on the Senior Revolver that are funded within two hours compared to normal borrowings, which are funded within one to three days, may not exceed $10,000; (c) and borrowings to fund acquisitions may not exceed $40,000 during the term of the agreement and $25,000 during any fiscal year. The agreement also provides for a commitment fee of 0.5% on unused borrowings, which is payable on a quarterly basis.

        The term loan mortgage is collateralized by certain buildings and land of the Company. As of September 30, 2004, the carrying value of those buildings and land was $8,512.

        Annual maturities of the Company's long-term debt for the years ending September 30 are as follows:

2005	$13,110
2006	11,928
2007	23,856
2008	63,744
2009 and thereafter	100,555

$213,193

        In 2003, the Company incurred $8,073 in deferred financing costs in connection with the establishment of the new Senior Credit Facilities, which was being amortized under the effective interest rate method over six years, the expected term of the debt. The current portion of deferred financing costs of $1,446 and $2,100 is recorded in other assets as of September 30, 2004 and 2003, respectively. The remaining portion of $0 and $5,202 is recorded as an other long-term asset in the balance sheet as of September 30, 2004 and 2003, respectively. In 2003, the remaining unamortized deferred financing costs from the previous Senior Credit Facility of approximately $2,000 was charged to interest expense when the debt was paid off in May 2003. In 2004, the amortization term of the deferred financing costs was changed in connection with the refinancing described in Note 18. The Company charged approximately $5,855, $772, and $706 to interest expense for the years ended September 30, 2004, 2003 and 2002, respectively, related to amortization of the deferred financing costs. The effect of the change in the estimated life of the deferred financing costs resulted in an additional $4,234 of interest expense for the year ended September 30, 2004.

        Pursuant to the credit facility requirements, the Company has, from time to time, used interest rate swap agreements to convert a portion of its variable rate debt to fixed rate debt under the previous Senior Credit Facilities. Under the current Senior Credit Facility, the Company was obliged to swap one-half of the Term B Loan for a two-year period within 180 days of entering into the agreement. There were no outstanding swap agreements at September 30, 2003. However, in October 2003, the Company entered into four, two-year interest rate swap agreements with an aggregate notional amount of $85,000, which represents 50% of the Term B Debt, as required by the Senior Credit Facility. These agreements effectively changed the Company's variable interest rate exposure on the Senior Term B Loan to approximately 8.14%. The fair value of the swap agreements, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreements ceased at September 30, 2004, was $(340). The fair value of these agreements was determined by independent commercial bankers and represents the fair value based on pricing models and formulas using current assumptions. Hedges of underlying exposure are designated as part of a hedge transaction and documented at the inception of the hedge. Whenever it qualifies, the Company uses the shortcut method to satisfy hedge effectiveness requirements. Under this approach, the Company exactly matches the terms of the interest rate swap to the terms of the underlying debt and therefore may assume 100% hedge effectiveness with no formal quarterly assessment of effectiveness or measurement of ineffectiveness. The entire change in fair market value is recorded in stockholders' equity net of tax as other comprehensive loss of $203 and $0 at September 30, 2004 and 2003, respectively.

        In March and July 2001, the Company entered into three interest rate swap agreements with commercial banks, with an aggregate notional amount of $40,000, which matured between March and April 2003. These agreements effectively changed the Company's variable interest rate exposure on the previous Senior Term Loan to a fixed rate ranging from 4.4% to 5.3%. The fair value of the swap agreements, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreements ceased at September 30, 2002, was $769. The change in fair value has been recorded as other income or expense in the 2003 consolidated statements of operations. The related amount payable to counterparties is included as a liability in the Company's 2003 consolidated balance sheet. The fair value of these agreements was determined by independent commercial bankers and represented the fair value based on pricing models and formulas using current assumptions.

10. Redeemable Class A Preferred Stock and Stockholders' Equity (Deficit)

        As part of the Transaction in March 2001, 5,000,000 shares of common stock at $1.00 per share and 35,500 shares of Redeemable Class A preferred stock (Class A Preferred Stock) at $1,000 per share were sold to MDP and certain members of the Company's management team. As part of the Transaction, the Company implemented an Executive Deferred Compensation Plan (the Plan), which permits certain management employees to elect to defer a portion of their compensation, on a pretax basis. Of the Class A Preferred Stock purchased, $2,050 was funded by way of the Company's Executive Deferred Compensation Plan. The Plan has invested all funds in the Company's Class A Preferred Stock at September 30, 2004 and 2003. Accordingly, the deferred compensation balance has been classified with the Class A Preferred Stock outside of stockholders' equity at September 30, 2004 and 2003. This amount was recorded as long-term liability and a reduction of Class A Preferred Stock in the accompanying consolidated balance sheets. The accrued and unpaid dividends related to the shares held by the Plan of approximately $426 and $371 were recorded as compensation expense in the accompanying consolidated statement of operations for the years ended September 30, 2004 and 2003, respectively, in accordance with Emerging Task Force Issue 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested (EITF 97-14). This

Plan was terminated and preferred stock and accrued dividends were paid out in connection with the refinancing described in Note 18.

        In conjunction with the REM Transaction (see Note 3), on May 1, 2003, 5,226,661 shares of common stock at $7.00 per share and 50,615 shares of Redeemable Class A Preferred Stock (Class A Preferred Stock) at $1,000 per share were sold to MDP and certain members of the Company's management team, for a total aggregate investment of $87,200. The proceeds of this stock issuance were utilized in the financing of the REM Transaction. In addition, the Company issued 438,723 warrants to the sellers in the REM Transaction. The warrants expire on May 1, 2013. The exercise price increases on a straight-line basis over the term of the warrants, ranging from $10.11 to $32.10 for the first five years, and $43.36 to $124.20 for the remaining five years. Holders may exercise only immediately prior to or concurrently with the occurrence of a liquidity event, such as a qualified public offering or a sale of the Company, that occurs, if at all, prior to the tenth anniversary of the date of issuance and at no other time. The fair value of the warrants was determined based on an independent valuation and deemed to be insignificant.

        In connection with an employment arrangement executed with a member of the Company's management team in August 2001, the Company sold 116,578 shares of common stock to such officer at $1.00 per share, the deemed fair value of the stock. As part of the arrangement, 488 shares of Class A Preferred Stock were issued to the officer for a full recourse note receivable of $488, which bears interest at 8%. The note and all accrued interest is due on August 20, 2006, and may be extended by the officer to December 31, 2008, with 60 days prior written notice to the Company. The note has been classified as a reduction of Class A Preferred Stock. In connection with the refinancing described in Note 18, the preferred stock was redeemed and the note and all accrued interest was repaid and retired.

        In connection with an employment arrangement executed with a member of the Company's management team in December 2002, the Company sold 12,210.5 shares of common stock to such officer at $4.00 per share, the deemed fair value of the stock, and 51.158 shares of Class A Preferred Stock at $1,000 per share. As part of the agreement, the shares were issued to the officer for a full recourse note receivable of $100, which bears interest at 8%. The note and all accrued interest is due on December 13, 2007, and may be extended by the officer to December 13, 2010, with 60 days prior written notice to the Company. The note has been classified as a reduction of common stock and Class A Preferred Stock. In connection with the refinancing described in Note 18, the preferred stock was redeemed and all accrued interest and $41 of the note balance was repaid and retired. After this transaction, the remaining balance of the note was $59.

        In connection with an employment arrangement executed with a member of the Company's management team in September 2004, the Company sold 21,249 shares of common stock to such officer at $7.00 per share. The Board of Directors of the Company has determined the fair value of the Company's Common Stock in its good faith judgment, using a variety of widely accepted valuation techniques. The valuation considers a number of factors, including the financial and operating performance of the Company, the values of similarly situated companies and the lack of marketability of the Company's Common Stock. The Board of Directors has determined the fair value of the

Company's common stock to be $8.50 at September 30, 2004. The Company recorded compensation expense of $32 for the differences between the price of the common stock and the deemed fair value.

        On December 23, 2003, 2,941.02 shares of common stock at $7.00 per share and 29.41 shares of Redeemable Class A Preferred Stock (Class A Preferred Stock) at $1,000 per share were sold for a total aggregate investment of $50.

        All common stock and Class A Preferred Stock purchased by members of the Company's management team (referred to herein as Executive Stock) has certain restrictions and options. Forty percent of common stock purchased by management, or 315,574 shares at September 30, 2004, and 324,253 shares at September 30, 2003, has a vesting period of four years from the date of purchase. In the event a holder of Executive Stock ceases to be employed by the Company for any reason, the Executive Stock is subject to repurchase by the Company or MDP. The purchase price of such repurchase will be the fair market value of the Executive Stock for vested shares and the lesser of the original purchase price or fair market value for unvested shares. At September 30, 2004 and 2003, 242,633 and 166,226 shares were vested, respectively. All other Executive Stock was fully vested upon purchase. Furthermore, the Executive Stock has a limited put option, where in the event the executive leaves the Company for reasons of personal hardship, such executive has a right to sell to the Company a sufficient number of shares at the then fair value of Executive Stock (including accrued dividends) such that the aggregate purchase price equals the original purchase price.

Redeemable Class A Preferred Stock (Class A Preferred Stock)

        The Class A Preferred Stock has the following preferences:

Dividends

        The holders of Class A Preferred Stock are entitled to receive stock dividends at an annual rate of 14% based on the liquidation value of $1,000 per Class A Preferred share plus any accrued and unpaid dividends, in preference to dividends on common stock. The dividends are cumulative and accrue whether or not declared by the Board of Directors. The dividends accrue until the earlier of: (1) the liquidation of the Company or the redemption of the Class A Preferred Stock by the Company; or (2) upon acquisition of the Company. Cumulative unpaid dividends on the Class A Preferred Stock of approximately $15,069 and $8,561 have been charged to retained earnings in the years ended September 30, 2004 and 2003, respectively, and are included in the carrying value of the Class A Preferred Stock.

Voting

        The Class A Preferred Stock is nonvoting.

Conversion

        The Class A Preferred Stock has no conversion features.

Liquidation

        In the event of a liquidation, dissolution or winding-up of the Company, the holders of shares of Class A Preferred Stock will receive, in preference to all common stockholders, an amount equal to $1,000 per share plus accrued and unpaid dividends on such shares.

Redemption

        On December 31, 2008, the Company is required to redeem all outstanding shares of Class A Preferred Stock at a price equal to a liquidation value of $1,000 per share plus accrued and unpaid dividends. The Company may redeem all or any portion of the Class A Preferred Stock shares prior to the scheduled redemption date for $1,000 per share plus accrued and unpaid dividends. Shares of Class A Preferred Stock also are redeemable at the sole option of the majority of shareholders of the Class A Preferred Stock in the event of a public offering of the Company's Common Stock or the transfer of ownership of the Company. All Class A stock was redeemed in connection with the Company's refinancing on November 4, 2004 as described in Note 18.

Common Stock

        The common stock has the following features:

Dividends

        The holders of common stock are entitled to receive dividends when and if declared by the Company's Board of Directors.

Voting

        The holders of common stock are entitled to one vote per share.

Liquidation

        Subject to the provisions pertaining to the liquidation preferences of the holders of the Class A Preferred Stock, the holders of common stock are entitled to participate ratably, on a per share basis, in all distributions to the holders of common stock in any liquidation, dissolution or winding-up of the Company.

11. Employee Savings and Retirement Plans

        On January 1, 2004 various 401(k) plans and a qualified profit sharing plan were merged into a single multi-company plan (the Plan) covering all of the wholly-owned subsidiaries of the Company. Under the Plan, employees may contribute a portion of their earnings which are invested in options of their choice. After January 1, the Company makes a matching contribution for the previous calendar year on behalf of all participants employed on the last day of the year. This matching contribution vests immediately. In addition, there is a profit sharing feature of the Plan, whereby, at the discretion of management, an allocation may be made to all of the eligible employees in one or more of the subsidiaries. Profit sharing contributions vest ratably over three years with forfeitures available to cover plan costs and employer matches in future years. The Company made contributions of approximately $2,497, $1,272 and $307 to this and predecessor plans for the years ended September 2004, 2003 and 2002, respectively.

        The Company also maintains various nonqualified plans for highly compensated employees (the Plans). Two of these Plans held preferred stock of the Company and phantom preferred stock that was provided to management as a result of acquisitions. These plans were terminated in connection with the refinancing (see note 18) with all participants receiving the accreted value. The other remaining plans are unfunded and consist of salary deferrals by executives and contributions by the company. The Company has made no contributions to date and accrued liabilities of approximately $342, $184 and $100 related to these plans for the years ended September 2004, 2003 and 2002, respectively.

12. Related Party Transactions

        In March 2001, the Company entered into a management services agreement with MDP, the majority stockholder of the Company, under which MDP performs certain management, financing and strategic functions as directed by the Company's Board of Directors for an annual fee of $250 plus out-of-pocket expenses. During the years ended September 30, 2004, 2003, and 2002, the Company incurred $257, $258 and $254, respectively, of management fees and expenses under such agreement. In addition, MDP performed services related to the REM Transaction, including acquisition consulting and consulting related to the debt financing. Acquisition consulting services included due diligence and structuring of the terms of the purchase agreement. Debt financing consulting services included assistance with securing debt ratings and negotiation of the debt agreement and pricing. Fees for the above services were approximately $2,000, of which $1,430 was allocated to goodwill and $570 to deferred financing costs. This allocation was based on average allocations for deal advisory fees and equity placement fees per industry standards.

        In December 2002, the Company entered into a lease agreement for a school building with Ashwood Drive LLC, which is owned by an employee of the Company. The lease expires on June 30, 2007. The Company incurred approximately $309 and $235 in rent expense during the year ended September 30, 2004 and 2003, respectively, related to this lease. This lease relates to the acquisition of FAS, and the fair market value of this leasehold was determined in conjunction with the independent valuation of the fair values of the intangible assets of FAS. This leasehold was determined to be unfavorable as the contracted rent is greater than the market rent for comparable space on comparable leasehold terms. The value of this unfavorable leasehold was determined to be $140, and, in accordance with FAS 141, the Company recorded a short-term liability in other accrued liabilities and a long-term liability in other long-term liabilities in the consolidated balance sheet for the amount by which the contract rent is greater than the market rent over the remaining contractual life of the lease. The offset to this liability assumed related to purchase accounting was an increase to goodwill. This liability is amortized over the life of the lease and reduces rent expense. The amount recorded as a liability related to this unfavorable leasehold is $86 and $117 at September 30, 2004 and 2003, respectively.

        In connection with the employment arrangement described in Note 10, the Company also entered into a $250 revolving loan agreement with a member of its management team. Under this agreement, the Company agreed to make loans to this executive from December 1, 2002 through the earlier of December 31, 2004, or an employment termination date, in an aggregate amount not to exceed $250. Loans shall only be made during any fiscal year of the Company in which the Company fails to meet or exceed its performance targets, as determined by the Board of Directors, and as a result, the officer will not receive additional compensation that would have been paid had such target been met. The revolver bears an annual interest rate of 8% with interest payments due quarterly commencing December 31, 2002. The full amount of interest and principal is due December 31, 2007. The amounts due under this note are fully recourse to the officer and are secured by a pledge of all common and preferred shares referenced in Note 11 and any proceeds thereof. There have been no loans to date under this agreement at September 30, 2004. Prior to the refinancing described in Note 18, the executive voluntarily cancelled this facility.

13. Operating Leases

        The Company leases office and client residential facilities, vehicles and certain office equipment in several locations under operating lease arrangements, which expire at various dates through 2014. In addition to base rents presented below, the majority of the leases require payments for additional expenses such as taxes, maintenance and utilities. Certain of the leases contain renewal options at the Company's option. Total rent expense was $22,987, $16,867 and $10,885 for the years ended September 30, 2004, 2003, and 2002, respectively.

        Future minimum lease payments for noncancelable operating leases for the years ending September 30 are as follows:

2005	$17,261
2006	12,501
2007	9,250
2008	5,819
2009	2,896
Thereafter	3,178

$50,905

14. Commitments and Contingencies

        The Company maintains commercial general and professional liability insurance under a policy with self-insured retention limits. Management intends to maintain such coverage in the future and is of the opinion that its insurance coverage is adequate to cover potential losses on asserted claims. Management is unaware of any incidents that would ultimately result in a loss in excess of the Company's insurance coverage. Worker's compensation claims are covered under an insurance program subject to a deductible. Costs are accrued up to the deductible amount based on the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

        The Company issued approximately $18,630 and $12,000 in standby letters of credit as of September 30, 2004 and 2003, respectively, related to the Company's workers' compensation insurance coverage. These letters of credit are secured by the Senior Revolver in the event the letters of credit are drawn upon.

        The Company is involved in litigation arising in the ordinary course of business. The Company provides reserves for its estimates of the ultimate loss arising from such matters and the ultimate outcomes of these matters could impact, both positively and negatively, the results of operations and cash flows of any one quarter or year. While there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company on current pending matters would not be material to the Company's financial position or results of operations.

15. Income Taxes

        The provision for income taxes consists of the following:

	September 30
	2004	2003	2002
Current:
Federal	$4,015	$2,851	$4,345
State	2,470	1,431	1,086

Total current taxes payable	6,485	4,282	5,431
Net deferred tax expense (benefit)	1,938	180	(4,705)

Income tax provision	$8,423	$4,462	$726

        The Company paid income taxes of $9,464, $2,792 and $6,315 during the years ended September 30, 2004, 2003, and 2002, respectively.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at September 30 are as follows:

	September 30
	2004	2003
Gross deferred tax assets:
Amortization of goodwill and intangible assets	$—	$481
Deferred compensation	2,247	1,548
Interest rate swap agreements	137	—
Accrued workers' compensation	3,505	2,386
Accrued payroll and related costs	—	373
Net operating loss carryforwards	3,413	1,608
Other accrued liabilities	872	1,341
Allowance for bad debts	1,483	843
Capital loss carryforward	97	—
Other	114	114

	11,868	8,694
Valuation reserve	(3,665)	(1,763)

Deferred tax assets	8,203	6,931
Deferred tax liabilities:
Depreciation and amortization	(9,645)	(7,186)
Amortization of goodwill and intangible assets	(574)	—
Accrued payroll & related costs	(40)	—

Net deferred tax (liabilities) assets	$(2,056)	$(255)

        FAS 109 requires a valuation allowance to reduce the deferred tax assets recorded if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $3,665 and $1,763 valuation allowance at September 30, 2004 and 2003, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The valuation allowance relates primarily to certain state net operating loss carryforwards. At September 30, 2004 and 2003, the Company has net operating loss carryforwards of approximately $62,000 and $26,000, respectively, for state income tax purposes, which expire from 2006 through 2009.

        The following is a reconciliation between the statutory and effective income tax rates:

	September 30
	2004	2003	2002
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	10.0	8.2	6.9
Other nondeductible expenses	1.0	0.9	3.7
Credits	(0.3)	—	—
Change in rate on cumulative temporary items	—	(1.3)	(3.7)
Other	(0.5)	0.1	(1.9)

Effective tax rate	45.2%	42.9%	40.0%

16. Segment Information

        The Company provides home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and persons with acquired brain injury. The Company operates its business in three operating divisions: an Eastern Division, a Central Division and a Western Division. For the reasons discussed below, the Company's operating divisions are aggregated to represent one reportable segment, human services, under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). Accordingly, the accompanying consolidated financial statements reflect the operating results of the Company's reportable segment. The aggregate of the Company's Eastern, Central and Western operating divisions meets the definition of a segment in SFAS 131 as each of the three divisions engages in business activities that earn revenues and incur expenses, its operating results are regularly reviewed by management (comprising the Company's chief operating decision-maker) to assess its performance and make decisions about resources to be allocated to the respective division, and discrete financial information is available in the form of detailed income statements. The Company's three service lines, which comprise mental retardation and other developmental disabilities, at-risk youth and persons with acquired brain injury do not represent operating segments per SFAS 131 as management does not internally evaluate the operating performance or review the results of the service lines to assess performance or make decisions about allocating resources. Net revenues is the only financial information available by service line and, therefore, discrete financial information is not available by service line at the level necessary for management to assess performance or make resource allocation decisions.

        The Company's Eastern, Central and Western operating divisions are combined into one reportable segment in accordance with the criteria outlined in SFAS 131. The aggregation of the three operating divisions is consistent with the objective and basic principles of SFAS 131 because it provides the users of the financial statements with the same information that management uses to internally evaluate the business. Each of the Company's operating divisions provide the same types of services discussed above to similar customer groups, principally individuals. All of the operating divisions have similar economic characteristics, such as similar long-term gross margins. All of the operating divisions follow the same operating procedures and methods in managing their operations, as services are provided in a similar manner. In addition, each operating division operates in a similar regulatory environment, as each operating division has common objectives and regulatory and supervisory responsibilities (e.g., licensing, certification, program standards, regulatory requirements).

        The following table sets forth information about revenue by service line as of September 30:

Service Line Net Revenues

	2004	2003	2002
Mental Retardation/Developmental Disability	$481,700	$274,200	$120,008
At-risk Youth	100,609	90,780	81,208
Acquired Brain Injury	35,075	35,852	33,866
Other	31,109	12,007	6,359

Consolidated Net Revenues	$648,493	$412,839	$241,441

17. Stock Option Plan

        In November 2001, the Board of Directors approved the Company's Stock Option Plan (the 2001 Plan), which provides for the grant of up to 1,282,952 options at September 30, 2004 and 284,063 options at September 30, 2003 to purchase shares of common stock. The 2001 Plan is for directors, officers and key employees of, and certain other individuals who perform services for the Company. The term of each option is ten years from the date of grant. The stock options generally vest ratably over four years. At September 30, 2004 and 2003, 588,202 and 89,063 stock options were available for grant.

        The Board of Directors of the Company has determined the fair value of the Company's common stock in its good faith judgment at each option grant date under the 2001 Plan, using a variety of widely accepted valuation techniques. The valuation considers a number of factors, including the financial and operating performance of the Company, the values of similarly situated companies and the lack of marketability of the Company's common stock.

        In connection with the grant of options to employees under the 2001 Plan through September 30, 2004 and September 30, 2002, the Company recorded deferred compensation of $300 and $108, respectively, for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting purposes of the common stock subject to these options.

        The amount of deferred compensation is included as a reduction of stockholders' equity (deficit) and is being amortized on a straight-line basis over the option vesting periods, which generally are four years. The Company recorded deferred compensation amortization of $26, $49 and $0 for the years ended September 30, 2004, 2003 and 2002, respectively.

        A summary of stock option activity at September 30 is as follows:

	2004		2003		2002
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	189,000	2.79	86,000	$1.00	—	$—
Granted	547,000	7.00	115,000	4.00	88,000	1.00
Canceled or forfeited	(41,250)	5.87	(12,000)	1.50	(2,000)	1.00

Outstanding at end of year	694,750	5.92	189,000	2.79	86,000	1.00

Exercisable at end of year	62,375	2.27	19,000	1.00	—	—

        The following table summarizes information about stock options outstanding at September 30, 2004:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.00	71,750	7.10	$1.00	35,875	$1.00
$4.00	106,000	8.08	4.00	26,500	4.00
$7.00	517,000	9.12	7.00	—	—

	694,750	8.75	5.92	62,375	2.27

18. Subsequent Events

        On November 4, 2004, the Company completed the refinancing of its debt, the redemption of preferred stock and terminated certain deferred compensation plans. The senior credit facilities were amended and restated, and as so amended and restated, consist of an $80,000 revolving credit facility and a $175,000 term loan B facility. These obligations currently incur interest at a rate of LIBOR plus 3.25%, are guaranteed by the Company and its subsidiaries, are secured by substantially all of the Company's assets and are subject to customary covenants. The revolving credit facility terminates in 2010. The term loan B facility has a term of seven years and amortizes one percent per year (paid quarterly) for the first six years, with the remaining balance due in the seventh year. Additional amortization payments are required equal to fifty percent of excess cash flow. Also, the Company issued $150,000 of senior unsecured notes in a private offering. Simultaneously with the offering, the Company entered into a registration rights agreement pursuant to which the Company agreed to file a registration statement with the SEC within 360 days of November 4, 2004. These notes have an eight-year term, no amortization, a coupon rate of 9 5/8% due biannually and are subject to the customary covenants. Finally, as indicated in Note 10, the Company redeemed all outstanding preferred stock and accrued dividends.

        As a consequence of this refinancing, the Company may be in breach of the terms of the Magellan Seller Note. Although the Company was amenable to retiring the note with proceeds from the refinancing, it did not because it had claims and potential claims outstanding against Magellan that the note was the sole security for. From the proceeds of the refinancing, the Company deposited $12,000 in a restricted account to collateralize its liability to Magellan until the pending claims can be resolved.

19. Valuation and Qualifying Accounts

        The following table summarizes information about the allowances for doubtful accounts and sales allowances for the years ended September 30, 2004, 2003 and 2002:

	Balance at Beginning of Period	Provision	Write-offs	Balance at End of Period
Year ended September 30, 2004	$2,317	$6,114	$(5,163)	$3,268
Year ended September 30, 2003	1,541	1,762	(986)	2,317
Year ended September 30, 2002	2,748	(232)	(975)	1,541

REM, Inc. and Affiliates

Unaudited Combined Financial Statements

For the three months ended March 31, 2003 and March 31, 2002

REM, Inc. and Affiliates

COMBINED BALANCE SHEETS

March 31,

(Unaudited)

	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,077,743	$3,078,796
Accounts receivable, net of allowance	30,901,072	36,397,705
Current portion of notes receivable	2,018	6,647
Due from related parties	15,158	—
Inventories	50,649	92,314
Prepaid expenses	2,075,112	1,912,149

Total current assets	38,121,752	41,487,611
INVESTMENTS	—	582,655
PROPERTY AND EQUIPMENT
Land	1,921,568	1,946,929
Land improvements	2,009,318	1,934,886
Buildings	56,265,049	54,899,994
Building improvements	9,377,874	8,946,136
Leasehold improvements	1,545,032	1,475,993
Furniture and equipment	22,798,663	21,387,600
Vehicles	11,527,488	10,750,236

	105,444,992	101,341,774
Less accumulated depreciation	46,197,382	42,218,206

	59,247,610	59,123,568
OTHER ASSETS
Goodwill, net	6,600,194	8,167,221
Noncompete agreements, net	—	120,417
Computer software, net	1,633,623	2,420,066
Deferred loan costs, net	369,324	460,820
Notes receivable, net of current portion	—	3,614,500
Other	1,428	519,109

	8,604,569	15,302,133

	$105,973,931	$116,495,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable to bank	$—	$9,067,000
Current maturities of long-term obligations	2,911,794	3,874,298
Accounts payable	5,209,115	6,161,865
Due to third-party payor	1,307,213	1,000,206
Due to related parties	—	107,224
Accrued liabilities
Compensation	9,120,625	8,829,961
Payroll taxes	4,028,864	3,820,851
Real estate taxes	1,124,832	1,060,734
Interest	3,264	4,369
Retirement benefits	—	1,438,457
Income taxes	11,363	2,160

Total current liabilities	23,717,070	35,367,125
LONG-TERM OBLIGATIONS, net of current maturities	44,830,544	49,038,153
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY
Common stock	35,036	36,136
Additional paid-in capital	5,532,065	4,750,131
Retained earnings	31,859,216	27,267,942
Unrealized gain on investment securities available-for-sale	—	36,480

	37,426,317	32,090,689

	$105,973,931	$116,495,967

REM, Inc. and Affiliates

COMBINED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

Three months ended March 31,

(Unaudited)

	2003	2002
Revenue
Program revenue	$74,888,121	$72,975,140
Furniture and appliance sales	225,808	300,425
Accounting fees	3,168	3,960
Rental income	53,634	52,192
Interest and dividends	92	61,616
Gain on sale of property and equipment	542,194	28,882
Office services revenue	16,811	14,826
Other	150,992	8,793

	75,880,820	73,445,834
Expenses
Salaries and wages	45,906,546	44,510,821
Payroll taxes	4,273,453	3,954,873
Employee insurance	4,472,674	4,149,802
Retirement benefits	—	1,429,857
Program supplies and expense	2,799,032	2,463,297
Day service expense	765,463	801,874
Provider assessments	471,434	435,491
Food service	1,884,911	1,773,618
Vehicle expense	1,270,146	1,107,467
Office supplies and postage	676,980	674,066
Telephone	486,678	492,580
Travel	30,268	60,107
Dues and subscriptions	74,177	143,025
Professional fees	1,012,450	340,771
Meeting expense	21,234	32,529
Advertising	178,971	230,795
Licenses and permits	25,304	67,787
Cost of furniture and appliance sales	173,688	240,307
Insurance	622,650	286,067
Maintenance supplies and expense	1,405,403	1,306,144
Utilities	956,332	772,143
Real estate taxes	288,327	290,252
Rent	1,935,879	1,826,046
Depreciation	1,933,802	1,863,412
Amortization	353,393	281,616
Interest	650,179	944,822
State office	20,230	11,254

	72,689,604	70,490,823

Earnings before income taxes	3,191,216	2,955,011
Income taxes	55,180	87,721

NET EARNINGS	3,136,036	2,867,290
Retained earnings at beginning of year	28,723,180	24,400,652

Retained earnings at end of year	$31,859,216	$27,267,942

REM, Inc. and Affiliates

STATEMENTS OF CASH FLOWS

Three months ended March 31,

(Unaudited)

	2003	2002
Cash flows from operating activities:
Cash received for services	$79,830,887	$72,506,964
Cash paid to suppliers and employees	(70,605,566)	(66,443,604)
Interest and dividends received	92	61,616
Interest paid	(651,250)	(945,237)
Income taxes paid	(168,167)	(114,171)

Net cash provided by operating activities	8,405,996	5,065,568
Cash flows from investing activities:
Acquisition of property and equipment	(1,435,754)	(2,227,424)
Proceeds from sale of property and equipment	1,758,232	41,023
Net proceeds from sale of available-for-sale investments	—	42,583
Net increase in computer software	(6,095)	(339,331)
Net (increase) decrease in deferred loan costs	6,323	(6,222)
Net decrease in notes receivable	—	26,990
Net decrease in other assets	50,668	206,676

Net cash provided by (used in) investing activities	373,374	(2,255,705)
Cash flows from financing activities:
Net payments on notes payable	(4,491,000)	(1,424,000)
Proceeds from long-term obligations	—	669,945
Payments on long-term obligations	(2,583,978)	(1,173,411)
Capital contributions	706,834	—
Net payments from affiliates	233,912	45,142

Net cash used in financing activities	(6,134,232)	(1,882,324)

NET INCREASE IN CASH	2,645,138	927,539
Cash at beginning of year	2,432,605	2,151,257

Cash at end of year	$5,077,743	$3,078,796

Reconciliation of net earnings to net cash from operating activities:
Net earnings	$3,136,036	$2,867,290
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,287,195	2,145,028
Allowance for doubtful accounts	2,400,000	—
Gain on sale of property and equipment	(542,194)	(28,882)
Change in current assets and liabilities:
Accounts receivable	1,519,726	(925,947)
Notes receivable	629	—
Inventories	17,873	8,729
Prepaid expenses	(206,591)	(1,192,950)
Accounts payable	13,324	1,606,660
Accrued liabilities	(220,002)	585,640

Net cash provided by operating activities	$8,405,996	$5,065,568

REM, Inc. and Affiliates

NOTES TO COMBINED FINANCIAL STATEMENTS

March 31, 2003 and 2002

(Unaudited)

Note 1. Basis of Presentation

        REM, Inc. and Affiliates (the "Companies") provide a variety of services and programs for persons with developmental disabilities, in-home health services, and management services to others in similar fields. The primary business is the operation of group homes and intermediate care facilities for people with mental retardation. One of the Companies operates as a distributor of furniture and equipment to the related Companies and others in similar fields. The Companies operate throughout the United States.

Principles of Combination

        The combined financial statements of REM, Inc. and Affiliates combine the accounts of fifty-three companies that are related through common ownership. Significant intercompany accounts and transactions have been eliminated.

        There are several other companies related through common ownership that have not been included in the combined financial statements due to the unrelated nature of their business.

Note 2. Notes Payable

        Notes payable consist of a bank line of credit that will expire on June 15, 2003. The amount available to the Companies under the line was $21,000,000 at March 31, 2003. Interest is at the bank's base rate with an effective rate of 4.25% at March 31, 2003. As of March 31, 2002, interest was at the bank's base rate less 0.25% with an effective rate of 4.5%.

        The credit agreement also provides for a $4,000,000 letter of credit line that will expire on June 15, 2003. Letters of credit issued reduce the amount available under the line of credit. The Companies had no outstanding letters of credit at March 31, 2003 and 2002.

        The borrowings are collateralized by certain assets, as defined in the security agreements, of the Companies, joint and severally guaranteed by certain Companies and guaranteed by the shareholders of certain Companies. The terms of certain of the Companies' credit agreements require that the Companies meet certain financial covenants on a combined basis such as minimum levels of debt coverage and maximum levels of senior funded debt.

Note 3. Long-Term Obligations

        Long-term obligations consist of the following at March 31:

	2003	2002
Notes payable to a bank under credit agreements; interest at 4.25% to 8.48% at March 31, 2003 and 4.75% to 8.48% at March 31, 2002; at various times during the term of the loans the interest rate will be adjusted; principal and interest payable monthly through December 2010; collateralized by property; guaranteed by certain shareholders of the Companies	$45,395,852	$46,703,143
Notes payable to a leasing company; interest at 6.99% to 8.24% at March 31, 2002	—	1,309,009
Notes payable to a financial institution; interest at 7.13% to 8.65% at March 31, 2002	—	749,074
Notes payable to a financial institution; interest at 6.63% at March 31, 2003 and 2002; principal and interest payable monthly through April 2006; collateralized by property	214,036	836,686
Various notes payable; interest at 0% to 9.75% at March 31, 2003 and 0% to 11.50% at March 31, 2002; certain notes are collateralized by property and equipment	2,132,450	3,314,539

	47,742,338	52,912,451
Less current maturities	2,911,794	3,874,298

	$44,830,544	$49,038,153

Note 4. Contingencies

Regulation

        State and county program activities are subject to financial and compliance regulations. To the extent any expenditures are disallowed or other compliance features are not met by the Companies, a liability could result. The Companies are subject to adjustments to the per diem rates in various states based on desk and field audits conducted by state agencies.

        The Companies have recorded a liability for the potential outcomes of these matters as "due to third-party payors." While the ultimate outcome is unknown, management believes the final resolution of the rate adjustments will not exceed the estimate recorded.

Legal Proceedings

        The state of West Virginia has asserted a claim that one of the Companies owes approximately $2,000,000 for unpaid severance and business privilege taxes on behavioral health services for the period 1998 to 2001. While management believes this claim is without merit, they are unable to predict the likelihood of outcome of potential liability that may arise from this matter.

        The Companies are subject to other legal proceedings in the normal course of business. Management believes that these proceedings will not have a material adverse effect on the combined financial statements.

Note 5. Stock Purchase Agreement

        On January 28, 2003, the shareholders of the Companies entered into a stock purchase agreement with a third party to sell all of the outstanding capital stock of the Companies for cash and other consideration. The transaction closed on May 1, 2003.

NATIONAL MENTOR, INC.
a direct subsidiary of
NATIONAL MENTOR HOLDINGS, INC.

Offer to Exchange

$150,000,000 of
9 5/8% Senior Subordinated Notes due 2012, Series B

for any and all outstanding

$150,000,000 of
9 5/8% Senior Subordinated Notes due 2012

PROSPECTUS

November 10, 2005

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TABLE OF CONTENTS
MARKET, RANKING AND OTHER DATA
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SENIOR CREDIT FACILITIES
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
National Mentor Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
National Mentor Holdings, Inc. Condensed Consolidated Income Statements (In thousands) (Unaudited)
National Mentor Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)
National Mentor Holdings, Inc. Notes to Condensed Consolidated Financial Statements (Amounts in thousands) June 30, 2005 (Unaudited)
Report of Independent Registered Public Accounting Firm
National Mentor Holdings, Inc. Consolidated Balance Sheets
National Mentor Holdings, Inc. Consolidated Income Statements
National Mentor Holdings, Inc. Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity (Deficit) (Amounts in thousands, except share amounts)
National Mentor Holdings, Inc. Consolidated Statements of Cash Flows
National Mentor Holdings, Inc. Notes to Consolidated Financial Statements (Amounts in thousands, except share and per share amounts) September 30, 2004
REM, Inc. and Affiliates Unaudited Combined Financial Statements For the three months ended March 31, 2003 and March 31, 2002
REM, Inc. and Affiliates COMBINED BALANCE SHEETS March 31, (Unaudited)
REM, Inc. and Affiliates COMBINED STATEMENTS OF EARNINGS AND RETAINED EARNINGS Three months ended March 31, (Unaudited)
REM, Inc. and Affiliates STATEMENTS OF CASH FLOWS Three months ended March 31, (Unaudited)
REM, Inc. and Affiliates NOTES TO COMBINED FINANCIAL STATEMENTS March 31, 2003 and 2002 (Unaudited)